Exhibit 10.1

CONSTRUCTION LOAN AGREEMENT

By and among

GGT OXFORD VENTURE MD, LLC, as Borrower (“Borrower”)

and

SANTANDER BANK, N.A., as Agent (“Agent”),

and any other Lenders, if any, which may become parties to this Construction Loan Agreement

(with Santander Bank, “Lenders”)

$35,916,862.00 CONSTRUCTION LOAN

FOR PROJECT LOCATED ON COCA COLA DRIVE, HOWARD COUNTY, MARYLAND

June 26, 2014

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6.5 Certificate	37
6.6 Indemnification	37
6.7 Charges Against Loan Checking Account	38

7. COLLATERAL SECURITY AND GUARANTY	38

8. REPRESENTATIONS, WARRANTIES AND COVENANTS	38

8.1 Organization; Authority, Etc.	38
8.2 Title Assets	39
8.3 Financial Statements	39
8.4 No Material Changes, Etc.	39
8.5 Franchises, Patents, Copyrights, Etc.	39
8.6 Litigation	40
8.7 No Materially Adverse Contracts, Etc.	40
8.8 Compliance With Other Instruments, Laws, Etc.	40
8.9 Tax Status	40
8.10 No Event of Default	41
8.11 Setoff, Etc.	41
8.12 Certain Transactions	41
8.13 Subsidiaries	41
8.14 Partners, Beneficiaries, Etc.	41
8.15 ERISA Plan	41
8.16 Intentionally Omitted	41
8.17 Access	41
8.18 Condition of Project	42
8.19 Compliance with Requirements	42
8.20 Project Approvals	42
8.21 Construction-Related Contracts	42
8.22 Other Contracts	43
8.23 Violations	43
8.24 Plans and Specifications	43
8.25 Project Budget	43
8.26 Effect of Draw Request	43
8.27 Anti-Terrorism	44
8.28 Tax Shelter Regulations	44
8.29 Property Agreements	44

9. AFFIRMATIVE COVENANTS OF BORROWER	44

9.1 Punctual Payment	45
9.2 Commencement, Pursuit and Completion of Construction	45
9.3 Correction of Defects	45
9.4 Records and Accounts	45
9.5 Financial Statements, Certificates and Information	45
9.6 Insurance; Bonds	47
9.7 Liens and Other Charges	47

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9.8 Inspection of Project and Books, Appraisals	47
9.9 Compliance with Laws, Contracts, Licenses, and Permits	48
9.10 Use of Proceeds	48
9.11 Project Costs	48
9.12 Insufficiency of Loan Proceeds	49
9.13 Leasing Matters	49
9.14 Laborers, Subcontractors and Materialmen	49
9.15 Further Assurance of Title	50
9.16 Zoning	50
9.17 Publicity	50
9.18 Sign Regarding Construction Financing	50
9.19 Further Assurances	50
9.20 Interest Rate Protection	51
9.21 Notices	51
9.22 Restricted Cash Management	52
9.23 Accounts	52
9.24 Debt Yield	52
9.25 Debt Service Coverage Ratio	53

10. NEGATIVE COVENANTS OF BORROWER	53

10.1 Restriction on Change Orders	53
10.2 Restrictions on Easements, Covenants and Restrictions	53
10.3 No Amendments, Terminations or Waivers	54
10.4 Restrictions on Indebtedness	55
10.5 Restrictions on Liens, Etc.	56
10.6 Restrictions on Loans and Investments	56
10.7 Merger, Consolidation, Conversion, Business Operations, and Ownership and Disposition of Assets	56
10.8 Sale and Leaseback	57
10.9 Distributions	57
10.10 Mezzanine Debt	57
10.11 Other Negative Covenants	57
10.12 Right to Contest	57

11. Intentionally Omitted	58

12. CONDITIONS TO CLOSING	58

12.1 Loan Documents	58
12.2 Construction-Related Contracts	58
12.3 Subcontracts	58
12.4 Other Contracts	58
12.5 Intentionally Omitted	58
12.6 Certified Copies of Organization Documents	59
12.7 Resolutions	59
12.8 Incumbency Certificate; Authorized Signers	59

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12.9 Validity of Liens	59
12.10 Intentionally Omitted	59
12.11 Deliveries	59
12.12 Intentionally Omitted	60
12.13 Legal and Other Opinions	60
12.14 Lien Search	60
12.15 Notices	60
12.16 Appraisal	61
12.17 Commitment Fee	61
12.18 Performance; No Default	61
12.19 Representations and Warranties	61
12.20 Proceedings and Documents	61
12.21 Waiver	61

13. CONDITIONS OF INITIAL AND SUBSEQUENT ADVANCES	61

13.1 Prior Conditions Satisfied	61
13.2 Performance; No Default	62
13.3 Representations and Warranties	62
13.4 No Damage	62
13.5 Construction Inspector Report	62
13.6 Receipt of Agent	62
13.7 Mechanic’s lien laws	63
13.8 Release of Retainage	64
13.9 Waiver	65

14. EVENTS OF DEFAULT AND REMEDIES	65

14.1 Events of Default	65
14.2 Termination of Advances and Acceleration	68
14.3 Completion of Project	69
14.4 Other Remedies	70
14.5 Power of Attorney	71
14.6 Waivers	71

15. SETOFF	71

16. EXPENSES	71

17. INDEMNIFICATION	72

18. LIABILITY OF AGENT AND LENDERS	73

19. RIGHTS OF THIRD PARTIES	73

20. SURVIVAL OF COVENANTS, ETC.	73

21. USURY	74

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22. RELATIONSHIP	74

23. AGENT AND THE LENDERS	74

23.1 Rights, Duties and Immunities of Agent	74
23.2 Respecting Loans and Payments	78
23.3 Assignment and Participation	81
23.4 Administrative Matters	85

24. NOTICES	86

25. GOVERNING LAW	87

26. CONSENT TO JURISDICTION; WAIVERS	88

27. HEADINGS	89

28. COUNTERPARTS	89

29. ENTIRE AGREEMENT, ETC.	89

30. CONSENTS, AMENDMENTS, WAIVERS, ETC.	89

31. REPLACEMENT DOCUMENTS	90

32. TAX SHELTER REGULATIONS	90

33. TIME OF THE ESSENCE	90

34. SEVERABILITY	90

35. CONFLICTING PROVISIONS	91

36. AUTHORIZED REPRESENTATIVES	91

37. RELEASE OF CERTAIN COLLATERAL	91

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EXHIBITS

A -	Construction Schedule

B -	Disbursement Schedule

C -	Project Budget

D -	Borrower’s Requisition

E -	Contractor’s Requisition Certificate

F -	Lenders’ Commitment

G -	Form of Assignment and Acceptance

H -	Form of Note

I -	Compliance Certificate

J -	Authorized Representatives

K -	Property Agreements

L -	Major Construction Contracts

M -	Plans and Specifications

N -	Form of Assignment of Management Agreement

O -	Reconveyance Parcel

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SCHEDULES

8.12	-	Certain Transactions

8.14	-	Partners, Beneficiaries, Etc.

8.20	-	Project Approvals

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CONSTRUCTION LOAN AGREEMENT

This CONSTRUCTION LOAN AGREEMENT is made as of the 26th day of June, 2014, by and among GGT OXFORD VENTURE MD, LLC, a Delaware limited liability company (“Borrower”), having its principal place of business at 450 South Orange Avenue, Orlando, Florida 32801, and SANTANDER BANK, N.A., a national banking association (“Santander”), having a place of business at 45 East 53rd Street, New York, New York 10022, the other lending institutions which are and may hereafter become parties to this Agreement pursuant to Section 23.3 (Santander and such other lending institutions, collectively, “Lenders”), and SANTANDER BANK, N.A., as agent for itself and such other Lenders (“Agent”).

Borrower desires that Lenders extend credit as provided herein, and Lenders are prepared to extend such credit on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained, Borrower, Agent and Lenders hereby agree as follows:

1.     DEFINITIONS AND RULES OF INTERPRETATION.

1.1     Definitions.

The following terms as used in this Agreement, any Exhibit hereto, or in any other Loan Document (unless otherwise defined therein) shall have the meanings set forth in this Section 1:

Accounts. Shall mean the Loan Checking Account, Operating Account, and the Restricted Cash Management Account.

Additional Interest. Shall mean any and all amounts which may become due and payable by Borrower in accordance with the terms and provisions of any Agent/Lender Hedging Agreement which is secured by the Deed of Trust.

Adjusted LIBOR. Shall mean for each Interest Period the rate per annum obtained by dividing (i) the LIBOR for such Interest Period, by (ii) a percentage equal to one hundred percent (100%) minus the maximum reserve percentage applicable during such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirements (including, without limitation, any basic, supplemental, marginal and emergency reserve requirements) for Agent (or of any subsequent holder of a Note which is subject to such reserve requirements) in respect of liabilities or assets consisting of or including Eurocurrency liabilities (as such term is defined in Regulation D of the Board of Governors of the Federal Reserve System) having a term equal to the Interest Period.

Advance. Any disbursement of the proceeds of the Loan made or to be made by Lenders pursuant to the terms of this Agreement.

Agent. Has the meaning given that term in the preamble to this Agreement.

Affiliate.   Shall mean with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified

Agent/Lender Hedging Agreement.   Shall mean, collectively, each Hedging Agreement (if any) in which any of Agent or any Affiliate of Agent is the counterparty, and as to Agent only for so long as such counterparty remains Agent or a Lender or an Affiliate thereof.

Agreement.   This Construction Loan Agreement, including the Schedules and Exhibits hereto.

Appraisal.   An appraisal which is compliant with the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, prepared by an appraiser selected by Agent, who shall be: (i) an MAI member with not less than ten (10) years’ experience appraising properties of a similar type to the Project in the general geographical area of the Project, and (ii) otherwise qualified pursuant to provisions of applicable laws and regulations under and pursuant to which Agent operates.

Appraised Value.   The market value of the Project on an “As Is” basis determined by the most recent Appraisal obtained pursuant hereto, as such may be reviewed and adjusted reasonably by Agent.

Architect.   Shall mean Housing Studio, or any other Person engaged by Borrower to provide architectural services for any portion of the Project.

Architect’s Contract.   Shall mean that certain Agreement dated July 19, 2013, and any other contract between Borrower and the Architect, providing for the design of the Improvements and the supervision of the construction thereof.

Assignment of Hedging Agreement.   The Collateral Assignment of Hedging Agreement dated as of the Closing Date made by Borrower in favor of Agent for the benefit of Lenders, as the same may be amended, restated, supplemented or otherwise modified from time to time.

Assignment of Development Agreement.   The Collateral Assignment of Development Agreement dated as of the Closing Date made by and among Borrower, Agent for the benefit of Lenders, and Developer, as the same may be amended, restated, supplemented or otherwise modified from time to time.

Assignment of Leases and Rents.   The Collateral Assignment of Leases and Rents dated as of the Closing Date, made by Borrower in favor of Agent for the benefit of Lenders, as the same may be amended, restated, supplemented or otherwise modified from time to time.

Assignment of Management Agreement.   The Collateral Assignment of Property Management Agreement by and among Borrower, Agent for the benefit of Lenders and the Management Company, as the same may be amended, restated, supplemented or otherwise modified from time to time, to be entered into concurrently with the execution of the Management Contract, which shall be substantially in the form of Exhibit N attached hereto and made a part hereof.

Assignment of Project Documents.   The Assignment of Project Documents dated as of the Closing Date, made by Borrower in favor of Agent for the benefit of Lenders, as the same may be amended, restated, supplemented or otherwise modified from time to time.

Authorized Representatives.   Has the meaning set forth in Section 36 herein.

Banking Day.   Shall mean with respect to LIBOR, a London Banking Day and with respect to all advances, any day other than a day on which commercial banks in New York are required or permitted by law to close.

Borrower.   Shall have the meaning given that term in the preamble to this Agreement.

Borrower’s Requisition.   Has the meaning set forth in Section 3.1 herein.

Business Day.   Shall mean any day of the year on which offices of Santander Bank are not required or authorized by law to be closed for business in New York City, New York.

Cash Flow Sweep Period Release Event.   Shall have the meaning assigned to such term in Section 9.24.

Cash Flow Sweep Trigger Event.   Shall have the meaning assigned to such term in Section 9.24.

Cash Management Agreement.   Shall mean that certain Cash Management Agreement dated the date hereof by and between Borrower, Property Manager and Lender.

Closing Date.   The date of this Agreement.

CNL.   Shall have the meaning assigned to such term in the definition of “Permitted Transfers” herein.

Code.   The Internal Revenue Code of 1986 and the regulations thereunder, all as amended and in effect from time to time.

Code Compliance Changes.   Has the meaning set forth in Section 10.3 herein.

Collateral.   All of the property, rights and interests of Borrower that are or are intended to be subject to the security interests, assignments, and mortgage liens created by the Security Documents, including, without limitation, the Project.

Commitment.   Shall mean, with respect to each Lender, the amount set forth on Exhibit F hereto as the amount of such Lender’s commitment to make advances to Borrower, as may be amended from time to time by Agent as provided in Section 23.3.

Commitment Percentage.   Shall mean, with respect to each Lender, the percentage set forth on Exhibit F hereto as such Lender’s percentage of the aggregate Commitments of all of Lenders, as may be amended from time to time by Agent as provided in Section 23.3.

Commitment Fee.   Shall have the meaning set forth in Section 6(a) herein.

Completion Date.   Means [30 months from closing date], as may be extended by Force Majeure.

Construction Contract.   Any contract between Borrower and any Contractor, providing for the construction of any portion of the Improvements.

Construction Schedule.   The schedule of the estimated dates of commencement and completion of construction of the Improvements, approved by Agent and attached hereto as Exhibit A.

Construction Inspector.   At Agent’s option, either an officer or employee of Agent or consulting architects, engineers or inspectors appointed by Agent from time to time.

Construction-Related Contracts.   Any Architect Contract, any Construction Contract, and any other contract entered into hereafter by Borrower relating to the construction, design or engineering of the Improvements.

Contingency Reserve.   The amount(s) allocated as contingency reserve(s) in the Project Budget, to be advanced only in accordance with the provisions of Section 2.6 hereof.

Contractor.   Any Person engaged by Borrower to provide contractor and/or construction services for any portion of the Project. A party that only supplies materials to be incorporated into the Project, but does not provide any labor or construction services in connection therewith, shall not be considered a “Contractor” for the purposes of this Agreement.

Controlling Interest.   Means, with respect to any Person, the possession, directly or indirectly, of the at least 51% of the direct or indirect ownership interests in such Person and the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise; “Controls”, “Controlling”, and “Controlled” have meanings correlative thereto.

Debt Service Coverage Ratio.   Shall mean the ratio for the applicable calculation period of: (A) Net Operating Income to (B) actual payments of principal and interest due and payable under the Loan.

Debt Yield.   Shall mean, as of each date of determination, the percentage obtained by dividing (i) the Net Operating Income derived from the Project for the period of calculation by (ii) the outstanding principal balance of the Loan and any unfunded portion thereof, to the extent available for funding hereunder.

Deed of Trust.   The Deed of Trust, Security Agreement and Fixture Filing dated as of the Closing Date, made by Borrower in favor of Agent for the benefit of Lenders, and as the same may be amended, restated, supplemented or otherwise modified from time to time.

Default.   A condition or event which would, with either the giving of notice or lapse of time or both, constitute an Event of Default.

Default Rate.   Has the meaning set forth in Section 4.7 herein.

Delinquent Lender.   Shall have the meaning set forth in Section 23.2(h) herein.

Developer.   Shall mean Woodfield Development Company, LLC, a Delaware limited liability company.

Development Agreement.   Shall mean that certain Development Agreement between Developer and Borrower dated March 7, 2014, as the same may be amended from time to time.

Direct Costs.   The costs of the Land, the Personal Property, and all labor, materials, fixtures, machinery and equipment required to construct, equip and complete the Improvements in accordance with the Plans and Specifications.

Disbursement Schedule.   The schedule of the amounts of Advances anticipated to be requisitioned by Borrower each month during the term of the construction of the Improvements (including an itemization of Direct Costs and Indirect Costs to be included in each such requisition), approved by Agent and attached hereto as Exhibit B.

Distribution.   The (i) declaration or payment of any dividend, (ii) distribution of cash or other property, (iii) purchase, redemption, or other retirement (directly or indirectly), or (iv) other distribution, in each case, of, on or in respect of any shares of any class of capital stock, partnership interests, or other beneficial or ownership interests of Borrower.

Drawdown Date.   The date on which any Advance is made or is to be made.

Draw Request.   With respect to each Advance, Borrower’s Requisition for such Advance and all other documents required by this Agreement to be furnished to Agent as a condition to such Advance.

Effective LIBOR.   Shall mean the per annum rate equal to the Adjusted LIBOR plus two hundred fifty (250) basis points. Upon Borrower’s satisfaction of the First Reduction Conditions as determined by Agent, the Effective LIBOR shall be reduced to the Adjusted LIBOR plus two hundred twenty-five (225) basis points. Upon Borrower’s satisfaction of the Second Reduction Conditions as determined by Agent, the Effective LIBOR shall be reduced to the Adjusted LIBOR plus two hundred (200) basis points. In either case of reduction as provided above, the Effective LIBOR shall be reset by Agent only for LIBOR Advances initiated, or for the Interest Periods commencing, from and after Agent notifies Borrower in writing, that the either the First Reduction Conditions or the Second Reduction Conditions have been satisfied, and shall not apply to existing LIBOR Advances. During the Extension Period, if applicable, Effective LIBOR shall mean the per annum rate equal to the Adjusted LIBOR plus two hundred (200) basis points.

Eligible Assignee.   Shall mean any of (a) a commercial bank organized under the laws of the United States, or any State thereof or the District of Columbia, and having total assets in excess of $1,000,000,000; (b) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof or the District of Columbia, and having a net worth of at least $100,000,000, calculated in accordance with generally accepted accounting principles; (c) a commercial bank organized under the laws of any other country which is a member of the

Organization for Economic Cooperation and Development (the “OECD”), or a political subdivision of any such country, and having total assets in excess of $1,000,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD; and (d) the central bank of any country which is a member of the OECD.

Eligible Institution.   As specifically defined in the Cash Management Agreement.

Engineer.   Shall mean Fisher, Collins and Carter, Inc., or any other Person engaged by Borrower to provide engineering services for any portion of the Project.

Engineer’s Contract.   Shall mean that certain letter dated September 30, 2013 from Engineer to Woodfield Acquisitions, LLC, outlining scope of work, and that certain Additional Work Agreement dated as of February 1, 2014, by and between Woodfield Acquisitions, LLC and Engineer, and any other contract between Borrower and the Engineer, providing for civil engineering work relating to the Project.

Environmental Laws.   As specifically defined in the Deed of Trust.

Equity Deficiency.   Shall have the meaning set forth in Section 9.12 herein.

ERISA Plan.   Any employee benefit, employee pension, or multiemployer plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended and in effect from time to time.

Event of Default.   Shall have the meaning set forth in Section 14.1.

Extended Maturity Date.   Shall mean June 26, 2019.

Extension Fee.   Has the meaning set forth in Section 5(a)(i) herein.

Extension Period.   Shall mean the period of time commencing on the first day after the Initial Maturity Date, if applicable, through and including the Extended Maturity Date.

FATCA   means Sections 1471-1474 of the Code, any amended or successor provisions that are substantially similar thereto, and any current or future regulations or official interpretations thereof.

Fee Letter.   Shall mean that certain letter dated as of the Closing Date by and between Borrower and Agent.

Financing Statements.   Uniform Commercial Code Financing Statement(s) from the naming Borrower as debtor and Agent as secured party.

First Reduction Conditions.   Shall mean, as of the date of determination, the following conditions:

(i)       no Event of Default shall have occurred and be continuing; and

(ii)       the Improvements have been Substantially Completed.

First Reduction Conditions Certification.   Has the meaning set forth in Section 4.3 herein.

Force Majeure.   Shall mean any labor dispute, fire, unusual delay in transportation or delivery, unavoidable casualty, flood, storm, hurricane, tornado, earthquake, epidemic, civil disturbance, war, terrorism, freight embargo, riot, sabotage (by persons other than Borrower or any of its Affiliates), unusual industry material shortage or any other similar act or condition, in each case only to the extent the event in question is beyond the control of and without the fault or negligence of Borrower or any of its Affiliates, provided that any extension therefor shall not exceed one hundred twenty (120) days in the aggregate.

Foreign Lender   means any Lender that is organized under the laws of a jurisdiction other than the United States of America. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction

Full Completion and Fully Completed.   Shall mean Substantial Completion plus the completion of all Punch List Items and minor items.

General Contract.   Shall mean that certain guaranteed maximum price(“GMP”) Construction Agreement dated June 19, 2014 between Borrower and General Contractor.

General Contractor.   Shall mean Clark Builders Group LLC.

Generally Accepted Accounting Principles.   Shall mean generally accepted accounting principles in the United States of America, as in effect on the date of the preparation and delivery of the financial statements described in Section 9.5 herein and consistently followed, without giving effect to any subsequent changes other than changes consented to in writing by Agent.

Governmental Authority.   The United States of America, the Commonwealth or State in which the Land is located, the city or town in which the Land is located, and any political subdivision, agency, authority, department, commission, board, bureau, or instrumentality of any of them, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body of any of them.

Guarantor.   Singly and collectively, jointly and severally Michael Underwood, Gregory Bonifield, Todd Jacobus and Michael Schwarz.

Guaranty.   Means that certain Unconditional Guaranty dated as of the Closing Date, made by Guarantor in favor of Agent for the benefit of Lenders, as the same may be amended, restated, supplemented or otherwise modified.

Hedging Agreement.   Means any interest rate, foreign currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement which is reasonably approved by Agent.

Improvements.   Certain improvements located on the Land consisting of 248 residential rental units of which 210 are market rate units and 38 are “moderate rate units” (as defined in the Howard County, Maryland “Moderate Income Housing Unit Program,” administered by the Howard County, Maryland Department of Housing and Community Development), collectively comprising 247,330 square feet within four, 4-story buildings, including, without limitation, structures and other improvements, and any and all accessions, additions, replacements, substitutions or alterations thereof or appurtenances thereto, in all instances, such Improvements to be constructed in accordance with the Plans and Specifications and this Agreement.

Indebtedness.   All obligations, contingent and otherwise, that in accordance with Generally Accepted Accounting Principles should be classified upon the obligor’s balance sheet as liabilities, or to which reference should be made by footnotes thereto, including in any event and whether or not so classified: (a) all debt and similar monetary obligations, whether direct or indirect; (b) all liabilities secured by any mortgage, pledge, security interest, lien, charge, or other encumbrance existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed; (c) all liabilities under capitalized leases; and (d) all guaranties, endorsements and other contingent obligations whether direct or indirect in respect of indebtedness of others, including the obligations to reimburse the issuer in respect of any letters of credit.

Indemnity Agreement.   The Environmental Indemnity, dated or to be dated on or prior to the Closing Date, made by Borrower and Guarantor in favor of Agent and Lenders, as the same may be amended, restated, supplemented or otherwise modified.

Indirect Costs.   All title insurance premiums, survey charges, engineering fees, architectural fees, real estate taxes, appraisal costs, commitment fees and interest payable to Lender under the Loan, premiums for insurance, marketing, advertising and leasing costs, brokerage commissions, legal fees, accounting fees, overhead and administrative costs, and all other expenses as shown on the Project Budget which are expenditures relating to the Project and are not Direct Costs.

Initial Advance.   Means the initial Advance of the Loan, to be made upon Borrower’s compliance with the conditions of Section 13 hereof.

Initial Maturity Date.   Means June 26, 2018.

Initial Testing Period.   Has the meaning set forth in Section 9.24 herein.

Interest Period.   Shall mean, (A) with respect to each LIBOR Advance, the period commencing on the date such LIBOR Advance is disbursed (or the last day of the preceding Interest Period for such Advance) and ending on the date one (1), month thereafter. The number of days in each Interest Period and the particular day on which each Interest Period ends and the next begins shall be fixed by Agent in accordance with Agent’s generally accepted practice in the applicable Libor interbank market; provided that (i) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next Business Day, unless such extension would carry such Interest Period into the next month, in which event such Interest Period shall end on the preceding Business Day, (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a date for which there is no numerically corresponding day in the calendar month in which such Interest Period end) shall end on the last Business Day of a calendar month, and (iii) any Interest Period for a LIBOR Advance that would otherwise extend beyond the Maturity Date shall end on the Maturity Date; and (B) with respect to each Variable Rate Advance consecutive periods of one (1) day each.

Investments.   All expenditures made and all liabilities incurred (contingently or otherwise) for the acquisition of stock or Indebtedness of, or for loans, advances, capital contributions or transfers of property to, or in respect to any guaranties (or other commitments as described under Indebtedness), or obligations of, any Person.

Land.   The real property located at in Howard County, Maryland on the north side of MD Route 100 with frontage along Coca Cola Drive, and described in Exhibit A to the Deed of Trust.

Land Records.   Shall mean the Land Records of the Clerk of the Circuit Court of Howard County, Maryland.

Leases.   Any and all leases, licenses and agreements, whether written or oral, relating to the use or occupation of space in the Improvements or on the Land by Persons other than Borrower.

Lender.   Shall have the meaning given that term in the preamble to this Agreement.

Letter of Credit.   Shall mean an irrevocable, unconditional, transferable, clean sight draft letter of credit acceptable to Agent (either an evergreen letter of credit or one which does not expire until at least thirty (30) Business Days after the Maturity Date) in favor of Agent for the ratable benefit of the Lenders and entitling Agent to draw thereon in New York, New York, issued by a domestic Eligible Institution or the U.S. agency or branch of a foreign Eligible Institution. If at any time the bank issuing any such Letter of Credit shall cease to be an Eligible Institution, Agent shall have the right upon ten (10) days’ prior notice to Borrower to draw down the same in full and hold the proceeds of such draw unless within such ten (10) day period Borrower has delivered a replacement Letter of Credit meeting the requirements set forth herein issued by an Eligible Institution.

LIBOR.   Shall mean, as applicable to any LIBOR Advance, a rate per annum (rounded upward, if necessary, to the nearest 1/32 of one percent) equal to the composite London Interbank Offered Rate for a period of time comparable to the applicable LIBOR period for such LIBOR Advance which appears on the Reuters Screen LIBOR01 Page (or any successor page) as of 11:00 a.m. London time on the day that is two (2) London Banking Days preceding the first day of such LIBOR period (or if not reported thereon, then as determined by Agent from another recognized source or interbank quotation). In the event that the Board of Governors of the Federal Reserve System shall impose a Reserve Percentage with respect to LIBOR deposits of Agent, then for any period during which such Reserve Percentage shall apply, LIBOR shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage.

LIBOR Advance.   Shall mean, any advance hereunder (or any portion of the outstanding principal balance hereof) that the parties have agreed shall bear interest at a rate which refers to LIBOR.

Libor Lending Office.   Shall mean as to Santander Bank, its office in New York, New York, or such other office as Santander Bank may from time to time specify in writing to Borrower, and as to any other Lender, such office as such Lender may from time to time specify in writing to Borrower as its Libor Lending Office.

Liquidation Proceeds.   Amounts received by Agent and/or Lenders in the exercise of the rights and remedies under the Loan Documents (including, but not limited to, all rents, profits and other proceeds received by Agent and/or Lenders from the operation of the Project or the liquidation of any Collateral, but not including any amount bid at a foreclosure sale or on behalf of Agent or otherwise credited to Borrower in, any deed-in-lieu of foreclosure or similar transaction).

LLC Agreement.   Shall have the meaning assigned to such term in the definition of “Permitted Transfers” herein.

Loan.   The loan or any portion thereof which is the subject of this Agreement.

Loan Amount.   $35,916,862.

Loan Checking Account.   Has the meaning set forth in Section 3.3 herein.

Loan Documents.   This Agreement, the Note, the Indemnity Agreement, the Guaranty, Cash Management Agreement, any Hedging Agreements, the Fee Letter, and the Security Documents, and all other agreements, documents and instruments now or hereafter evidencing, securing or otherwise relating to the Loan.

Loan To Value Ratio or LTV Ratio.   Shall mean the ratio obtained by dividing: (i) the outstanding principal balance of the Loan, by (ii) the Appraised Value, expressed as a percentage.

London Banking Day.   Shall mean, with respect to LIBOR Advances, any day on which commercial banks are open for international business (including dealings in U.S. ($) deposits) in London, England and New York.

Major Construction Contract.   Any contract, other than the General Contract, between Borrower and any Contractor, providing for the construction of any portion of the Improvements identified on Exhibit L attached hereto.

Management Company.   Buzzuto Management Company, or any Person(s) with whom Borrower has, or will, enter into an agreement to manage the operations of the Project or portion thereof.

Management Contract.   Any contract(s) entered into, or to be entered into, between Borrower and any Management Company, providing for the management of the operation of the Project or portion thereof by the Management Company, together with any renewals or replacements thereof.

Maturity Date.   Shall mean the Initial Maturity Date, or if extended in accordance with Article 5 herein, the Extended Maturity Date.

Minimum Debt Service Coverage Requirement.   Shall have the meaning set forth in Section 9.25 herein.

Minor Field Changes.   Shall have the meaning set forth in Section 10.3 herein.

Net Operating Income.   Shall mean, with respect to the period of calculation, all revenues derived from the Project minus all Operating Expenses. Notwithstanding anything to the contrary contained herein, Net Operating Income shall be calculated assuming (1) actual recurring rental income from tenants in occupancy of their respective portion of the Improvements pursuant to Leases; provided such tenants are not subject to bankruptcy or insolvency proceeding, plus the projected rents from executed Leases, less (2) the greater of actual vacancy or five percent (5%).

Note.   Has the meaning given that term in Section 4.1 herein, together with any extension, renewal, replacement, substitution, or modification thereof.

Obligations.   All indebtedness, obligations and liabilities of Borrower to Agent (including any Obligations pursuant to an Agent/Lender Hedging Agreement) and Lenders existing on the date of this Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Advances or the Note.

Obligor(s).   Borrower and Guarantor.

Operating Account.   Shall mean, that certain account established by Borrower with Agent on or prior to the Closing Date, which account shall be maintained by Borrower for the Project and from which Borrower shall have access to make withdrawals subject to the terms and provisions of this Agreement and the Cash Management Agreement.

Operating Budget.   The operating budget for total estimated Operating Expenses for the Project upon the commencement of the leasing of the Project, which shall submitted by Borrower in accordance with the provisions of Section 9.5, and reasonably approved by Agent.

Operating Expenses.   Shall mean expenditures of all kinds made with respect to the operation of the Project in the normal course of business as shown on the operating budget reasonably approved by Agent and delivered to Agent pursuant to the provisions of Section 9.5 hereof (the “Operating Budget”), including, but not limited to, and without duplication, expenditures for taxes, insurance, repairs, replacements, maintenance, management fees equal to the greater of actual management fees or three and one-half percent (3.50%) of the annual gross revenues from the Project, salaries, advertising expenses, professional fees, wages and utility costs, amounts payable with respect to the Project and reasonable additions to, or creations of, reserves for repairs and replacements in an amount equal to $250 per residential unit per annum and for capital expenditures required to comply with Requirements thereto, but expressly excluding: (a) any debt service on the Loan (including without limitation any payments under any Hedging Agreement), and (b) expenditures made out of reserves previously created. Any expenditures which in accordance with the accrual basis income tax accounting are depreciated or amortized over a period which exceeds one (1) year shall be treated as an expenditure, for the purposes of the foregoing calculations, ratably over the period of depreciation or amortization. Security deposits received and deposited in separate escrow accounts pursuant to applicable Requirements shall not be included as revenue unless and until Borrower becomes entitled to retain the same as a result of a tenant breach, and the repayment of such escrow deposits to tenants shall not be treated as an expense.

Organizational Documents.   For any corporation, partnership, trust, limited liability company, limited liability partnership, unincorporated association, business or other legal entity, the documents pursuant to which such entity has been established or organized, as such documents may be amended from time to time.

Outstanding.   With respect to the Advances or the Loan, the aggregate unpaid principal thereof as of any date of determination.

Party(ies).   Each Obligor and each manager of Borrower or each member authorized to execute documents on behalf of Borrower.

Payment Date.   Has the meaning set forth in Section 6.2(b) herein.

Payment Period Date.   Has the meaning set forth in Section 3.1(d) herein.

Permitted Liens.   Liens, security interests and other encumbrances, permitted by Section 10.5.

Permitted Transfers.   Any sale, transfer or conveyance of any direct or indirect interest in Borrower so long as after giving effect to such sale, transfer, conveyance or pledge, (a) GGT Oxford Holdings, LLC (“CNL”), owns at least, individually or in the aggregate, 51% of the direct membership interests in Borrower and has the power to direct or cause the direction of the management and policies of Borrower, subject to customary “major decision” approval rights of any third party investor in Borrower (it being agreed that CNL’s delegation of such rights to WF Oxford Square, LLC (“WF Oxford”) as the “Operating Member” of Borrower shall not be deemed to be the surrender of such power) and (b) at all times prior to Project Completion, WF Oxford shall continue to be, and to possess all the powers and authority of, the “Operating Member” of Borrower, unless WF Oxford has been terminated as the “Operating Member” of Borrower (pursuant to the Limited Liability Agreement of Borrower in effect as of the date hereof (the “LLC Agreement”) (x) because of fraud, intentional misconduct or gross negligence, or (y) with the prior reasonable consent of Agent, for “cause,” as defined in Section 6.7(a) of the LLC Agreement. If any such sale, transfer or conveyance is of greater than a twenty-five percent (25%) direct or indirect interest in Borrower, such sale, transfer or conveyance shall be subject to each Lender’s “know your customer” requirements. Borrower shall provide Agent with at least ten (10) Business Days prior notice of such Permitted Transfer.

Person.   Any individual, corporation, partnership, trust, unincorporated association, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.

Personal Property.   All materials, furnishings, fixtures, furniture, machinery, equipment and all items of tangible or intangible personal property now or hereafter owned or acquired by Borrower, in which Agent, for the benefit of Lenders has been, or will be granted an interest to secure the Obligations.

Plans and Specifications.   The plans and specifications for the Improvements described on Exhibit M hereto, and any subsequent plans and specifications, required to be delivered in accordance with the terms and conditions of this Agreement, as approved by Agent.

Prime Rate.   Shall mean, the rate per annum from time to time established by Agent as the Prime Rate and made available by Agent at its main office or, in the discretion of Agent, the base, reference or other rate then designated by Agent for general commercial loan reference purposes, it being understood that such rate is a reference rate, not necessarily the lowest, established from time to time, which serves as the basis upon which effective interest rates are calculated for loans making reference thereto.

Project.   Shall mean the Land and the construction of the Improvements thereon.

Project Approvals.   All approvals, consents, waivers, orders, agreements, acknowledgements, authorizations, permits and licenses required under applicable Requirements or under the terms of any restriction, covenant or easement affecting the Project, or otherwise necessary or desirable, for the ownership, acquisition, construction, equipping, use, occupancy and operation of the Project and the Improvements, whether obtained from a Governmental Authority or any other Person including, without limitation, any necessary grading permit, recorded plats, so-called “MIHU Agreement,” site development plans, and building permits.

Project Budget.   The budget for total estimated Project Costs, submitted by Borrower, approved by Agent and the Construction Inspector, and attached hereto as Exhibit C.

Project Completion.   With respect to the construction of the Improvements, the reasonable determination by Agent that (i) Borrower has achieved Full Completion of the Improvements in accordance with the Plans and Specifications and the terms and conditions hereof, and (ii) Borrower has satisfied all of the conditions of Section 13.8 hereof for the release of the Retainage.

Project Costs.   The sum of all Direct Costs and Indirect Costs that will be incurred by Borrower in connection with reimbursing Borrower for the acquisition costs of the Land, all accrued architectural and other construction expenses prior to the date of this Agreement, the construction and completion of the Improvements, all as set forth in the Project Budget.

Property Agreements.   Shall mean those certain agreements entered into by Borrower with Kellogg-CCP, LLC, the Seller of the Land (and/or certain its Affiliates), setting forth certain rights and obligations of the parties derived from and surviving Borrower’s purchase of the Land, as set forth in Exhibit K hereto.

Punch List Items.   Shall mean details of construction, decoration and mechanical and electrical adjustment which in the aggregate are minor in character and do not materially interfere with a tenant’s or occupant’s use or enjoyment of the Improvements.

Record.   Any record, including computer records, maintained by Agent with respect to the balance due under the Loan.

Regulatory Change.   Shall mean the occurrence, after the date of this Agreement, of any of the following which, in each case, affects similarly situated banks or financial institutions generally and is not applicable to a Lender primarily by reason of such Lender’s particular conduct or condition: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration interpretation, implementation or application thereof by any governmental authority or (c) the making or issuance of any request, rule guideline or directive (whether or not having the force of law) by any governmental authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all request, rules guidelines or directives promulgated by the Lender for International Settlements, the Basel Committee on Banking Supervision or any successor or similar authority or the Unites States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted or issued.

Requirements.   Any law, ordinance, code, order, rule or regulation of any Governmental Authority (in each instance relating in any way to the acquisition, ownership, construction, use, occupancy and operation of the Project).

Required Equity Funds.   The amount of $15,392,941, of which $15,392,541 shall be contributed by Borrower as a condition precedent to the closing of the Loan (and which shall include the purchase price of the Land), plus such additional amount as Lender may require from time to time pursuant to Section 9.12 hereof.

Required Lenders.   As of any date, Lenders holding at least sixty-six and two thirds percent (66 2/3%) of the outstanding principal amount of the Note on such date; and if no such principal is outstanding, Lenders whose aggregate Commitments constitute at least sixty-six and two thirds percent (66 2/3%) of the Total Commitment.

Reserve Collateral.   Has the meaning set forth in Section 5(c) herein.

Restricted Cash Management Account.   Has the meaning set forth in Section 9.22 herein.

Retainage.   Has the meaning set forth in Section 2.3 herein.

Second Reduction Conditions.   Shall mean, as of the date of determination, the following conditions:

(i)         each of the First Reduction Conditions have been satisfied and remain satisfied;

(ii)        no Event of Default shall have occurred and be continuing;

(iii)       the Debt Yield is greater than or equal to 8.40% (for the purposes of calculating Debt Yield in connection with the determination of the Second Reduction Conditions, (a) “all revenues from the project” (as set forth in the definition of Net Operating Income) shall mean the monthly gross revenue based on the six month period prior to calculation, annualized and (b) Operating Expenses shall mean those Operating Expenses for the three (3) month period immediately preceding the date of calculation, annualized) with management fees equal to the greater of actual management fees or three and one-quarter percent (3.25%) of the annual gross revenues from the Project; and

(iv)       at least eighty percent (80%) of the residential rental units shall be occupied pursuant to Leases in full force and effect.

Second Reduction Condition Certification.   Has the meaning set forth in Section 4.3 herein.

Security Documents.   The Deed of Trust, the Assignment of Project Documents, the Assignment of Leases and Rents, the Financing Statements, Assignment of Hedging Agreement, the Assignment of Management Agreement, the Assignment of Development Agreement, and the Guaranty, and any other agreement, document or instrument now or hereafter securing the Obligations.

Significant Holders.   Has the meaning set forth in Section 8.27 herein.

Single Purpose Entity   shall mean a corporation, limited partnership or limited liability company which at all times on and after the date hereof, unless otherwise approved in writing by the Agent:

(a)       is organized solely for the purpose of one of the following: (i) acquiring, developing, owning, holding, selling, leasing, transferring, exchanging, managing and operating the Project, entering into this Agreement, refinancing the Project in connection with a permitted repayment of the Loan, and transacting any and all lawful business that is incident, necessary and appropriate to accomplish the foregoing or (ii) acting as the sole member of Borrower;

(b)       is not engaged and will not engage in any business unrelated to (i) the acquisition, development, ownership, management or operation of the Project or (ii) acting as the sole member of Borrower;

(c)       does not have and will not have any assets other than those related to (i) the Project or (ii) its membership interest in Borrower;

(d)       has not engaged, sought or consented to and will not engage in, seek or consent to any dissolution, winding up, liquidation, consolidation, merger, sale of all or substantially all of its assets, transfer of partnership or membership interests in violation of this Agreement (if such entity is a general partner in a limited partnership or a member in a limited liability company), or any amendment of its articles of incorporation, by-laws, limited partnership certificate, limited partnership agreement, articles of organization, certificate of formation or operating agreement (as applicable) with respect to the matters set forth in this definition without the prior written consent of the Agent;

(e)       if such entity is (i) a limited liability company, has articles of organization, a certificate of formation and/or an operating agreement, as applicable, (ii) a limited partnership, has a certificate of limited partnership and limited partnership agreement, or (iii) a corporation, has a certificate of incorporation or articles of incorporation, that in each case provide that such entity shall not, without the consent without the unanimous written consent of all of its partners or members: (A) dissolve, merge, liquidate or consolidate itself or any Person in which it has a direct or indirect legal or beneficial ownership interest; (B) engage in any other business activity or permit any Person in which it has a direct or indirect legal or beneficial ownership interest to engage in any other business activity, in each case except as permitted pursuant to the Loan Documents, (C) file a bankruptcy or insolvency petition or otherwise institute insolvency proceedings with respect to itself or to any other Person in which it has a direct or indirect legal or beneficial ownership interest, or (D) amend its organizational documents with respect to the matters set forth in this definition without the consent of the Agent;

(f)       subject to the cash flow availability from the Project, is and will remain solvent and pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same shall become due, and is maintaining and will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; provided, that the foregoing shall be limited to the extent that the Project generates enough gross revenue which is received by Borrower to pay all liabilities with respect to the Project; provided, however, the foregoing shall not require any member of Borrower to make any additional capital contributions to Borrower;

(g)       has not failed and will not fail to correct any known misunderstanding regarding the separate identity of such entity;

(h)       has maintained and will maintain its accounts, books and records separate from any other Person and will file its own tax returns, except to the extent that it is required to file consolidated tax returns by law;

(i)        has not commingled and will not commingle its funds or assets with those of any other Person;

(j)        has held and will hold its assets in its own name;

(k)       has maintained and will maintain financial statements that properly and accurately show its separate assets and liabilities and do not show the assets or liabilities of any other Person, and has not permitted and will not permit its assets to be listed as assets on the financial statement of any other entity;

(l)        has paid and will pay its own liabilities and expenses, including, but not limited to, the salaries of its own employees (if any), out of its own funds and assets, and has maintained and will maintain a sufficient number of employees in light of its contemplated business operations;

(m)      has observed and will observe all corporate, partnership or limited liability company formalities, as applicable;

(n)       has not incurred and will not incur any debt other than the Loan, other than as permitted by Section 10.4 hereof. No debt other than the Loan may be secured (subordinate or pari passu) by the Project;

(o)       has not and will not assume or guarantee or become obligated for the debts of any other Person or hold out its credit as being available to satisfy the obligations of any other Person except as permitted pursuant to this Agreement;

(p)       has not and will not acquire obligations or securities of its members or shareholders or any other affiliate;

(q)       has allocated and will allocate fairly and reasonably any overhead expenses that are shared with an affiliate, including, but not limited to, paying for shared office space and services performed by any officer or employee of an affiliate;

(r)       maintains and uses and will maintain and use separate invoices and checks bearing its name. The stationary, invoices, and checks utilized by the Single Purpose Entity or utilized to collect its funds or pay its expenses shall bear its own name and shall not bear the name of any other entity unless such entity is clearly designated as being the Single Purpose Entity’s agent;

(s)       except in connection with the Loan, has not pledged and will not pledge its assets for the benefit of any other Person;

(t)       has conducted business, held itself out and identified itself and will conduct business, hold itself out and identify itself as a separate and distinct entity under its own name or in a name franchised or licensed to it by a Person other than an affiliate of Borrower and not as a division or part of any other Person;

(u)       has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(v)       has not made and will not make loans to any Person or hold evidence of indebtedness issued by any other Person (other than cash and securities issued by an entity that is not an affiliate or subject to common ownership with such entity);

(w)       has not entered into or been a party to, and will not enter into or be a party to, any transaction with its partners, members, shareholders or affiliates except as disclosed to Agent in writing and otherwise except in the ordinary course of its business and on terms which are intrinsically fair, commercially reasonable and are no less favorable to it than would be obtained in a comparable arm’s-length transaction with an unrelated third party;

(x)       has not and will not have any obligation to indemnify its partners, officers, directors or members, as the case may be, unless such obligation is fully subordinated to the Obligations; and

(y)       does not and will not have any of its obligations guaranteed by any affiliate (except for the Guaranty and the Indemnity Agreement).

SNDA.   An agreement among Lender, Borrower and a tenant under a commercial Lease pursuant to which, among other things, such tenant agrees to subordinate its rights under the Lease to the lien of the Deed of Trust and agrees to recognize Lender or its successor in interest as landlord under the Lease in the event of a foreclosure under the Deed of Trust .

Stored Materials.   Has the meaning set forth in Section 2.7 herein.

Subcontractor Default Surety Program.   A master insurance program maintained by the General Contractor in lieu of subcontractor payment and performance bonds with a per loss policy limit of $20,000,000 and an annual policy limit of $40,000,000.

Subsidiary.   Any corporation, partnership, association, trust, or other business entity of which the designated parent shall at any time own directly, or indirectly through a Subsidiary or Subsidiaries, at least a majority (by number of votes) of the outstanding voting interests therein.

Substantial Completion and Substantially Completed.   The term “Substantial Completion”, or “Substantially Completed”, as it applies to the Improvements shall mean the date when all work required by the Plans and Specifications and the other Construction-Related Contracts has been completed lien free and materially in accordance with all Requirements (other than Punch List Items and minor items which can be fully completed without material interference with the use of the Improvements, or which because of the season, weather or nature of the items are not practical to do at the time Substantial Completion would otherwise be determined hereunder) and the final certificate of occupancy for the Project (which may be conditioned only on the completion of out-of-season landscaping) and such of the leasable space as is then occupied by any tenants has been issued.

Survey.   An instrument survey of the Land and the Improvements prepared in accordance with Lender’s survey requirements, such survey to be reasonably satisfactory to Agent in form and substance.

Surveyor Certificate.   With respect to any Survey, a certificate executed by the surveyor who prepares such Survey dated as of a recent date and containing such information relating to the Project as Agent or the Title Insurance Company may require, such certificate to be satisfactory to Agent in form and substance.

Taking.   Any condemnation for public use of, or damage by reason of, the action of any Governmental Authority, or any transfer by private sale in lieu thereof, either temporarily or permanently.

Taxes.   Any and all income, stamp, or other taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions, or conditions of any nature now or hereafter imposed, levied, collected, withheld, or assessed by any jurisdiction or any political subdivision thereof or taxing or other authority therein, and any and all interest, penalties, or similar liability with respect thereto.

Termination Date.   The Initial Maturity Date, or the date of the termination of Lender’s obligations to make Advances pursuant to Section 14.2 hereof, whichever date occurs first.

Third Party Consent.   Has the meaning set forth in Section 10.3(a) herein.

Title Insurance Company.   Chicago Title Insurance Company.

Title Policy.   An ALTA standard form title insurance policy issued by the Title Insurance Company (with such reinsurance, if any as Agent may require, any such reinsurance to be with direct access endorsements) in an amount not less than the Loan Amount insuring the priority of the Deed of Trust and that Borrower holds marketable fee simple title to the Project, subject only to such exceptions as Agent reasonably may approve, and shall contain such endorsements and affirmative insurance as Agent in its reasonable discretion may require.

Total Commitment.   The sum of the Commitments of Lenders, as in effect from time to time.

Variable Rate.   Shall mean a per annum rate equal to the sum of the Prime Rate plus one hundred (100) basis points, points. Upon Borrower’s satisfaction of the First Reduction Conditions as determined by Agent, the Variable Rate shall be reduced to the Prime Rate plus Seventy-Five (75) basis points. Upon Borrower’s satisfaction of the Second Reduction Conditions as determined by Agent, the Variable Rate shall be reduced to the Prime Rate plus Twenty-Five (25) basis points. During the Extension Period, if applicable, the Variable Rate shall mean a per annum rate equal to the sum of the Prime Rate plus twenty-five (25) basis points.

Variable Rate Advance.   Shall mean that portion of the outstanding principal balance of the Loan while a Variable Rate is in effect hereunder.

WF Oxford.   Shall have the meaning assigned to such term in the definition of “Permitted Transfers” herein.

1.2     Rules of Interpretation.

(a)      A reference herein, and in any other Loan Document, to any Loan Document, agreement, budget, document or schedule shall include such agreement, budget, document or schedule as revised, amended, modified or supplemented from time to time in accordance with its terms and the terms of this Agreement.

(b)       A reference to any Exhibit hereto shall be deemed to specifically incorporate the terms and provisions of such Exhibit herein.

(c)       The singular includes the plural and the plural includes the singular.

(d)       A reference to any law includes any amendment or modification to such law.

(e)       A reference to any Person includes its permitted successors and permitted assigns.

(f)       Accounting terms not otherwise defined herein have the meaning assigned to them by generally accepted accounting principles applied on a consistent basis by the accounting entity to which they refer.

(g)       The words “approval” and “approved”, as the context so determines, means an approval in writing given to the party seeking approval after full and fair disclosure to the party giving approval of all material facts necessary in order to determine whether approval should be granted.

(h)       Reference to a particular “Section ” or “Section” refers to that section of this Agreement unless otherwise indicated.

2.     AGREEMENT TO MAKE ADVANCES; LIMITATIONS.

2.1     Agreement to Make Advances.

Subject to the terms and conditions of this Agreement, each of the Lenders agrees severally to make a loan to Borrower up to a maximum aggregate principal amount equal to such Lender’s Commitment, and Borrower may borrow from time to time between the Closing Date and the earliest of (x) sixty (60) days prior to Initial Maturity Date or (y) the Termination Date, such amounts as are requested by Borrower up to a maximum aggregate principal amount equal to the Loan Amount to pay for Project Costs actually incurred by Borrower and reflected in the Project Budget as being funded by the Loan. Any advances of proceeds of the Loan shall be made by Lenders pro rata in accordance with each Lender’s Commitment Percentage.

2.2     Project Budget.

The Project Budget reflects the purposes and the amounts for which funds to be advanced by Lenders under this Agreement are to be used. Changes in the Project Budget may be made only in accordance with the following:

(a)       Reductions in line items for Direct Costs may be made and the savings may be reallocated by Borrower to the Contingency Reserve only at such time as Agent and Construction Inspector reasonably concur that either/ or both of the following have occurred: (x) all work covered by a particular Direct Cost line item has been completed satisfactorily and paid for in full, or (y) the guaranteed price for such Direct Cost line item pursuant to the Construction Contract is in an amount which is less than the amount allocated to such Direct Cost line item in the Project Budget and is covered by the Construction Contract.

(b)       Reductions in line items for Indirect Costs may be made, and the savings may be reallocated by Borrower to the Contingency Reserve only at such time as Agent shall reasonably determine based upon a certification of Borrower that either (x) all work covered by a particular Indirect Cost line item has been completed satisfactorily or paid for in full, or (y) the guaranteed price for such Indirect Cost line item pursuant to the applicable Construction Contract is in an amount which is less than the amount allocated to such Indirect Cost line item in the Project Budget.

(c)       No reallocations to the line items in the Project Budget for operating deficits and reserves, in an amount greater than five percent (5%) in the aggregate, of such line item may be made without Agent’s prior written approval in each instance.

(d)       Subject to the provisions of Section 2.6, no reallocations or expenditures shall be made from the Contingency Reserve unless the balance which would remain in the Contingency Reserve after the proposed reallocation or expenditure is made will be adequate for other contingencies given the then existing status of the Project and the Loan, as determined to Agent’s reasonable satisfaction.

(e)       In the event Agent determines, in its sole but reasonable judgment, that an Equity Deficiency exists pursuant to Section 9.12, Agent may, in its sole discretion, reallocate from the Project Budget line item “Developer’s Fee” to any other line item in the

Project Budget an amount that Agent determines is required to bring the Loan back into balance.

(f)     Reallocations of the Project Budget resulting from any change orders permitted under Section 10.3.

(g)     All other line item reductions and reallocations of the Project Budget shall require Agent’s prior written approval.

Agent’s approvals and decisions regarding line item reallocations of the Project Budget and reallocations or expenditures from the Contingency Reserve on the Project Budget shall be made in good faith and not in an arbitrary or capricious manner having due regard for the advice of its Construction Inspector.

2.3     Amount of Advances.

In no event shall Lenders be obligated to advance more than their respective Commitments. In no event shall any Advance for Direct Costs of constructing the Improvements exceed an amount equal to (a) the total cost of the labor, materials, fixtures, machinery and equipment completed, approved and incorporated into the Land or the Improvements prior to the date of the Draw Request for such Advance, less (b) retainage in an amount equal to ten percent (10%) of such total cost (“Retainage”), less (c) the total amount of any Advances previously made by Lender for such Direct Costs. Retainage shall be advanced by Lenders to Borrower upon satisfaction of the conditions set forth in Section 13.8. With respect to any other Direct Costs and all Indirect Costs, in no event shall any Advance exceed an amount equal to the amount of such Direct Costs and Indirect Costs, incurred by Borrower prior to the date of the Draw Request for such Advances, and theretofore paid or to be paid with the proceeds of such Advance, less the total amount of any Advances previously made by Lenders for such Direct Costs and Indirect Costs. Notwithstanding the foregoing, upon the joint request of the Contractor and Borrower, which shall not in any case be made with respect to any individual Contractor unless and until the work of such Contractor under the applicable Construction Contract is fifty percent (50%) completed in a good and workmanlike fashion, and in accordance with the Plans and Specifications (as certified by the Construction Inspector), then the Retainage with respect to such Construction Contract shall be reduced to zero percent (0%).

2.4     Quality of Work.

No Advance shall be due unless all work done at the date the Draw Request for such Advance is submitted is done in a good and workmanlike manner and without defects, as confirmed by the report of the Construction Inspector.

2.5     Cost Overruns and Savings.

(a)        If Borrower becomes aware of any change in Project Costs which will increase or decrease a category or line item of Project Costs reflected on the Project Budget by more than ten percent (10%) in the aggregate of any such line item, Borrower shall immediately notify Agent in writing and promptly submit to Agent for its approval a revised Project Budget, which Agent shall review promptly.

(b)     If the revised Project Budget indicates an increase in a category or line item of Project Costs and such increase (after taking into consideration any reallocations by Borrower) results in an increase in the aggregate Project Budget, no further Advances need be made by Agent unless and until (i) the revised Project Budget so submitted by Borrower is approved by Agent, which approval shall not be unreasonably withheld, and (ii) Borrower has complied with the provisions of Section 9.12 hereof.

(c)     If the revised Project Budget indicates a decrease in a category or line item of Project Costs, no reductions in Project Costs will be made or savings reallocated by Borrower unless and until (i) the revised Project Budget so submitted by Borrower is approved by Agent, and (ii) in the case of decreases in a category or line item of Direct Costs, Borrower has furnished Agent and the Construction Inspector with evidence satisfactory to them that the labor performed and materials supplied in connection with such category or line item of Direct Costs have been satisfactorily completed in accordance with the Plans and Specifications and paid for in full.

2.6     Contingency Reserve.

The disbursement of the remaining Contingency Reserve shall be made with the approval of Agent, which shall not be unreasonably withheld, provided, however, that Borrower has supplied Agent with sufficient documentation as Agent may reasonably require to justify the disbursement of any remaining Contingency Reserve.

2.7     Stored Materials.

Agent and Lenders shall not be required to disburse any funds for any materials, furnishings, fixtures, machinery or equipment not yet incorporated into the Land or Improvements (“Stored Materials”), provided, however, upon Agent’s receipt of reasonably satisfactory evidence that each of the items below in this Section 2.7 have been satisfied, Lenders shall disburse funds for Stored Materials, and any such disbursement shall be so made contingent upon Agent receiving satisfactory evidence that:

(a)     the Stored Materials are components in a form ready for incorporation into the Land or the Improvements and shall be so incorporated within a period of thirty (30) days;

(b)     the Stored Materials are stored at the Land, or at such other site as Agent shall reasonably approve, and are protected against theft and damage;

(c)     the Stored Materials have been paid for in full, or will be paid for with the funds to be disbursed and all lien rights and claims of the supplier have been released or will be released upon payment with disbursed funds;

(d)     Agent, for the benefit of Lenders, has or will have upon payment with disbursed funds a perfected, first priority security interest in the Stored Materials;

(e)     the Stored Materials are insured for an amount equal to their replacement cost;

(f)     Borrower shall deliver to Lender a schedule of any such Stored Materials in connection with any Draw Request for Advances relating to Stored Materials;

(g)     the Construction Inspector shall have the right to view and inspect the Stored Materials; and

(h)     the aggregate amount of advances for Stored Materials that have not yet been incorporated into the Improvements shall not exceed $1,000,000.00.

3.     MAKING THE ADVANCES.

3.1     Draw Request.

At such time as Borrower shall desire to obtain an Advance, Borrower shall complete, execute and deliver to Agent “Borrower’s Requisition” in the form of Exhibit D attached hereto. Advances shall be in minimum increments of at least $500,000.00, except for the initial Advance made on the date of this Agreement and the final Advance made pursuant to the terms of this Agreement, each of which may be in a lesser amount. Each Borrower’s Requisition shall be accompanied by:

(a)     If Borrower’s Requisition includes payments for Direct Costs, a completed and itemized Direct Cost Statement in the form of Schedule I of Exhibit D attached hereto, executed by Borrower, together with invoices for all items of Direct Cost covered thereby;

(b)     If Borrower’s Requisition includes amounts to be paid to the applicable Person under the Construction-Related Contracts: (i) a completed and fully itemized Application and Certificate for Payment (AIA Document G702 or similar form approved by Lender) containing the certification of the Contractor and the Architect as to the accuracy of same; (ii) a certificate of the Contractor in the form of Exhibit E attached hereto; and (iii) copies of requisitions and invoices from subcontractors and materialmen supporting all items of cost covered by such application;

(c)     If Borrower’s Requisition includes payments for Indirect Costs, it shall be accompanied by a completed and itemized Indirect Cost Statement in the form of Schedule II of Exhibit D attached hereto, executed by Borrower, together with invoices for all items of Indirect Costs covered thereby; provided that, with respect to Advances for the payment of interest due under the Loan, Borrower hereby requests that Agent and Lenders make an Advance for such amount on each date such payment is due, and provided there is no Default or Event of Default, each Lender shall make such Advance to Agent for the payment of interest due under the Loan. The provisions of this Section 3.1(c) shall not limit Borrower’s absolute and unconditional obligation to pay such interest regardless of whether Loan proceeds are available or advanced therefor.

(d)     If requested by Agent, an accurately completed and valid partial waiver and subordination of lien (hereinafter, the “Lien Form”) in the form required by applicable law, executed by the applicable Contractor, subcontractors, laborers and materialmen such Lien Form to provide that subject to the payment of the amount set forth in Borrower’s Requisition, the Contractor waives any and all lien rights for labor and materials, or rental equipment, appliances or tools, performed or furnished through the last day of the period ending on the date designated in the Lien Form (hereinafter, the “Payment Period Date”), except for Retainage, unpaid agreed or pending change orders, and disputed claims as stated in the Lien Form;

(e)     Copies of all change orders and construction change directives, accompanied by a change order summary prepared by and executed by Borrower, copies of all subcontracts, and, to the extent requested by Agent, of all inspection or test reports and other documents relating to the construction of the Improvements, not previously delivered to Agent;

(f)     If Borrower’s Requisition includes payment for Stored Materials, it shall be accompanied by evidence as to the satisfaction of the requirements set forth in Section 2.7 hereof; and

(g)     Such other information, documentation and certification as Agent shall reasonably request.

Each Draw Request shall constitute a representation and warranty by Borrower as of the date of such Draw Request that all of the conditions set forth in this Agreement to such Advance, including, without limitation, as applicable, Section 13, have been in all material respects satisfied on the date of such Draw Request.

3.2     Notice and Frequency of Advances.

Each Draw Request shall be submitted to Agent at least ten (10) Business Days prior to the date of the requested Advance, and no more frequently than once each month. Agent shall act upon such request within such ten (10) Business Day period, which action may include, without limitation, funding the requested Draw Request, or specifying the basis for not funding and, when applicable, requesting additional information and supporting documentation.

3.3     Deposit of Funds Advanced.

Borrower shall open and maintain a non-interest bearing loan checking account with Agent (the “Loan Checking Account”). Except as otherwise provided for in Section 3.4, Agent shall deposit the proceeds of each Advance into the Loan Checking Account.

3.4     Advances to Contractor; to Others.

After the occurrence and during the continuance of an Event of Default, at their option, Lenders may make any or all Advances (a) for Direct Costs incurred under the Construction Contract directly to Contractor for deposit in an appropriately designated special bank account, (b) through the Title Insurance Company, or (c) to any Person to whom Agent in good faith determines payment is due. Any portion of the Loan so disbursed by Lenders shall be deemed disbursed as of the date on which Lenders makes such disbursement and all such Advances shall satisfy pro tanto the obligations of Lenders hereunder and shall be secured by the Deed of Trust and the other Security Documents as fully as if made directly to Borrower. The execution of this Agreement by Borrower shall, and hereby does, constitute an irrevocable authorization so to advance the proceeds of the Loan. No further authorization from Borrower shall be necessary to warrant such Advances.

3.5     Advances Do Not Constitute a Waiver.

No Advance made by Agent or Lenders shall constitute a waiver of any of the conditions to Lenders’ obligation to make further Advances nor any of the terms and conditions of this Agreement, nor, in the event Borrower fails to satisfy any such condition, shall any such Advance have the effect of precluding Agent from thereafter declaring such failure to satisfy a condition to be an Event of Default.

3.6     Right to Retain the Construction Inspector.

(a)     Agent shall have the right to retain, at Borrower’s cost and expense, the Construction Inspector to perform various services on behalf of Agent and Lenders, including, without limitation, to review the Project Budget and the Plans and Specifications, to make periodic inspections (approximately at the date of each Draw Request) for the purpose of assuring that construction of the Improvements to date is in materially accordance with the Plans and Specifications, to advise Agent and Lenders of the anticipated cost of and time for completion of construction of the Improvements and the adequacy of any Contingency Reserve, and to review the Construction Contract and subcontracts.

(b)     The fees of the Construction Inspector shall be paid by Borrower forthwith upon billing therefor and expenses incurred by Agent and Lenders on account thereof shall be reimbursed to Agent and Lenders forthwith by Borrower upon request therefor.

(c)     None of Agent, any Lender nor the Construction Inspector shall have any liability to Borrower on account of (i) the services performed by the Construction Inspector, (ii) any neglect or failure on the part of the Construction Inspector to properly perform its services, or (iii) any approval by the Construction Inspector of construction of the Improvements, except with respect to any liability resulting from Construction Inspector’s gross negligence or willful misconduct. Neither Lender nor the Construction Inspector assumes any obligation to Borrower or any other Person concerning the quality of construction of the Improvements or the absence therefrom of defects.

3.7     Development Fee.

Subject to the terms and conditions of this Agreement, Agent and Lenders agree that Advances for the payment of a development fee to Developer, in a total amount as set forth in the Project Budget, shall be made on a monthly basis in equal installments, commencing on the date of the first Advance following the Initial Advance and terminating on November 26, 2015; provided, however, that if, at any time after June 26, 2015, the Construction Inspector shall determine, in its reasonable discretion, that the Contingency Reserve then remaining in the Project Budget is inadequate, Advances in respect of such development fee shall be suspended until the Construction Inspector shall again be satisfied, in its reasonable discretion, as to the adequacy of the Contingency Reserve, at which time such monthly Advances shall resume, in an amount then determined by dividing (x) the amount of such development fee then remaining unadvanced, by (y) the number of months then remaining until November 26, 2015, and shall continue for so long as Construction Inspector shall continue to be satisfied as to the adequacy of the Contingency Reserve.

4.     THE NOTE, INTEREST RATE, REPAYMENT OF LOAN.

4.1     The Note.

The obligation of Borrower to pay the Loan Amount or, if less, the aggregate unpaid principal amount of all Advances made by Lenders hereunder plus accrued interest thereon, shall be evidenced by one or more separate promissory notes in the form of Exhibit H, annexed hereto, with one Note being payable to each Lender in the original principal amount equal to such Lender’s Commitment, such promissory notes to be in the aggregate original principal amount of Thirty-Five Million Nine Hundred Sixteen Thousand Eight Hundred Sixty-two and 00/100 Dollars ($35,916,862.00) (together with any additional Notes delivered as provided herein, as the same may be amended, restated, supplemented or otherwise modified from time to time “Note”). The Note shall not be necessary to establish the indebtedness of Borrower to Lender on account of Advances made under this Agreement.

4.2     The Record.

Borrower irrevocably authorizes Agent to make or cause to be made, at or about the time of the Drawdown Date of any Advance or at the time of receipt of any payment of the principal of the Note, an appropriate notation on Agent’s Record reflecting the making of such Advance or (as the case may be) the receipt of such payment. The outstanding amount of the Loan set forth on Agent’s Record shall be prima facie evidence (absent manifest error) of the principal amount thereof owing and unpaid to Agent and Lenders, but the failure to record, or any error in so recording, any such amount on Agent’s Record shall not limit or otherwise affect the obligations of Borrower hereunder or under the Note to make payments of principal or interest on the Note when due. Further, the outstanding amount of the Loan as reflected on the Record from time to time shall be considered correct and binding on Borrower, absent manifest error, unless within thirty (30) Business Days after receipt of any notice by Borrower of such outstanding amount, Borrower shall notify Agent to the contrary.

4.3     Interest on the Loan.

Subject to the limitations and provisions of this Agreement, principal amounts outstanding under the Loan shall bear interest, at Borrower’s selection, at either the Effective LIBOR or the Variable Rate.

(a)    Upon Borrower’s determination that it has satisfied the First Reduction Conditions, Borrower shall deliver to Agent a certification stating that the First Reduction Conditions have been satisfied (the “First Reduction Conditions Certification”). Within ten (10) Business Days from the date of receipt by Agent of First Reduction Conditions Certification, Agent shall notify Borrower in writing stating either that (a) Borrower has satisfied the First Reduction Conditions, or (b) that the First Reduction Conditions have not been satisfied and identifying such conditions which have not been satisfied. Upon Agent’s notification to Borrower that the First Reduction Conditions have been satisfied, subject to the limitations and provisions of this Agreement, the Effective LIBOR and the Variable Rate shall be reduced as provided for in the definitions thereof.

(b)     Upon Borrower’s determination that it has satisfied the Second Reduction Conditions, Borrower shall deliver to Agent a certification stating that the Second Reduction Conditions have been satisfied (the “Second Reduction Conditions Certification”). Within ten (10) Business Days from the date of receipt by Agent of the Second Reduction Conditions Certification, Agent shall notify Borrower in writing stating either that (a) Borrower has satisfied the Second Reduction Conditions, or (b) that the Second Reduction Conditions have not been satisfied and identifying such conditions which have not been satisfied. Upon Agent’s notification to Borrower that the Second Reduction Conditions have been satisfied, subject to the limitations and provisions of this Agreement, the Effective LIBOR and the Variable Rate shall be reduced as provided for in the definitions thereof.

4.4     Notice Regarding Advances.

(a)     Borrower shall select in connection with a request for a new Advance, from the alternatives provided in this Agreement, by giving Agent written notice (a “Borrower’s Notice”): (i) initially, prior to the date of this Agreement, (ii) thereafter, not less than two (2) Business Days prior to the end of each Interest Period applicable to a LIBOR Advance, (iii) on any Business Day on which Borrower desires to select a Variable Rate Advance and/or convert an outstanding LIBOR Advance to a Variable Rate Advance, and (iv) stating amount of such Advance, if such Borrower’s Notice is delivered in connection with a request for an Advance pursuant to Section 3.1 hereof. Notwithstanding anything to the contrary herein, the obligations of Agent hereunder shall be subject to Sections 4.5 and 4.6 of this Agreement.

A Borrower’s Notice with respect to a LIBOR Advance shall be irrevocable and binding on Borrower.

4.5     Alternative Interest Rates, Etc.

(a)     Intentionally Omitted.

(b)     In the event Agent shall reasonably and in good faith determine (which determination shall be conclusive) that: (i) by reason of circumstances affecting the applicable London interbank market, adequate and reasonable methods do not exist for ascertaining the LIBOR which would otherwise determine the rate of interest to be applicable to any LIBOR Advance during any Interest Period, (ii) deposits of the relevant amount and for the relevant Interest Period for LIBOR Advances requested by Borrower are not available to Lenders in the applicable London interbank market, or (iii) the relevant rates of interest referred to in the definition of LIBOR upon the basis of which the rate of interest for LIBOR based loans for such Interest Period are to be determined are not likely adequately to cover the cost to such Lender of making or maintaining LIBOR based Loans for such Interest Period, Agent shall forthwith give notice (which may be by telephone, telecopy, telex or cable, in each case confirmed immediately in writing in the manner specified in Section 24 of this Agreement) of such determination (which shall be conclusive and binding on Borrower) to Borrower as soon as it makes such determination. In such event: (i) any Borrower’s Notice with respect to a LIBOR Advance shall be automatically converted into a request for a Variable Rate Advance; (ii) each LIBOR Advance will automatically, on the last day of the then current Interest Period thereof, convert into a Variable Rate Advance; and (iii) the obligations of Lenders to make LIBOR Advances shall be suspended until Agent determines in good faith that the circumstances giving rise to such suspension no longer exist, whereupon Agent shall promptly notify Borrower.

All payments for the account of Lenders shall be applied to the respective accounts of Lenders in accordance with each Lender’s Commitment Percentage of the Loan. Agent will disburse such payments to Lenders on the date of receipt thereof if received prior to 10:00 a.m. Eastern Time on such date and, if not, on the next Business Day. Any and all interest rate selection and conversion provisions in this Agreement are to be administered by Agent and to be allocated on a pro rata basis to the Note held be each Lender based upon such Lender’s Commitment Percentage.

4.6     Illegality.

Notwithstanding any other provision of this Agreement or the Note, (a) if the introduction of or any change in any law or regulation (or change in the interpretation thereof) applicable to any Lender or its Libor Lending Office shall make it unlawful, or (b) if any central bank or other governmental authority having jurisdiction over any Lender or its Libor Lending Office shall assert in good faith that it is unlawful for such Lender or its Libor Lending Office to make LIBOR Advances to Borrower or to continue to fund or maintain LIBOR Advances to Borrower, then, on giving notice (which may be by telephone, telecopy, telex or cable, in each case confirmed immediately in writing in the manner specified in Section 24 of this Agreement) thereof by Agent to Borrower, (i) the obligation of Lenders to Borrower to make LIBOR Advances shall terminate, and (ii) the LIBOR Advance will automatically, on the last day of the then current Interest Period thereof or within such earlier period as may be required by law or regulation, convert into a Variable Rate Advance.

4.7     Default Interest/Late Charge.

(a)     Upon the occurrence and during the continuation of an Event of Default, at Agent’s option, or upon the request of the Required Lenders, the Loan and all other amounts payable hereunder or under any of the other Loan Documents shall bear interest payable on demand at a rate per annum equal to six percent (6%) above the then applicable highest rate of interest hereunder until such amount shall be paid in full (after as well as before judgment) (the “Default Rate”).

(b)     In addition to other charges described in the Loan Documents, and without derogating from the right of Agent to accelerate the Obligations upon the occurrence of an Event of Default, if a regularly scheduled payment (other than the payment of principal due on the Maturity Date) is fifteen (15) days or more late, Borrower will be charged five percent (5.0%) of the unpaid portion of the regularly scheduled payment or $25.00, whichever is greater. If Agent accelerates the Obligations upon the occurrence of an Event of Default, and Borrower does not pay the Obligations within ninety (90) days after Agent’s demand,

Borrower will, at Required Lenders’ option, be charged either five percent (5.0%) of the unpaid principal plus accrued unpaid interest or $25.00, whichever is greater.

4.8     Payments of Principal of Loan.

Prior to July 1, 2017, there shall be no scheduled payments of principal under the Loan. On July 1, 2017, and on each Payment Date thereafter, including each Payment Date during the Extension Period, if applicable, Borrower shall make consecutive, equal monthly installments of principal in reduction of the Loan, calculated by dividing by twenty-four (24) months, the full amount of amortization that would be due and payable assuming an interest rate of 5% and a thirty (30) year amortization schedule of the then outstanding principal balance of the Loan. In all events, the entire principal balance of the Loan shall, if not sooner paid by Borrower, be due and payable in full on the applicable Maturity Date.

4.9     Prepayment.

(a)     Borrower may, on any Business Day, prepay the outstanding aggregate principal amount of the Loan, in whole at any time, or ratably in part from time to time without any premium or penalty, provided, however, that: (i) Borrower gives Agent at least fifteen (15) days’ prior written notice of any such prepayment specifying the date of prepayment and the principal amount to be prepaid; (ii) each prepayment shall be accompanied by payment of accrued interest to the date of such prepayment on the principal amount prepaid and if an Agent/Lender Hedging Agreement is terminated, the amount due and payable thereunder on account thereof; (iii) each partial prepayment shall be in an integral multiple of $50,000.00; and (iv) with respect to LIBOR Advances such prepayment shall be subject to a Make Whole Provision as set forth in Section 4.11 herein (there being no premium payable for prepayments made of funds bearing interest at the Variable Rate).

(b)     No amount prepaid with respect to this Note may be reborrowed.

(c)     Any partial prepayment of principal shall first be applied to any installment of principal then due and then be applied to the principal due in the reverse order of maturity, and no such partial prepayment shall relieve Borrower of the obligation to pay each subsequent installment of principal when due.

(d)     In the event the Loan or any portion thereof is prepaid during the first twelve (12) months following the Closing Date, Borrower shall pay a fee to Agent, for the benefit of Lenders, in an amount equal to 1% of the amount so prepaid.

(e)     In the event the Loan or any portion thereof is prepaid during the thirteenth (13th) through the eighteenth (18th) month following the Closing Date, Borrower shall pay a fee to Agent, for the benefit of Lenders, in an amount equal to .5% of the amount so prepaid.

4.10     Maturity.

Borrower promises to pay on the Maturity Date, and there shall become absolutely due and payable on the Maturity Date, all principal of the Loan outstanding on such date, together with any and all accrued and unpaid interest thereon and any and all unpaid costs and expenses.

4.11     Make Whole Provision.

Borrower shall pay to Agent, immediately upon request and notwithstanding contrary provisions contained in any of the Loan Documents, such amounts as shall, in the conclusive judgment of Agent (in the absence of manifest error), compensate any of the Lenders for the loss, cost or expense which it may reasonably incur as a result of (i) any payment or prepayment, under any circumstances whatsoever, whether voluntary or involuntary, of all or any portion of a LIBOR Advance on a date other than the last day of the applicable Interest Period of a LIBOR Advance, (ii) the conversion, for any reason whatsoever, whether voluntary or involuntary, of any LIBOR Advance, to a Variable Rate Advance on a date other than the last day of the applicable Interest Period, (iii) the failure of all or a portion of a Loan which was to have borne interest at the Effective LIBOR pursuant to the request of Borrower to be made under the Loan Agreement (except as a result of a failure by any Lender to fulfill such Lender’s obligations to fund), or (iv) the failure of Borrower to borrow in accordance with any request submitted by it for a LIBOR Advance. Such amounts payable by Borrower shall be equal to any reasonable administrative costs actually incurred plus amounts required to compensate for any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by Agent to fund or maintain a LIBOR Advance.

4.12     Status of Lenders; Tax Documentation.

(a)     Each Lender shall deliver to the Borrower and to Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrower or Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or Agent, as the case may be, to determine: (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes; (B) if applicable, the required rate of withholding or deduction; and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrower pursuant to this Loan Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

(b)     Without limiting the generality of the foregoing, if the Borrower is resident for tax purposes in the United States:

(1)     any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower or Agent as will enable the Borrower or Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(2)     each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(A)       executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party;

(B)       executed originals of Internal Revenue Service Form W-8ECI;

(C)       executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation;

(D)       in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code: (i) a certificate to the effect that such Foreign Lender is not: (1) a “bank” within the meaning of section 881(c)(3)(A) of the Code; (2) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code; or (3) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code; and executed originals of Internal Revenue Service Form W-8BEN; or

(E)       executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or Agent to determine the withholding or deduction required to be made.

(3)           If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower or Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or Agent as may be necessary for the Borrower or Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this 4.12, “FATCA” shall include any amendments made to FATCA after the date of this Loan Agreement.

(4)       Each Lender shall promptly: (A) notify the Borrower and Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction; and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrower or Agent make any withholding or deduction for taxes from amounts payable to such Lender.

(c)          Unless required by applicable Laws, at no time shall Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender, as the case may be. If Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts hereunder, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower Party hereunder with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of Agent or such Lender, agree to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Agent or such Lender in the event Agent or such Lender is required to repay such refund to such Governmental Authority. This subsection (c) shall not be construed to require Agent or the Borrower to make available its tax returns (or any other information relating to its taxes that it deems confidential) to each other or to any other Person.

5.         EXTENSION OF INITIAL MATURITY DATE.

(a)       At Borrower’s option, subject to satisfaction of the following terms and conditions, Borrower shall have the option to extend the Maturity Date of the Loan from the Initial Maturity Date to the Extended Maturity Date:

(i)        On or before the Initial Maturity Date, payment to Agent for the benefit of Lenders of an extension fee equal to .20% of the aggregate amount of the then Outstanding principal balance of the Loan (the “Extension Fee”);

(ii)       Borrower notifies Agent in writing no earlier than one hundred eighty (120) days and no later sixty (60) days before the Initial Maturity Date of Borrower’s election to request the extension, which notice shall be accompanied by the above described Extension Fee;

(iii)          The Improvements shall be Substantially Completed as of the date of Borrower’s notice;

(iv)          On the date of the notification as provided above and on the Initial Maturity Date, no Default or Event of Default is then occurring;

(v)           On the date of the notification as provided above and on the Initial Maturity Date, the Loan to Value Ratio (based upon an “as-is” Appraised Value) shall not exceed 65% based upon an updated Appraisal obtained not more than sixty (60) days prior to the Initial Maturity Date.

(vi)          On the date of the notification as provided above and on the Initial Maturity Date, the Debt Yield shall be greater than or equal to 9.5%.

(vii)         On the date of the notification as provided above and on the Initial Maturity Date at least eighty percent (80%) of the residential rental units shall be occupied pursuant to Leases in full force and effect.

(viii)        If a Hedging Agreement has been entered into in accordance with Section 9.20 hereof, Borrower shall have (A) caused the terms of the Hedging Agreement to be modified or caused a supplemental Hedging Agreement to be entered into in accordance with the terms of Section 9.20 hereof on the same terms and conditions as the original Hedging Agreement with the term thereof expiring on the Extended Maturity Date and (B) delivered a copy of the transaction confirmation, an ISDA Master Agreement or equivalent and any other documents requested by Agent, all of which shall evidence Borrower’s compliance with the preceding clause (A) of this clause.

(ix)         The representations and warranties made by Borrower and Guarantor in the Loan Documents shall continue to be true and correct.

(x)          Guarantor shall have consented to the extension.

(xi)         Lenders’ unfunded Commitments shall be terminated as of the Initial Maturity Date.

(xii)        No breach of any covenants imposed upon Borrower or Guarantor shall exist.

(xiii)       Borrower and Guarantor shall have executed and delivered to Agent such agreements and documents as Agent may reasonably require incident to the extension.

(b)        For the purposes of calculating Debt Yield in connection with this Article 5, (i) “all revenues from the project” (as set forth in the definition of Net Operating Income) shall mean the monthly gross revenue based on the rent roll for the six (6) month period immediately prior to the date of notification of extension, annualized and (ii) Operating Expenses shall be those Operating Expenses for the three (3) month period immediately preceding the date of notification of extension, annualized with management fees equal to the greater of actual management fees or three and one-quarter percent (3.25%) of the annual gross revenues from the Project.

(c)       No extension shall be effective unless and until Agent has confirmed, in writing, Borrower’s compliance with all conditions precedent to the extension of the Initial Maturity Date and the Extended Maturity Date, if applicable. Agent shall promptly notify Borrower of its compliance or failure to have complied with the foregoing provisions; and (1) if Borrower has failed to comply with the provisions of subclauses (v) and (vi) of clause (a) above, then Borrower may repay the Loan in an amount sufficient to satisfy the provisions of said subclauses or post with Agent, for the benefit of the Lenders cash collateral or a Letter of Credit, in an amount which if applied to the principal balance of the Loan would cause Borrower to comply with the applicable subclauses (such cash collateral or Letter of Credit, “Reserve Collateral”). The Reserve Collateral shall be pledged to Agent, for the benefit of the Lenders in a manner reasonably satisfactory to Agent. If Borrower posts Reserve Collateral, it may thereafter, at its own expense, cause the Appraised Value to be redetermined and if such Appraised Value would result in Borrower complying with subclause (v) of clause (a) above, which shall be subject to confirmation by Agent in the exercise of its reasonable judgment, and provided that subclauses (vi) and (vii) of clause (a) are satisfied for the immediately preceding two (2) calendar quarters, as reasonably determined by Agent, then Agent shall promptly release the Reserve Collateral upon the written request of Borrower. If the Reserve Collateral was posted solely in order to comply with subclause (vi) of clause (a) above, upon subclause (vi) of clause (a) being satisfied without giving effect to the Reserve Collateral for two (2) consecutive calendar quarters, then Agent shall promptly release the Reserve Collateral upon the written request of Borrower.

(d)       Any Reserve Collateral delivered under this Agreement shall be additional security for the payment of the Debt. Upon the occurrence of an Event of Default, Agent shall have the right, at its option, to draw on any Reserve Collateral and to apply all or any part thereof to the payment of the items for which such Reserve Collateral was established or to apply each such Reserve Collateral to payment of the Obligations in such order, proportion or priority as Agent may determine.

(e)       In addition to any other right Agent may have to draw upon a Letter of Credit pursuant to the terms and conditions of this Agreement, Agent shall have the additional rights to draw in full any Letter of Credit: (a) with respect to any evergreen Letter of Credit, if Agent has received a notice from the issuing bank that the Letter of Credit will not be renewed and a substitute Letter of Credit is not provided at least thirty (30) days prior to the date on which the outstanding Letter of Credit is scheduled to expire or (b) upon receipt of notice from the issuing bank that the Letter of Credit will be terminated (except if the termination of such Letter of Credit is permitted pursuant to the terms and conditions of this Agreement or a substitute Letter of Credit is provided).

6.         COMMITMENT FEE; PAYMENTS AND COMPUTATIONS.

(a)     Commitment Fee.

Borrower agrees to pay to Agent on the Closing Date a commitment fee in the amount set forth in the Fee Letter (the “Commitment Fee”). The Commitment Fee shall be fully earned as of the Closing Date and shall not be subject to refund or rebate under any circumstances.

6.2         Payments.

(a)       All payments of principal, interest, fees and any other amounts due hereunder, under the Note or under any of the other Loan Documents shall be paid not later than 1:00 p.m. Eastern Time on the day when due and sent to Agent for the benefit of Lenders at 45 East 53rd Street, New York, New York 10022, or at such other location that Agent may from time to time designate in writing, in the billing invoice or otherwise, in immediately available funds in lawful money of the United States.

(b)       All interest shall be: (a) payable in arrears commencing on August 1, 2014 and on the first day of each month thereafter; provided, however, (x) if any day on which a payment is due is not a Banking Day, then the payment shall be due on the next day following which is a Banking Day, and (y) if there is no corresponding day for a payment in the given calendar month (i.e., there is no “February 30th”), the payment shall be due on the last Business Day of the calendar month (each a “Payment Date”), until the principal together with all interest and other charges payable with respect to the Loan shall be fully paid; and (b) calculated on the basis of a 360 day year and the actual number of days elapsed. Each change in the Prime Rate shall simultaneously change the Variable Rate payable under this Agreement and shall become effective as of the opening of business on the day on which such change in the Prime Rate become effective. Interest at the Effective LIBOR shall be computed from and including the first day of the applicable Interest Period to, but excluding, the last day thereof.

(c)       All payments by Borrower hereunder, under the Note and under any of the other Loan Documents shall be made without setoff or counterclaim and free and clear of and without deduction for any Taxes unless Borrower is compelled by law to make such deduction or withholding.

(d)       All payments hereunder, under the Note shall be made without set-off or counterclaim and free and clear of and without deduction for any Taxes of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or any taxing or other authority therein unless Borrower is compelled by law to make such deduction or withholding. If any such obligation to deduct or withhold is imposed upon Borrower with respect to any amount payable by it hereunder, provided that Lenders deliver to Borrower and Agent certifications as to their exemption from deduction or withholding, Borrower will pay to the applicable Lender, on the date on which such amount becomes due and payable hereunder, such additional amount as shall be necessary to enable such Lender to receive the same amount which it would have received on such due date had no such obligation been imposed upon Borrower. Borrower will deliver promptly to any applicable

Lender certificates and other valid vouchers for all Taxes or other charges deducted or paid with respect to payments made by Borrower under this Agreement or the Note.

(e)       So long as no Event of Default has occurred and is continuing, all payments received will be applied first to interest, then to fees, expenses and costs and then to principal.

(f)       Each determination of an interest rate by Agent pursuant to this Agreement shall be conclusive and binding on Borrower in the absence of manifest error.

(g)       Whenever any payment to be made hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day (except as provided in the definition of Interest Period), and such extension of time shall in such case be included in the computation of payment of interest.

6.3         Capital Adequacy.

If any Lender shall have determined that any Regulatory Change regarding capital requirements, or compliance by such Lender with any Regulatory Change, imposes or increases a requirement by such Lender to allocate capital resources to the Advances made, or to be made, hereunder, which has or would have the effect of reducing the return on such Lender’s capital to a level below that which such Lender could have achieved (taking into consideration such Lender’s then existing policies with respect to capital adequacy and assuming full utilization of Lender’s capital) but for such Regulatory Change, by any amount reasonably deemed by such Lender to be material: (i) such Lender shall promptly after its reasonable determination of such occurrence give notice thereof to Agent which shall forward such notice to Borrower; and (ii) Borrower shall pay to Lender as an additional fee from time-to-time within fifteen (15) days of written demand, but not more frequently than monthly, such reasonable amount as Lender certifies to be the amount that equitably will compensate it for such reduction; provided, however, that any Lender’s rights under this Section 6.3 shall only be effective if such Lender is generally imposing such amounts on similarly situated borrowers under similarly situated loans. In determining such amounts, Lender may use any reasonable averaging and attribution methods.

6.4         Additional Costs, Expenses and Reserve Requirements.

(a)       Anything herein to the contrary notwithstanding, if any present or future Regulatory Change hereafter made upon or otherwise issued to any Lender shall, with respect to such Lender’s commitment to make LIBOR Advances hereunder or the principal balance hereof bearing interest at the Effective LIBOR:

(i)        subject such Lender to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature (other than taxes based upon or measured by the income or profits of such Lender); or

(ii)       materially change the basis of taxation (except for changes in taxes on income or profits) of payments to such Lender of the principal of or the interest on the Note or any other amounts payable to Lender hereunder or under the Note; or

(iii)       impose or increase or render applicable any special deposit, reserve, assessment, liquidity, or other similar requirements (whether or not having the force of law and which are not already reflected in any amounts payable by Borrower hereunder) against assets held by, or deposits in or for the account of, or loans by, or commitments of an office of such Lender; or

(iv)       impose on such Lender any other condition or requirement;

and the result of any of the foregoing is:

(i)        to increase the cost to such Lender attributable to the making, funding, issuing, renewing, extending or maintaining LIBOR Advances; or

(ii)       to reduce the amount of principal, interest or other amount payable to such Lender hereunder on account of the Loan bearing interest at the Effective LIBOR; or

(iii)       to require such Lender to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Lender from Borrower hereunder;

then, and in each such case, Borrower will, within fifteen (15) days following written demand made by Agent on behalf of such Lender at any time and from time to time as often as the occasion therefor may arise, pay to Agent for the benefit of such Lender such additional reasonable amounts as will be sufficient, in the good faith opinion of Lender, to equitably compensate Lender for such additional costs, reduction, payment or foregone interest or other sum. Any Lender’s method for determining any amount payable by Borrower under this Section 6.4 shall be substantially similar to the method used by such Lender in implementing similar provisions for similarly situated borrowers under similarly situated loans.

6.5     Certificate.

A certificate setting forth in reasonable detail any additional amounts payable pursuant to Section 4.11, Section 6.3 and/or Section 6.4 and a brief explanation of such amounts which are due (including a statement of the amount and the basis of calculation of such additional amounts payable), submitted by Agent to Borrower, shall be prima facie evidence (absent manifest error) as to the amount of such payments due and owing.

6.6     Indemnification.

If, due to payments or to acceleration of the Maturity Date or due to any other reason, including, without limitation the events specified above, Agent receives payments of principal of, or is subject to conversion of a LIBOR Advance into a Variable Rate Advance hereunder other than on the last day of an Interest Period relating thereto, Borrower shall, promptly upon demand by Agent, pay to Agent for the benefit of Lenders any reasonable amounts equitably required to compensate Lenders for any actual losses, costs or expenses which they may reasonably incur as a result of such payment or conversion, including, without limitation, any actual loss, costs or expenses incurred by reason of the liquidation or reemployment of deposits or other funds acquired by Lenders to fund or maintain LIBOR Advances, but Borrower shall not be liable to Lenders or Agent for any loss or reduction in the Effective LIBOR, except in the event of the acceleration of the time for payment of the Loan.

6.7     Charges Against Loan Checking Account.

After the occurrence and during the continuance of an Event of Default, Agent shall have the right, and Borrower hereby irrevocably authorizes Agent, to charge any account of Borrower with Agent, including the Loan Checking Account, without the further approval of Borrower, for (i) any installment of interest or principal due hereunder, (ii) any costs or expenses incurred by Agent and Lenders which are to be paid or reimbursed by Borrower under the terms of this Agreement or any of the other Loan Documents, or (iii) any other sums due to Agent hereunder or any of the other Loan Documents, and any other Obligations, all to the extent that the same are not paid by the respective due dates thereof. Borrower shall at all times maintain and keep collected balances in the Loan Checking Account sufficient to satisfy the foregoing obligations on the respective due dates thereof; provided, however, that Borrower shall not be required to keep a balance in the Loan Checking Account sufficient to pay principal until the Maturity Date.

7.     COLLATERAL SECURITY AND GUARANTY.

The Obligations shall be secured by a perfected first priority mortgage lien and security in the Collateral, whether now owned or hereafter acquired, pursuant to the terms of the Security Documents to which Borrower is a party. The Obligations shall also be guaranteed pursuant to the terms of the Guaranty.

8.     REPRESENTATIONS, WARRANTIES AND COVENANTS.

Borrower represents, warrants, and covenants to Agent and Lenders as follows:

8.1         Organization; Authority, Etc.

(a)     Organization; Good Standing. Borrower is (i) and has been at all times since its formation, and shall at all times remain, a Single Purpose Entity, (ii) a limited liability company duly organized under the laws of the State of Delaware pursuant to Borrower’s Organizational Documents, and is, and will at all times be, validly existing and in good standing under the laws of such State. Each of the Parties is, and will at all times be, duly organized and is, and will at all times be, validly existing, in good standing, and qualified to do business in each jurisdiction where required. Each Party has, and will at all times have, all requisite power to own its property and conduct its business as now conducted and as presently contemplated.

(b)     Authorization. The execution, delivery and performance of this Agreement and the other Loan Documents to which any Party is or is to become a party and the transactions contemplated hereby and thereby (i) are within the authority of such Party, (ii) have been duly authorized by all necessary proceedings on the part of such Party, (iii) do not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which such Party is subject or any judgment, order, writ, injunction, license or permit applicable to such Party, (iv) do not conflict with any provision of the Organizational Documents of such Party, and (v) do not require the approval or consent of, or filing with, any governmental agency or authority other than those already obtained and the filing of the Security Documents and the Financing Statements in the appropriate public records with respect thereto.

(c)       Enforceability. The execution and delivery of this Agreement and the other Loan Documents to which Borrower is or is to become a party will result in valid and legally binding obligations of Borrower enforceable against it in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

(d)       Limitations. The Organizational Documents of Borrower limit the business of Borrower to activities relating to the ownership, construction, operation and maintenance of the Project and all matter incidental or accessory thereto.

8.2     Title Assets.

Borrower owns all of the assets reflected in the financial information delivered to Agent prior to the closing of the Loan or acquired since that date (except property and assets sold or otherwise disposed of in the ordinary course of business since that date)

8.3     Financial Statements.

The financial information regarding the Project and Borrower delivered to Agent prior to the closing of the Loan fairly present the financial condition of Borrower and the Project as of the date thereof. As of the date of this Agreement, there are no material liabilities or contingent liabilities of Borrower known to the officers and members of Borrower which are not disclosed in said financial information other than the Obligations.

8.4     No Material Changes, Etc.

Since the date of the most recent financial statements of Borrower delivered to Agent, there has occurred no adverse change in the financial condition or business of Borrower as shown on or reflected in such financial statements, other than changes in the ordinary course of business that have not had any material adverse effect either individually or in the aggregate on the business or financial condition of Borrower.

8.5     Franchises, Patents, Copyrights, Etc.

Borrower possesses, and will at all times possess, all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of its business substantially as now conducted or as it is intended to be conducted with respect to the Project, without known conflict with any rights of others.

8.6     Litigation.

There are no actions, suits, proceedings or investigations of any kind pending or, to Borrower’s knowledge, threatened against Borrower or the Project before any court, tribunal or administrative agency or board or any mediator or arbitrator that, if adversely determined, might, either in any case or in the aggregate, materially adversely affect the business, assets or financial condition of Borrower or the Project, or result in any liability not adequately covered by insurance, or for which adequate reserves are not maintained on the balance sheet of Borrower or the Project, or which question the validity of this Agreement or any of the other Loan Documents, any action taken or to be taken pursuant hereto or thereto, or any lien or security interest created or intended to be created pursuant hereto or thereto, or which will adversely affect the ability of Borrower to construct, use and occupy the Improvements or to pay and perform the Obligations in the manner contemplated by this Agreement and the other Loan Documents.

8.7     No Materially Adverse Contracts, Etc.

Borrower is not as of this date subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation that has or is expected in the future to have a materially adverse effect on the business, assets or financial condition of Borrower. Borrower is not, and will not be, a party to any contract or agreement that has or is expected, in the judgment of Borrower’s officers, to have any materially adverse effect on the business of Borrower.

8.8     Compliance With Other Instruments, Laws, Etc.

Each party is not, and will not at any time be, in violation of any provision of its Organizational Documents or any agreement or instrument to which it may be subject or by which it or any of its properties may be bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that could result in the imposition of substantial penalties or materially and adversely affect the financial condition, properties or business of such Party.

8.9     Tax Status.

Each Party (a) has made or filed, and will make or file in a timely fashion, all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (b) has paid, and will pay when due, all Taxes shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings, (c) if a partnership, limited partnership, limited liability partnership, or limited liability company, has, and will maintain, partnership tax classification under the Code, and (d) has set aside, and will at all times set aside, on its books provisions reasonably adequate for the payment of all Taxes for periods subsequent to the period to which such returns, reports or declarations apply. There are no unpaid Taxes in any material amount claimed to be due by Borrower by the taxing authority of any jurisdiction, except those that may be contested in good faith and by appropriate proceedings and as to which adequate reserves have been established and funded by Borrower, and the officers, partners or trustees of Borrower know of no basis for any such claim or any such contest. Borrower has filed, and will continue to file, all of such tax returns, reports, and declarations either (i) separately from any parent or affiliate or (ii) if part of a consolidated filing, as a separate member of any such consolidated group.

8.10       No Event of Default.

No Event of Default has occurred and is continuing.

8.11       Setoff, Etc.

The Collateral and Agent’s and Lenders’ rights with respect to the Collateral are not subject to any setoff, claims, withholdings or other defenses.

8.12       Certain Transactions.

Except as set forth on Schedule 8.12 hereto, (a) none of the officers, trustees, directors, partners, managers, members, stockholders, beneficiaries, or employees of Borrower or (b) to the knowledge of Borrower, any corporation, partnership, trust or other entity in which any such officer, trustee, director, partner, manager, member, stockholder, beneficiary, or employee has a substantial interest or is an officer, director, trustee, manager or partner, is presently a party to any transaction with Borrower (other than for services as employees, officers, trustees, managers and directors).

8.13       Subsidiaries.

Borrower does not, and will not have any, Subsidiaries.

8.14       Partners, Beneficiaries, Etc.

Except as set forth in Schedule 8.14, Borrower has no general partners, limited partners, partners, beneficiaries, stockholders or members.

8.15       ERISA Plan.

Borrower does not, and will not maintain or contribute to an ERISA Plan.

8.16       Intentionally Omitted.

8.17       Access.

The rights of way for all roads necessary for the full utilization of the Improvements for their intended purposes have or will upon Project Completion either been acquired by the appropriate Governmental Authority or have been dedicated to public use and accepted by such Governmental Authority. All necessary steps have been taken by Borrower and such Governmental Authority to assure the complete construction and installation of such roads prior to the date upon which access to the Project via such roads will be necessary, and the right to use all such roads, or suitable substitute rights of way reasonably approved by Agent, shall be maintained at all times for the Project. All curb cuts, driveways and traffic signals shown on the Plans and Specifications are existing or have been fully approved by the appropriate Governmental Authority and after the completion thereof, shall be maintained at all times for the Project, except to the extent acquired by any Governmental Authorities or dedicated to public use.

8.18       Condition of Project.

Neither the Project nor any part thereof is now damaged or injured in any material respect as result of any fire, explosion, accident, flood or other casualty or has been the subject of any Taking, and to the knowledge of Borrower, no Taking is pending or contemplated.

8.19       Compliance with Requirements.

The construction of the Improvements and the use of the Project contemplated thereby materially comply with, and will at times materially comply with, all Requirements. Borrower will give or cause to be given all such notices to, and take all such other actions with respect to, such Governmental Authority as may be required under applicable Requirements to construct the Improvements and to use and operate the Project following Project Completion.

8.20       Project Approvals.

(a)         All Project Approvals obtained by Borrower are listed and described on Schedule 8.20 hereto, have been validly issued and are in full force and effect. Borrower has no reason to believe that any of the Project Approvals not heretofore obtained by Borrower will not be obtained by Borrower in the ordinary course following Project Completion in accordance with the Plans and Specifications. To Borrower’s knowledge, no Project Approvals will terminate, or become void or voidable or terminable, upon any sale, transfer or other disposition of the Project, including any transfer pursuant to foreclosure sale under the Deed of Trust.

(b)         All Project Approvals not heretofore been obtained by Borrower but which, to Borrower’s knowledge will be required, necessary or desirable for the satisfactory construction of the Improvements in accordance with the Plans and Specifications are also listed and described on Schedule 8.20 hereto. Borrower will promptly obtain such Project Approvals, as well as any other Project Approvals that may hereafter become required, necessary or desirable, as determined by Borrower, and will furnish Agent with evidence that Borrower has obtained such Project Approvals promptly upon its request.

(c)         Borrower will duly perform and comply in all material respects with all of the terms and conditions of all Project Approvals obtained at any time including, without limitation, all Project Approvals listed and described on Schedule 8.20 hereto.

8.21       Construction-Related Contracts.

Borrower has provided Agent with true and complete copies of all Construction-Related Contracts in effect as of the date of this Agreement. Such Construction-Related Contracts are each in full force and effect, and all of the parties thereto are materially in compliance with their respective obligations thereunder. The work to be performed by Borrower (or the respective Contractors as the case may be) under any of the Construction-Related Contracts is the work called for by the Plans and Specifications, the Project Budget, and is permitted by all documents of record and otherwise affecting the Land.

8.22       Other Contracts.

(a)         Except for the Construction-Related Contracts provided to Agent as of the Closing Date, the Development Agreement, the Property Agreements and the Management Contract, Borrower has not made any contract or arrangement of any kind or type whatsoever (whether oral or written, formal or informal), the performance of which by the other party thereto could give rise to a lien or encumbrance on the Project.

(b)         Borrower has not made, and will not make, any contract or arrangement of any kind or type whatsoever, with any affiliate of Borrower unless such contract or arrangement is (1) either (y) approved in writing in advance by Agent if the amount of such contract exceeds $50,000 or $100,000 in the aggregate of all such contracts (no such consent being required for any contract whose value do not exceed the single limit amount, provided that the aggregate limit amount is not reached), but excluding the agreements referenced in Schedule 8.12, which are deemed to be approved by Agent for the purposes of this Section 8.22, or (z) on the same terms as would be generally available to Borrower in an arm’s length contract or arrangement with a third party, and (2) evidenced by a written agreement.

8.23       Violations.

Borrower has received no written notices of, or has any knowledge of, any current violations as of this date of any applicable Requirements or Project Approvals.

8.24       Plans and Specifications.

Borrower has furnished Agent with true and complete sets of the Plans and Specifications in effect as of this date. The Plans and Specifications so furnished to Agent comply, and any future Plans and Specifications required to be delivered hereunder shall comply in all material respects with all Requirements, all Project Approvals, and all restrictions, covenants and easements affecting the Project, and have been approved by the Contractor, the Architect, and such Governmental Authority to the extent required for construction of the Improvements.

8.25       Project Budget.

The Project Budget accurately reflects all Project Costs as reasonably estimated by Borrower.

8.26       Effect of Draw Request.

Each Draw Request submitted to Agent as provided in Section 3.1 hereof shall constitute an affirmation that the representations and warranties contained in this Agreement and in the other Loan Documents remain true and correct as of the date thereof (unless such representation and/or warranty expressly references a different date with respect thereto); and unless Agent is notified to the contrary, in writing, prior to the Drawdown Date of the requested Advance or any portion thereof, shall constitute an affirmation that the same remain true and correct on the Drawdown Date (unless such representation and/or warranty expressly references a different date with respect thereto).

8.27       Anti-Terrorism.

None of Borrower or any of its underlying beneficial owners that hold greater than a five percent (5.0%) direct or indirect interest (such beneficial owners, “Significant Holders”) have engaged in any dealings or transactions, directly or indirectly, (i) in contravention of any U.S., international or other money laundering regulations or conventions, including, without limitation, the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, Trading with the Enemy Act (50 U.S.C. Section 1 et seq., as amended), or any foreign asset control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, or (ii) in contravention of Executive Order No. 13,244,66 Fed. Reg. 49,079 (2001) issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), as may be amended or supplemented from time to time (“Anti-Terrorism Order”) or on behalf of terrorists or terrorist organizations, including those persons or entities that are included on any relevant lists maintained by the U.S. Office of Foreign Assets Control. None of Borrower nor any of its Significant Holders is a person described in section 1 of the Anti-Terrorism Order and none of Borrowers nor any of its Significant Holders have engaged in any dealings or transactions, or otherwise been associated with any such Person.

8.28       Tax Shelter Regulations.

Neither Borrower, any Guarantor, any non-borrower trustor, nor any subsidiary of any of the foregoing intends to treat the Loan or the transactions contemplated by this Agreement and the other Loan Documents as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). If Borrower, or any other party to the Loan determines to take any action inconsistent with such intention, Borrower will promptly notify Agent thereof. If Borrower so notifies Agent, Borrower acknowledges that Agent may treat the Loan as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and Agent will maintain the lists and other records, including the identity of the applicable party to the Loan as required by such Treasury Regulation.

8.29       Property Agreements.

The Property Agreements are in full force and effect and neither Borrower nor, to Borrower’s knowledge, any other party thereto is in default thereunder, and to Borrower’s knowledge, there are no conditions which, with the passage of time or the giving of notice, or both, would constitute a default thereunder. The Property Agreements have not been modified, amended or supplemented in any way.

9.          AFFIRMATIVE COVENANTS OF BORROWER.

Borrower covenants and agrees that, so long as the Loan is outstanding or Lenders have any obligation to make any Advances:

9.1      Punctual Payment.

Borrower will duly and punctually pay or cause to be paid the principal and interest on the Loan and all other amounts provided for in the Note, this Agreement and the other Loan Documents to which Borrower is a party, all in accordance with the terms of the Note, this Agreement and such other Loan Documents.

9.2       Commencement, Pursuit and Completion of Construction.

Borrower will diligently pursue construction of the Improvements in material accordance with the Construction Schedule, subject to Force Majeure, provided, however, that Borrower shall furnish Agent with written notice satisfactory to Agent evidencing any such delay within ten (10) days from the occurrence of any event constituting Force Majeure, and will pay all sums and perform all such acts as may be necessary or appropriate to complete such construction (subject to Borrower’s right to contest same under Section 10.12 below), on or before the Completion Date, all in accordance with the Plans and Specifications, in compliance with all restrictions, covenants and easements affecting the Project, all Requirements, all Project Approvals, and with all terms and conditions of the Loan Documents, without material deviation from the Plans and Specifications unless Borrower obtains the prior approval of Agent not to be unreasonably withheld, and, only if applicable and required, the insurance company or companies underwriting the Subcontractor Default Surety Program. To the extent not previously delivered to Agent for any particular phase of the Project, Borrower shall deliver to Agent for its review and approval, Plans and Specifications for such particular phase of the Project. All construction shall be completed free from any liens, claims or assessments (actual or contingent) asserted against the Project for any material, labor or other items furnished in connection therewith, subject, however, to Borrower’s right to contest in good faith any such claims or assessments pursuant to Section 10.12 below.

9.3       Correction of Defects.

Borrower will promptly correct or cause to be corrected all defects in the Improvements so that the Improvements shall comply in all material respects with the Plans and Specifications and all Requirements.

9.4      Records and Accounts.

Borrower will (a) keep true and accurate records and books of account in which full, true and correct entries will be made in accordance with generally accepted accounting principles (or such other recognized method of accounting reasonably acceptable to Agent), which records and books will not be maintained on a consolidated basis with those of any other Person, including, any Obligor, Subsidiary of Borrower, or parent or affiliate of Borrower and (b) maintain reasonably adequate accounts and reserves for all taxes (including income taxes), depreciation and amortization of its properties, contingencies, and other reserves, all of which accounts shall not be commingled with accounts of any other Person, including any Obligor, Subsidiary of Borrower, or parent or affiliate of Borrower.

9.5       Financial Statements, Certificates and Information.

Borrower will deliver, or cause to be delivered, to Agent:

(a)      Annual Statements. As soon as practicable, but in any event not later than (x) one hundred twenty (120) days following the end of each fiscal calendar year, company prepared financial statements of Borrower prepared in accordance with Generally Accepted Accounting Principles or other recognized method of accounting acceptable to Agent, consistently applied, in form and manner of presentation acceptable to Agent and (y) within one hundred twenty (120) days following the end of each fiscal year, financial statements of Guarantor compiled by a certified public accountant reasonably acceptable to Agent and prepared in accordance with Generally Accepted Accounting Principles or other recognized method of accounting acceptable to Agent, consistently applied by said certified public accountant, in the case of each of (x) and (y), such financial statements to include a balance sheet, income statement and a cash flow statement and to be supplemented by such detail and supporting data and schedules as Agent may from time to time reasonably determine;

(b)       Quarterly Statements. As soon as available and in any event within forty-five (45) days after the end of each quarterly period, each of which ends on March 31, June 30, September 30 and December 31 in each calendar year, internally prepared financial statements of Borrower and Guarantor (and as to Guarantor, in a format previously used and approved by Agent or its predecessors in interest in previous loan transactions), as of the end of and for such quarterly period;

(c)       Periodic Statements. As soon as available and in any event within fifteen (15) days following the end of each calendar month the following, internally prepared by Borrower and certified by Borrower to be true, accurate and complete in all material respects: (i) an operating statement showing the results of operation for the prior month and on a year-to-date basis for the period just ended, (ii) a current rent roll of the Project, containing such details as Agent may reasonably request and (iii) a current leasing activity schedule;

(d)       Operating Budget. Beginning December 1, 2016, and thereafter no later than December 1 of each succeeding year, the Operating Budget for the next succeeding year.

(e)       Data Requested. Within a reasonable period of time and from time to time such other financial data or information as Agent may reasonably request with respect to the Project or Borrower, including, but not limited to, rent rolls, aged receivables, aged payables, leases, budgets, forecasts, reserves, cash flow projections, physical condition of the Project and pending lease proposals;

(f)       Tax Returns. As soon as available and in any event within thirty (30) days of the filing thereof, complete copies of all federal and state tax returns and supporting schedules of Borrower and Guarantor;

(g)       Real Estate Taxes. Concurrently with the paying thereof and within thirty (30) days following when such taxes are due, evidence that the real estate taxes on the Project have been paid.

(h)       Compliance Certificate. Together with each of the financial statements required pursuant to Sections 9.5(a) and 9.5(b) submitted by or on behalf of Borrower and

Guarantor, a statement, in the form of Exhibit I attached hereto, certified by (a) in the case of Borrower, the operating member of Borrower and (b) in the case of Guarantor, each Guarantor.

9.6         Insurance; Bonds.

(a)         Borrower will obtain and maintain insurance with respect to the Project and the operations of Borrower as required by the Deed of Trust.

(b)         Borrower will require the Contractor, the Architect, and any other architect, contractor, engineer or design professional providing design, construction, or engineering services in connection with the construction of the Improvements to obtain and maintain at all times during the construction of the Improvements (and for the Architect, for a period of not less than five (5) years after the date of Project Completion, or for such longer period as may be required by applicable law) such insurance as may be reasonably required by Agent, all such insurance to be in such amounts and form, to include such coverage and endorsements, and to be issued by such insurers as reasonably shall be approved by Agent, and to contain the written agreement of the insurer to give Agent thirty (30) days’ prior written notice of cancellation, nonrenewal, modification or expiration.

(c)         Borrower will obtain and provide to Agent or will cause the General Contractor to provide a certificate of insurance with respect to the Subcontractor Default Surety Program.

(d)         Borrower will provide or will cause any such Person to provide Agent with certificates evidencing such insurance upon the written request of Agent.

9.7         Liens and Other Charges.

Subject to Borrower’s right to contest as set forth in Section 10.12 and to bond as set forth in Section 14.1(d), Borrower will duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue all claims for labor, materials, or supplies that if unpaid might by law become a lien or charge upon any of its property.

9.8         Inspection of Project and Books, Appraisals.

(a)         Borrower shall permit Agent and the Construction Inspector, at Borrower’s reasonable expense, (and only so long as no Event of Default has occurred and is continuing, upon prior reasonable notice to Borrower) to visit and inspect the Project and all materials to be used in the construction thereof and will cooperate with Agent and the Construction Inspector during such inspections (including making available working drawings of the Plans and Specifications); provided that this provision shall not be deemed to impose on Agent or the Construction Inspector any obligation to undertake such inspections.

(b)         Borrower shall permit, or cause to permit, Agent at Borrower’s reasonable expense to visit and inspect the Project and to examine the books of account of Borrower (and to make copies thereof and extracts therefrom) and to discuss the affairs, finances and accounts of Borrower or any such other Person with, and to be advised as to the same by, its officers, partners, or trustees, all at such reasonable times and intervals as Agent may reasonably request.

(c)         Agent shall have the right to order new Appraisals of the Project from time to time. Each Appraisal shall be subject to review and approval by Agent. Borrower agrees upon demand to pay to Agent the cost and expense for such Appraisals and a fee for Agent’s review of such Appraisals. Borrower’s obligation to pay such cost and expense shall be limited to one Appraisal per year, unless the Appraisal is ordered after the occurrence of an Event of Default, and/or is reasonably required by Agent to confirm the provisions of Article 5 herein and/or or is required by applicable law or regulation.

(d)         The costs and expenses incurred by Agent in obtaining such Appraisals or performing such inspections shall be paid by Borrower promptly upon billing or request by Agent for reimbursement therefor.

9.9         Compliance with Laws, Contracts, Licenses, and Permits.

(a)         Borrower will, or will cause each Obligor and each Subsidiary thereof to, comply in all material respects with (a) the applicable laws and regulations wherever its business is conducted, including all Environmental Laws and, in the case of Borrower, all Requirements, (b) the provisions of its Organizational Documents, (c) all agreements and instruments by which it or any of its properties may be bound, including, in the case of Borrower, the Architect’s Contract (if applicable), Engineer’s Contract (if applicable), the Construction Contract (if applicable), the Development Agreement, the Property Agreements (if applicable), any Management Contract (if applicable), and any other Construction-Related Contract to which it is party, and all restrictions, covenants and easements affecting the Project, (d) all applicable decrees, orders and judgments of which Borrower has notice, and (e) all licenses and permits required by applicable laws and regulations for the conduct of its business or the ownership, use or operation of its properties, including, in the case of Borrower, all Project Approvals. Borrower shall not agree to any amendments to the Development Agreement or the Property Agreements without first obtaining the prior consent of Agent, which consent shall not be unreasonably withheld or conditioned. Borrower shall provide Agent with complete copies of any amendments to the Development Agreement and the Property Agreements reasonably contemporaneously with the execution and delivery thereof.

9.10         Use of Proceeds.

Borrower will use the proceeds of the Loan solely for the purpose of paying for Project Costs in accordance with the Project Budget.

9.11         Project Costs.

Borrower will pay when due all Project Costs in excess of the Loan Amount, regardless of the amount, subject to Borrower’s right to contest the same in good faith in accordance with Section 10.12 below.

9.12      Insufficiency of Loan Proceeds.

If at any time while the Loan is outstanding or Lenders have any obligation to make Advances hereunder, Agent shall in its sole but reasonable judgment determine that the remaining undisbursed portion of the Loan, together with the undisbursed balance of Required Equity Funds, if any, and any other sums previously deposited by Borrower with Agent in connection with the Loan, is or will be insufficient to fully complete and equip the Improvements in accordance with the Plans and Specifications, to operate and carry the Project after Project Completion until payment in full of the Loan by Borrower, to pay all other Project Costs, to pay all interest accrued or to accrue on the Loan during the term of the Loan from and after the date hereof, and to pay all other sums due or to become due under the Loan Documents (or as to any budget category or line item), regardless of how such condition may be caused (collectively, an “Equity Deficiency”), Agent shall advise Borrower in writing of such Equity Deficiency, whereupon Lenders shall have no obligation to make any further Advances hereunder, unless and until Borrower (x) within five (5) Business Days after written notice of such determination from Agent, acknowledges such Equity Deficiency, (y) thereafter contributes its own Required Equity Funds to fund all future Project Costs to cure such Equity Deficiency, and (z) Agent in its reasonable good faith discretion determines that an Equity Deficiency no longer exists. Notwithstanding any provision set forth herein to the contrary, upon the occurrence of (i) Project Completion and (ii) Agent’s determination that there exists a Debt Yield of no less than 8.4 and, to the extent that (I) Borrower has contributed Required Equity Funds to cure an Equity Deficiency, or (II) Agent has reallocated proceeds from the “Development Fee” line item to cure an Equity Deficiency pursuant to Section 2.2 (e) herein, and Agent subsequently determines that a cost savings has been realized pursuant to the terms of Section 2.5 (c) hereof, the amount of such cost savings (up to, but not in excess of the amounts set forth in subsections (I) and (II) of this Section 9.12) shall be either (1) disbursed to Borrower in immediately available funds (in the case of Required Equity Funds) or (2) reallocated to the “Development Fee” line item (in the case of a prior reallocation from the “Development Fee” line item).

9.13      Leasing Matters.

Borrower shall not, and shall not permit anyone acting on its behalf to, enter into a lease for any residential unit in the Project (each, a “Residential Lease”) except to the extent such Residential Lease is written on a form of residential lease that has been previously submitted to and approved by Agent, providing for rents consistent with comparable rental properties in the local market and written for a term not exceeding two (2) years, without the prior written consent of the Agent, which approval shall not be unreasonably withheld or delayed.

9.14     Laborers, Subcontractors and Materialmen.

Borrower will furnish to Agent, upon written request at any time, and from time to time, but not more frequently than monthly, affidavits listing all laborers, subcontractors, materialmen, and any other Persons who, to Borrower’s knowledge, might or could claim statutory or common law liens and are furnishing or have furnished labor or material to the Project or any part thereof, together with affidavits, or other evidence satisfactory to Agent, showing that such parties have been paid all amounts then due for labor and materials furnished to the Project; subject to Borrower’s right to contest such amounts in good faith as provided by Section 10.12 below.

9.15      Further Assurance of Title.

If at any time Agent or Agent’s counsel, acting commercially reasonably, has reason to believe that any Advance is not secured or will or may not be secured by the Deed of Trust as a first lien or security interest on the Project, then Borrower shall, within ten (10) days after written notice from Agent, do all things and matters reasonably necessary, to assure to the reasonable satisfaction of Agent and Agent’s counsel that any Advance previously made hereunder or to be made hereunder is secured or will be secured by the Deed of Trust as a first lien or security interest on the Project, and Agent, at its option, may decline to make further Advances hereunder until Agent has received such assurance, but nothing in this Section shall limit Agent’s right to require endorsements extending the effective date of the Title Policy as herein set forth.

9.16      Zoning.

The land use, zoning regulations and variances which are issued and are in effect for the Project permit the construction, use and occupancy of the Improvements thereon on an as-of-right basis and no additional variance, conditional use permit, special use permit or other similar approval is required for such use and occupancy of the Improvements. All easements, restrictions, covenants or operating agreements which benefit or burden the Project are in full force and effect, and to Borrower’s knowledge there are no defaults thereunder by any party thereto.

9.17 Publicity.

Borrower will permit Agent, with the prior review and approval of Borrower, to obtain publicity in connection with the construction of the Improvements through press releases and participation in such events as ground breaking and opening ceremonies.

9.18      Sign Regarding Construction Financing.

If Borrower elects in its own discretion to erect a sign on the Project advertising the construction of the Improvements, Borrower will, at Agent’s request, note on such sign, utilizing Agent’s standard logo, that the construction financing for the Project is being provided by Agent and Lenders.

9.19      Further Assurances.

(a)         Regarding Construction. Borrower will furnish or cause to be furnished to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, title and other insurance, reports and agreements and each and every other document and instrument required to be furnished by the terms of this Agreement or the other Loan Documents, all at Borrower’s expense.

(b)         Regarding Preservation of Collateral. Borrower will execute and deliver to Lender such further documents, instruments, assignments and other writings, and will do such other acts reasonably necessary or desirable, to preserve and protect the Collateral at any time securing or intended to secure the Obligations, as Lender may reasonably require.

(c)        Regarding this Agreement. Borrower will cooperate with, and will do such further acts and execute such further instruments and documents as Agent shall reasonably request to carry out to its satisfaction the transactions contemplated by this Agreement and the other Loan Documents.

9.20     Interest Rate Protection.

(a)        Borrower may at its option, maintain in full force and effect a Hedging Agreement satisfactory to Agent in its sole but reasonable discretion, including any amendments, modifications or any termination thereof.

(b)        All of Borrower’s obligations under any Agent/Lender Hedging Agreement shall be secured by the lien of the Deed of Trust on a pari passu basis with the Loan and other sums evidenced or secured by the Loan Documents.

(c)        The economic and other benefits of the Hedging Agreement and all of the other rights thereunder shall be collaterally assigned to Agent pursuant to the Assignment of Hedging Agreement as additional security for the Loan.

(d)        If any Hedging Agreement required hereunder shall by its terms, expire prior to the Maturity Date, and Borrower elects to replace such Hedging Agreement, Borrower shall deliver to Agent a replacement Hedging Agreement at least ten (10) Business Days prior to the expiration date of the then current Hedging Agreement which replacement Hedging Agreement shall be acceptable to Agent in its sole discretion and otherwise satisfy the requirements of this Section 9.20.

(e)        All costs, expenses, and indemnity obligations that may be incurred by Lenders or Agent as a result of Borrower’s default beyond applicable notice and grace periods, if any, under, or termination of, any Hedging Agreement shall be subject to immediate reimbursement by Borrower.

(f)        In the event Borrower elects to pre-pay the Loan, unless there is a written agreement with Lenders or Agent to continue the Hedging Agreement to its maturity, the Hedging Agreement shall be terminated (subject to the provisions related to early termination that appear in the Hedging Agreement).

9.21     Notices.

Borrower will promptly notify Agent in writing of (i) the occurrence of any known Default or Event of Default; (ii) the occurrence of any other known event which may have a material adverse effect on the Project or the business or financial condition of any Obligor; or (iii) the receipt by Borrower of any notice of default or notice of termination with respect to any material Construction-Related Contract, the Development Agreement, the Property Agreements or any Management Contract.

9.22     Restricted Cash Management.

Prior to the occurrence of a Cash Flow Sweep Trigger Event and/or an Event of Default, Borrower shall cause all gross revenues generated or derived from the operation of the Project to be deposited into the Operating Account. On or before the date Substantial Completion is achieved, Borrower shall open and maintain with Agent an account (the “Restricted Cash Management Account”), subject to terms of the Cash Management Agreement, into which Borrower shall cause (i) all gross revenues generated or derived from the operation of the Project and (ii) all funds in the Operating Account and (iii) all funds in the Loan Checking Account to be deposited after the occurrence of a Cash Flow Sweep Trigger Event and/or an Event of Default. All funds in the Restricted Cash Management Account shall be retained in such account and held as additional collateral for the Loan. After the occurrence of a Cash Flow Sweep Trigger Event and/or an Event of Default the Borrower may submit requisitions to Agent, together with detailed budgets and schedules of costs and expenses, for the payment of Operating Expenses in accordance with the terms of the Cash Management Agreement. Upon the occurrence of a Cash Flow Sweep Period Release Event, and provided no Event of Default exists, all funds then on deposit in the Restricted Cash Management Account shall be disbursed to the Operating Account. Borrower hereby grants to Lender a security interest in the Operating Account, Loan Checking Account and the Restricted Cash Management Account.

9.23     Accounts.

Borrower shall maintain with Agent all deposit, escrow and reserve accounts related to the Project, including, without limitation, the Accounts, and any accounts from which Borrower may from time to time authorize Agent or any counterparty to a Hedging Agreement to debit payments due on the Loan and any Hedging Agreement. Without limiting the generality of the foregoing, Borrower shall maintain Santander Bank as its principal depository bank, including for the maintenance of business, cash management, operating and administrative deposit accounts. Borrower hereby grants to Agent on behalf of Lenders a security interest in the foregoing accounts and deposit accounts.

9.24     Debt Yield.

(a)        Commencing on July 1, 2017 and continuing through the Initial Maturity Date and the Extended Maturity Date, if applicable, the Debt Yield shall be tested at the end of each calendar quarter. A “Cash Flow Sweep Trigger Event” shall exist if the Debt Yield falls below (x) 8.4% during the period of time commencing on July 1, 2017 and ending on the Initial Maturity Date (the “Initial Testing Period”) and (y) 9.0% during the Extension Period. A Cash Flow Sweep Trigger Event shall be cured (such cure, a “Cash Flow Sweep Period Release Event”) upon Agent’s determination that either (i) the Project has, subsequent to a Cash Flow Sweep Trigger Event, generated Debt Yield of (x) during the Initial Testing Period, greater than or equal to 8.4% for two (2) consecutive calendar quarters or (y) during the Extension Period, greater than or equal to 9.0% for two (2) consecutive calendar quarters or (ii) Borrower has made a payment to Agent, for the benefit of Lenders, in reduction of the Loan in an amount sufficient to satisfy a Debt Yield of (x) 8.4% during the Initial Testing Period or (y) 9.0% during the Extension Period.

(b)        For the purposes of calculating Debt Yield in connection with this Section 9.24, (i) “all revenues from the project” (as set forth in the definition of Net Operating Income) shall mean the monthly gross revenue based on the three (3) month period prior to calculation, annualized and (ii) Operating Expenses shall mean those Operating Expenses for the three (3) month period immediately preceding the date of calculation, annualized.

(c)        If after posting such Reserve Collateral, the Debt Yield requirements set forth in clause (a) above shall be satisfied for two (2) consecutive calendar quarters without giving effect to such Reserve Collateral, then upon written request of Borrower, Agent shall promptly release such Reserve Collateral.

9.25     Debt Service Coverage Ratio.

During the Initial Testing Period and the Extension Period, if any, the Debt Service Coverage Ratio shall be not less than 1.0 to 1.0 (the “Minimum Debt Service Coverage Requirement”), calculated on a quarterly basis, and evidenced by a certificate from an Authorized Representative, with such back-up documents as may be reasonably required by Agent. A breach of the Minimum Debt Service Coverage Requirement shall constitute an Event of Default, provided that Borrower may cure such Event of Default within thirty (30) days of such breach by paying down the outstanding principal balance of the Loan to cause compliance with the Minimum Debt Service Coverage Requirement or by positing Reserve Collateral with Agent, for the benefit of Lenders, in such amount. If after posting such Reserve Collateral, the Minimum Debt Service Coverage Requirement shall be satisfied for two (2) consecutive calendar quarters without giving effect to such Reserve Collateral, then upon written request of Borrower, Agent shall promptly release such Reserve Collateral.

10.     NEGATIVE COVENANTS OF BORROWER.

Borrower covenants and agrees that, so long as the Loan is outstanding or Lenders have any obligation to make any Advances:

10.1     Restriction on Change Orders.

Borrower will not cause, permit or suffer to exist any material deviations from the Plans and Specifications, and will not approve or consent to any material change order or construction change directive without the prior approval of Agent and the insurance company or companies underwriting the Subcontractor Default Surety Program, if required under the terms of such coverage.

10.2     Restrictions on Easements, Covenants and Restrictions.

Borrower will not create or suffer to be created or to exist any easement, right of way, restriction, covenant, condition, license or other right in favor of any Person which affects or might affect title to the Project or the use and occupancy of the Project or any part thereof without obtaining the prior approval of Agent, which shall not be unreasonably withheld or delayed; provided, however, that the foregoing shall not prohibit the granting of utility easements and like instruments in the ordinary course of business.

10.3     No Amendments, Terminations or Waivers.

(a)     Borrower shall not enter into any Construction-Related Contract after the date hereof in excess of $1,000,000.00 unless (x) Borrower shall have obtained Agent’s prior approval, which approval shall not be unreasonably withheld or conditioned, and (y) if required by Agent, the Person obligated under such Construction-Related Contract shall have executed and delivered to Agent its consent to Borrower’s assignment of such Construction-Related Contract, in a form reasonably acceptable to Agent (a “Third Party Consent”).

(b)     Except as otherwise provided for in herein, Borrower will not materially amend, supplement or otherwise modify, whether by change order or otherwise, any of the terms and conditions of the Construction-Related Contracts, the Development Agreement, any of the Property Agreements or any Management Contract without in each case the prior approval of Agent (which consent shall not be unreasonably withheld or conditioned), and in the case of any Construction-Related Contract covered by the Subcontractor Default Surety Program, without the prior approval of insurance companies providing the underwriting therefor, but only to the extent so required by such coverage; provided, however, that Agent’s consent shall not be required for Code Compliance Changes or Minor Field Changes. As used herein, “Code Compliance Changes” shall mean any change to the Plans and Specifications which are required by any governmental agency in connection with its review and inspection process and which (a) individually does not cause any line item in the Project Budget to be increased or decreased by more than Fifty Thousand Dollars ($50,000.00) and, when added to all previous such change orders resulting from Code Compliance Changes, does not cause an aggregate net increase or decrease to the total Project Budget of more than Two Hundred Fifty Thousand Dollars ($250,000.00); and (b) does not diminish the value or utility of the Improvements or the mechanical, structural, or architectural integrity thereof. As used herein, “Minor Field Changes” shall mean any change to the Plans and Specifications which (a) individually does not cause any line item in the Project Budget to be increased or decreased by more than Fifty Thousand Dollars ($50,000.00) and, when added to all previous such change orders resulting from Minor Field Changes, does not cause an aggregate net increase or decrease to the total Project Budget of more than Two Hundred Fifty Thousand Dollars ($250,000.00); and (b) does not diminish the value or utility of the Improvements or the mechanical, structural, or architectural integrity thereof; and (c) shall not involve any substitution or elimination of materials; or if it does involve material substitution, the substituted materials are of equal or superior quality, durability and appearance to the materials originally specified in the Plans and Specifications, and the substitution shall not materially change the appearance or use of the Improvements.

(c)     Borrower will not, directly or indirectly, terminate or cancel, or cause or permit to exist any condition which would result in the termination or cancellation of, or which would relieve the performance of any obligations of any other party under, any other Construction-Related Contract, any Management Contract, the Development Agreement or the Property Agreements, in each case, without the prior approval of Agent (which approval shall not be unreasonably withheld or conditioned).

(d)        Borrower will not, directly or indirectly, waive or agree or consent to the waiver of, the performance of any obligations of any other party under any Construction-Related Contract, any Management Contract, the Development Agreement or the Property Agreements without, in each case, the prior approval of Agent (which approval shall not be unreasonably withheld or conditioned).

(e)        Borrower will not, directly or indirectly, amend, or allow the amendment of, any of the Organizational Documents of Borrower, including, without limitation, any such amendment which would allow or authorize the expansion of Borrower’s activities beyond the ownership, construction, operation and maintenance of the Project and all matter incidental or accessory thereto without, in each case, the prior approval of Agent (which approval shall not be unreasonably withheld or conditioned).

(f)        Borrower will not, directly or indirectly engage a successor developer without the prior approval of Agent (which approval may be granted or withheld in Agent’s sole and absolute discretion).

(g)        Concurrently with the execution and delivery of any Management Contract Borrower shall, and shall cause the Management Company to, deliver the Assignment of Management Agreement.

10.4     Restrictions on Indebtedness.

Borrower will not create, incur, assume, guaranty or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

(a)        Indebtedness to Lenders arising under any of the Loan Documents;

(b)        Current liabilities of Borrower relating to the Project, incurred in the ordinary course of business but not incurred through (i) the borrowing of money, or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;

(c)        Indebtedness relating to the Project, in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 8.9 and Section 9.7; and

(d)        Indebtedness to any Obligor, Subsidiary of Borrower, or any member, parent or affiliate of Borrower; provided, however, (i) the proceeds of such Indebtedness shall only be used to enable Borrower to pay its ordinary and customary operating expenses or other costs and expenses related to the Project; (ii) no payments shall be made or required relative to the said Indebtedness on or before payment in full of the Obligations; (iii) any payments received by the holder of said Indebtedness shall be held for, and paid in kind to, Agent for the benefit of Lenders; and (iv) the said Indebtedness of Borrower shall be (1) evidenced by documents reasonably satisfactory in all respects to Agent, (2) subordinate in lien and payment to the Obligations, (3) unsecured and (4) non-defaultable and non-callable upon a default or otherwise until one year and one day from the repayment in full of the Obligations,

(although such Indebtedness may be converted to equity, so long as such conversion would constitute a Permitted Transfer).

10.5     Restrictions on Liens, Etc.

Subject to Borrower’s right to contest as set forth in Section 10.12, Borrower will not (a) create or incur or suffer to be created or incurred or to exist any lien, encumbrance, mortgage, pledge, charge, restriction or other security interest of any kind upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of its property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; (d) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against it that if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors; or (e) sell, assign, pledge or otherwise transfer any accounts, contract rights, general intangibles, chattel paper or instruments, with or without recourse; provided that Borrower may create or incur or suffer to be created or incurred or to exist the following “Permitted Liens”:

(a)        statutory liens relating to the Project, to secure taxes, assessments and other governmental charges or claims for labor, material or supplies in respect of obligations not overdue;

(b)        liens in favor of Agent under the Loan Documents;

(c)        other liens on the Project consisting of easements, rights of way, covenants and restrictions if and to the extent the same are disclosed on the Title Policy and have been approved by Agent.

10.6     Restrictions on Loans and Investments.

Borrower will not make or permit to exist or to remain outstanding any loan by Borrower to any Person or any Investment.

10.7     Merger, Consolidation, Conversion, Business Operations, and Ownership and Disposition of Assets.

(a)        Borrower shall not own any assets other than the Project or other assets incidental to the ownership or operation of the Project.

(b)        Borrower will not become a party to any merger or consolidation, or agree to or effect any asset acquisition or stock acquisition.

(c)        Borrower will not become a party to or agree to or effect any disposition of the Project or any part thereof except as otherwise provided hereunder.

(d)        Borrower will not convert into any other type of entity, including, without limitation, a limited liability partnership.

(e)        Borrower will not engage in any business operations other than those necessary for the ownership, construction, management, or operation of the Project.

10.8     Sale and Leaseback.

Borrower will not enter into any arrangement, directly or indirectly, whereby Borrower shall sell or transfer any property owned by it in order then or thereafter to lease such property or lease other property that Borrower intends to use for substantially the same purpose as the property being sold or transferred.

10.9     Distributions.

Borrower will not make any distributions to any of its members or shareholders (i) until such time as the Project achieves and maintains a Debt Yield of at least 9.0% for two consecutive calendar quarters and (ii) upon the occurrence and during the continuance of a Default or Event of Default. For the purposes of calculating Debt Yield in connection with this Section 10.9, (i) “all revenues from the project” (as set forth in the definition of Net Operating Income) shall mean the monthly gross revenue based on the three (3) month period prior to calculation, annualized and (ii) Operating Expenses shall mean those Operating Expenses for the three (3) month period immediately preceding the date of calculation, annualized.

10.10     Mezzanine Debt.

Except for a “Failing Member Loan,” as defined in Section 4.5(d)(iv) of the Limited Liability Agreement of Borrower, Borrower will not permit or allow its members or shareholders to enter into any mezzanine or related subordinate debt secured by a pledge or other collateral transfer or assignment of the ownership, membership or stock interests of Borrower.

10.11     Other Negative Covenants.

Borrower will not:

(a)        Seek the dissolution or winding up, in whole or in part, of Borrower or voluntarily file, or consent to the filing of, a petition for bankruptcy, reorganization, assignment for the benefit of creditors or similar proceedings; and

(b)        Commingle any of its accounts with accounts of any other Person, including, any Obligor, Subsidiary of Borrower, or parent or affiliate of Borrower.

10.12     Right to Contest.

Notwithstanding the provisions of Section 9.7 and Section 10.5, it is agreed that any claims for labor, materials or supplies need not be paid if the validity or amount thereof shall be contested currently, diligently and in good faith by appropriate proceedings, and if Borrower shall have adequate unencumbered (except in favor of Agent for the benefit of Lenders) cash reserves with respect thereto, and further provided that such contest does not create a default by landlord under any Lease assigned to Agent for the benefit of Lenders, or a default by Borrower under the Construction Contract, or the Architect’s Contract, or the Engineer’s Contract (if applicable), or any bonds; and provided, further, that Borrower shall pay all obligations: (i) immediately upon the commencement of proceedings to enforce any lien which may have attached as security therefor, unless such proceeding is stayed by proper court order pending the outcome of such contest or bonded as set forth in Section 14.1(d); and (ii) as to claims for labor, materials or supplies, prior to the imposition of any lien on the Project unless the lien is discharged or bonded as set forth in Section 14.1(d); and provided, further, that Lenders shall have no obligation to fund any further Advances unless the Title Insurance Company insures such Advance as a valid first lien and security interest on the Project.

11.     Intentionally Omitted.

12.     CONDITIONS TO CLOSING.

The obligation of Lenders to close the Loan shall be subject to the satisfaction of the following conditions precedent:

12.1     Loan Documents.

Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance satisfactory to Agent.

12.2     Construction-Related Contracts.

Each of the Construction-Related Contracts in effect as of the date hereof (which shall include the General Contract), shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect, and shall be in form and substance satisfactory to Agent. Architect and the General Contractor shall have duly executed and delivered to Agent a consent to the assignment of the Architect’s Contract, Engineer’s Contract and the General Contract, in form and substance satisfactory to Agent. Agent shall have received and approved the final Project Budget.

12.3     Subcontracts.

Borrower shall have delivered to Agent, and Agent shall have reasonably approved, a list of all subcontractors and materialmen who have been or, to the extent identified by Borrower, will be supplying labor or materials for the Project.

12.4     Other Contracts.

Borrower shall have delivered to Agent correct and complete copies of all other executed contracts with contractors, subcontractors, engineers or consultants for the Project, and of all development, management, brokerage, sales or leasing agreements for the Project.

12.5     Intentionally Omitted.

12.6     Certified Copies of Organization Documents.

Agent shall have received from each of the Parties a certified copy of its Organization Documents as in effect on such date of certification, such Organizational Documents to be in form and substance satisfactory to Agent.

12.7     Resolutions.

All action necessary for the valid execution, delivery and performance by each Party of this Agreement and the other Loan Documents to which it is or is to become a party shall have been duly and effectively taken, and evidence thereof satisfactory to Agent shall have been provided to Agent. Agent shall have received from each such Person true copies of the resolutions authorizing the transactions described herein, each certified as of a recent date to be true and complete.

12.8     Incumbency Certificate; Authorized Signers.

Agent shall have received from each Party an incumbency certificate, dated as of the Closing Date, giving the name and bearing a specimen signature of each individual who shall be authorized: (a) to sign, in the name and on behalf of such Person each of the Loan Documents to which such Person is or is to become a party; (b) in the case of Borrower, to make Draw Requests; and (c) to give notices and to take other action on its behalf under the Loan Documents.

12.9     Validity of Liens.

The Security Documents shall be effective to create in favor of Agent a legal, valid and enforceable first lien and security interest in the Collateral. All filings, recordings, deliveries of instruments and other actions reasonably necessary or desirable in the opinion of Agent to protect and preserve such lien and security interest shall have been duly effected. Agent shall have received evidence thereof in form and substance reasonably satisfactory to Agent.

12.10     Intentionally Omitted.

12.11     Deliveries.

The following items or documents shall have been delivered to Agent by Borrower and shall be in form and substance satisfactory to Agent:

(a)        Title Policy. The Title Policy, together with proof of payment of all fees and premiums for such policy and true and accurate copies of all documents listed as exceptions under such policy.

(b)        Other Insurance. Duplicate originals or certified copies of all policies of insurance required by the Deed of Trust or hereunder to be obtained and maintained during the construction of the Improvements.

(c)        Evidence of Sufficiency of Funds. Evidence that Borrower’s Required Equity Funds shall have been applied to the Project and which has been verified by Agent and Agent’s Construction Inspector and evidence that the proceeds of the Loan, together with

Borrower’s Required Equity Funds will be sufficient to cover all Project Costs reasonably anticipated to be incurred to complete the Improvements, to carry the Project through the Maturity Date, and to satisfy the obligations of Borrower to Lender under this Agreement.

(d)        Environmental Report. An environmental site assessment report or reports of one or more qualified environmental engineering or similar inspection firms reasonably approved by Agent, which report or reports shall indicate no adverse change to the condition of the Land and any existing improvements thereon from the condition set forth in reports previously reviewed and approved by Agent that indicated compliance with all Requirements and were in all respects reasonably satisfactory to Agent and upon which report or reports Lenders are expressly entitled to rely.

(e)        Soils Report. A soils report for the Land prepared by a soils engineer reasonably approved by Agent, which report shall indicate that, based upon actual surface and subsurface examinations of the Land, the soils conditions are fully satisfactory for the proposed construction and operation of the Improvements in accordance with the Plans and Specifications.

(f)        Survey and Taxes. A Survey of the Land (and any existing improvements thereon) and Surveyor’s Certificate, and evidence of payment of all real estate taxes and municipal charges on the Land (and any existing improvements thereon) which were due and payable prior to the Closing Date.

12.12     Intentionally Omitted.

12.13     Legal and Other Opinions.

Agent shall have received favorable opinions in form and substance satisfactory to Agent and Agent’s counsel, addressed to Agent and Lenders and dated as of the Closing Date, from counsel to Borrower and each Guarantor acceptable to Agent, as to the matters as Lender shall reasonably request.

12.14     Lien Search.

Agent shall have received a certification from Title Insurance Company or counsel satisfactory to Agent (which shall be updated from time to time at Borrower’s expense upon request by Agent) that a search of the public records disclosed no conditional sales contracts, security agreements, chattel mortgages, leases of personalty, financing statements or title retention agreements which affect the Collateral.

12.15     Notices.

All notices required by any Governmental Authority under applicable Requirements to be filed prior to commencement of construction of the Improvements shall have been filed.

12.16     Appraisal.

Agent shall have received an Appraisal, in form and substance reasonably satisfactory to Lenders.

12.17     Commitment Fee.

Borrower shall have paid to Agent the Commitment Fee pursuant to the Fee Letter.

12.18     Performance; No Default.

Borrower shall have performed and complied with all terms and conditions herein required to be performed or complied with by it on or prior to the Drawdown Date of the initial Advance, and on the Drawdown Date of the initial Advance, there shall exist no Default or Event of Default.

12.19     Representations and Warranties.

The representations of warranties made by the Obligors in the Loan Documents or otherwise made by or on behalf of the Obligors in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall be true and correct in all material respects on the Drawdown Date of the initial Advance (except to the extent of changes resulting from transactions contemplated or permitted by the Loan Documents).

12.20     Proceedings and Documents.

All proceedings in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be satisfactory to Agent and Agent’s counsel in form and substance, and Agent shall have received all information and such counterpart originals or certified copies of such documents and such other certificates, opinions or documents as Agent and Agent’s counsel may reasonably require.

12.21     Waiver.

Any waiver by Agent of any of the conditions precedent contained herein for the Closing and the initial Advance shall not be deemed to be a waiver by Agent of such conditions precedent for any subsequent Advance or any other obligation of Agent hereunder.

13.    CONDITIONS OF INITIAL AND SUBSEQUENT ADVANCES.

The obligation of Lender to make the Initial Advance and any Advance thereafter shall be subject to the satisfaction of the following conditions precedent:

13.1     Prior Conditions Satisfied.

All conditions precedent to (a) the closing of the Loan and (b) if applicable, the Initial Advance and any prior Advance, shall continue to be satisfied as of the Drawdown Date of the Initial Advance or such subsequent Advance.

13.2      Performance; No Default.

Borrower shall have materially performed and complied with all terms and conditions herein required to be performed or complied with by it on or prior to the Drawdown Date of such Advance, and on the Drawdown Date of such Advance there shall exist no Event of Default.

13.3      Representations and Warranties.

Each of the representations and warranties made by the Obligors in the Loan Documents or otherwise made by or on behalf of the Obligors in connection therewith after the date thereof shall have been true and correct in all material respects on the date on when made and shall also be true and correct in all material respects on the Drawdown Date of such Advance (except to the extent of changes resulting from transactions contemplated or permitted by the Loan Documents).

13.4      No Damage.

The Improvements shall not have been injured or damaged in any material respect by fire, explosion, accident, flood or other casualty.

13.5      Construction Inspector Report.

Agent shall have received a report or written confirmation from the Construction Inspector that (a) the Construction Inspector has reviewed the Plans and Specifications, (b) the Plans and Specifications have been received and approved by each Governmental Authority to which the Plans and Specifications are required under applicable Requirements to be submitted, (c) the Construction Contract satisfactorily provides for the construction of the Improvements, and (d) in the opinion of the Construction Inspector, construction of the Improvements can be completed for an amount not greater than the amount allocated for such purpose in the Project Budget.

13.6      Receipt of Agent.

The Agent shall have received:

(a)         Draw Request. A Draw Request complying with the requirements hereof, including those set forth in Section 3.1 hereof.

(b)         Subcontractor Default Surety Program. Evidence that the insurance provided under the Subcontractor Default Surety Program remains in full force and effect.

(c)         Endorsement to Title Policy. A “date down” endorsement to the Title Policy indicating no material change in the state of title and containing no survey exceptions not reasonably approved by Lender;

(d)         Approval by Construction Inspector. Approval of the Draw Request for such Advance by the Construction Inspector, accompanied by a certificate or report from the Construction Inspector to the effect that in its opinion, based on-site observations and submissions by the Contractor, the construction of the Improvements to the date thereof was performed in a good and workmanlike manner and materially in accordance with the Plans and Specifications, stating the estimated total cost of construction of the Improvements, stating the percentage of in-place construction of the Improvements, and stating that the remaining non-disbursed portion of the Loan and Required Equity Funds allocated for such purpose in the Project Budget is adequate to complete the construction of the Improvements; and

(e)         Construction-Related Contracts. If Borrower is requesting an Advance for Project Costs pursuant to Construction-Related Contracts for which Agent’s approval is required under Section 10.3(a) hereof, Lender shall have received a true and complete copy of such Construction-Related Contract, and if requested by Lender, a fully executed Third Party Consent relating thereto.

(f)         Plans and Specifications. With respect to the portion of the Improvements for which Project Costs have been incurred and as to which Borrower is requesting a Loan Advance, two (2) complete sets of the Plans and Specifications and approval thereof by any necessary Governmental Authority, with a certification from the Architect that the Improvements to be constructed materially comply with all Requirements and Project Approvals and that the Construction Contract satisfactorily provides for the construction of the Improvements.

(g)         Required Equity Funds. Borrower’s Required Equity Funds shall have been invested in the Project.

(h)         Evidence of Access, Availability of Utilities, Project Approvals. Evidence as to:

(1)         the intended methods of access to and egress from the Project, and nearby or adjoining public ways, meeting the reasonable requirements of the Project and the status of completion of any required improvements to such access; and

(2)         the obtaining of all Project Approvals, including, without limitation, a building permit issued by the applicable Governmental Authority, which are required, reasonably necessary or desirable for the construction of the applicable portion of the Improvements and the access thereto, together with copies of all such Project Approvals. Failure by Borrower to obtain all required Project Approvals on or before September 30, 2014 shall constitute an Event of Default hereunder.

(i)         Subcontracts. Borrower shall have delivered to Agent, and Agent shall have reasonably approved, an updated list of all subcontractors and materialmen who have been or, to the extent identified by Borrower, will be supplying labor or materials for the Project. As a condition to the Initial Advance, Borrower shall have at least seventy percent (70%) of all subcontracts for Direct Costs bought out.

13.7     Mechanic’s lien laws.

(a)         The Lenders may withhold or refuse to fund any Advance hereunder if:

(i)          a lien has been filed against the Project under any applicable mechanics lien law, unless Borrower has provided evidence that Borrower has obtained and recorded with the Land Records a satisfactory lien bond in an amount equal to the unpaid construction costs, which lien bond shall be obtained by Borrower and relate to, and therefore dissolve, any lien under such mechanic’s lien law or in the event Borrower is contesting such lien claim in good faith, or the Title Insurance Company has agreed to affirmatively insure the priority of all Advances on terms and conditions satisfactory to Lender. The lien bond shall name Lender as dual obligee.

(ii)         upon the substantial completion of the work provided for in any Construction Contract between a Contractor and Borrower, Borrower has provided evidence that Borrower has timely obtained from the Contractor and recorded with the Land Records, any required notice or waiver as provided for in the applicable mechanic’s lien law; and

(iii)        in the event of the termination of the Construction Contract, Borrower has provided evidence that Borrower has timely recorded with the Land Records, any required termination notice respecting any lien, as provided for in the applicable mechanic’s lien law.

13.8        Release of Retainage.

In addition to the conditions hereinbefore set forth in this Article, Lenders’ obligation to make any Advance of Retainage shall be subject to receipt by Agent of the following:

(a)         Project Approvals. Evidence reasonably satisfactory to Agent that Borrower has obtained all Project Approvals from, given all notices to, and taken all such other actions with respect to, such Governmental Authority as may be required under applicable Requirements, together with copies of all such Project Approvals.

(b)         Approval by Construction Inspector. Notification from the Construction Inspector to the effect that the Improvements have been completed in a good and workmanlike manner in material accordance with the Plans and Specifications.

(c)         Final Survey. A final Survey reasonably acceptable to Agent showing the as-built location of the completed Improvements.

(d)         Certificate of the Architect. A certificate of the Architect that the Improvements have been Fully Completed in material accordance with the Plans and Specifications and that the Improvements comply with all applicable Requirements and Project Approvals and are in all respects (except for work to be performed by tenants) ready for occupancy.

(e)         Payment of Costs. Evidence reasonably satisfactory to Agent that all sums due in connection with the construction of the Improvements have been paid in full (or will be paid out of the funds requested to be advanced) and that no party claims or has a right to claim any statutory or common law lien arising out of the construction of the Improvements or the supplying of labor, material, and/or services in connection therewith.

(f)         Final Lien Waivers. Final lien waivers (on AIA Documents G706 or other form satisfactory to Lender) from the Contractor and such laborers, subcontractors and materialmen as reasonably may be required by Agent, duly executed and notarized.

(g)         Warranties. Copies of any warranty issued by the Contractor to Borrower pursuant to the Construction Contract and of all other warranties issued to Borrower by subcontractors and manufacturers for labor performed and materials supplied in connection with the construction of the Improvements.

(h)         Insurance. Duplicate original or certified copies of all policies of insurance required by the Deed of Trust or hereunder to be obtained and maintained by Borrower following Project Completion.

Notwithstanding the foregoing, the Retainage shall be advanced by Lenders upon written request of Borrower on a contract-by-contract basis prior to the Improvements being Fully Completed but after final completion of all construction work provided for under such Construction Contract, upon Agent’s receipt of the documentation required by clauses (a), (b), (e), (f), and (g) of this Section 13.7 with respect to such Contractor and the portion of the construction of the Improvements covered under such Construction Contract.

13.9        Waiver.

Any waiver by Agent of any of the conditions precedent contained herein for any Advance shall not be deemed to be a waiver by Agent of such conditions precedent for any subsequent Advance or any other obligation of Agent hereunder.

14.         EVENTS OF DEFAULT AND REMEDIES.

14.1        Events of Default.

The occurrence of any one or more of the following conditions or events shall constitute an “Event of Default”:

(a)         any failure by Borrower to pay any interest on or principal of the Note when due; or

(b)         any failure by Borrower to contribute its Required Equity Funds required by Section 9.12 hereof, at the time required by and otherwise in accordance with Section 9.12; or

(c)         any failure by Borrower to pay as and when due and payable any other sums to be paid by Borrower to Agent under this Agreement or the Note within five (5) days following written notice thereof to Borrower; or

(d)       title to the Collateral is or becomes unsatisfactory to Agent by reason of any lien, charge, encumbrance, title condition or exception and such matter causing title to be or become unsatisfactory is not cured or removed (including by bonding or acceptable affirmative coverage from the Title Insurance Company) within twenty (20) days after written notice thereof from Agent to Borrower; or

(e)       Borrower shall fail to achieve Substantial Completion by the Completion Date; or

(f)        the Project or any material part thereof is injured in any material respect by uninsured fire, explosion, accident, flood or other casualty; or

(g)       any cessation at any time in construction of the Improvements for more than thirty (30) consecutive days, subject to Force Majeure; or

(h)       any failure by Borrower to duly observe or perform any term, covenant, condition or agreement contained in Sections 9.6, 9.24, and 9.25 hereof, and any failure by Borrower to duly observe or perform any term, covenant, condition or agreement contained in Section 9.5 within ten (10) Business Days after written notice thereof from Agent to Borrower; or

(i)        Guarantor denies that Guarantor has any liability or obligations under the Guaranty or the Indemnity Agreement, or shall notify Agent in writing of Guarantor’s intention to attempt to cancel or terminate the Guaranty or the Indemnity Agreement, or shall fail to observe or comply with any term, covenant, condition and agreement under the Guaranty or the Indemnity Agreement (which failure continues after the expiration of any applicable cure period); or

(j)       any representation or warranty made or deemed to be made by or on behalf of any Obligor in this Agreement or in any of the other Loan Documents, or in any report, certificate, financial statement, Draw Request, document or other instrument delivered pursuant to or in connection with this Agreement, any Advance or any of the other Loan Documents, shall prove to have been false or incorrect in any material respect upon the date when made or deemed to be made or repeated; or

(k)       any dissolution, termination, partial or complete liquidation, merger or consolidation of any Obligor, or any sale, transfer or other disposition of all or substantially all of the assets of any Obligor, other than as permitted under the terms of this Agreement or the Guaranty; or

(l)       any suit or proceeding shall be filed against any Obligor or the Project which would reasonably be expected to have a materially adverse effect on the ability of any Obligor to perform any of their respective material obligations under and by virtue of the Loan Documents; or

(m)      any failure by Borrower timely to obtain any Project Approvals in material accordance with Construction Schedule, subject to Force Majeure, or the revocation or other invalidation of any Project Approvals previously obtained and the continuance of such failure for an unreasonable period under the circumstance after notice thereof from Agent; or

(n)       any change in the legal or beneficial ownership or control of Borrower, other than in connection with a Permitted Transfer; or

(o)       any change in the control of the management of any Obligor (other than termination of WF Oxford as the “Operating Member” of Borrower pursuant to the LLC Agreement, prior to Project Completion (x) because of fraud, intentional misconduct or gross negligence, or (y) with the prior reasonable consent of Agent, for “cause,” as defined in Section 6.7(a) of the LLC Agreement), or the giving up or relinquishment of such control by the Person(s) who is(are) charged with the exercise of such responsibilities on the date hereof without replacement by Person(s) of comparable business, development, management and/or financial experience, as the case may be, which have been approved by Agent, such approval not to be unreasonably withheld or conditioned; provided, however, that CNL’s delegation of certain management rights to WF Oxford as the “Operating Member” shall not be deemed a change of the management of any Obligor, nor shall the removal of WF Oxford as the “Operating Member” for “cause” (as defined in Section 6.7(a) of the LLC Agreement after Project Completion; or

(p)       the occurrence of any default under any Hedging Agreement; or

(q)       any Obligor or Subsidiary thereof shall file a voluntary petition in bankruptcy under Title 11 of the United States Code, or an order for relief shall be issued against any such Person in any involuntary petition in bankruptcy under Title 11 of the United States Code, or any such Person shall file any petition or answer seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future federal, state or other law or regulation relating to bankruptcy, insolvency or other relief of debtors, or such Person shall seek or consent to or acquiesce in the appointment of any custodian, trustee, receiver, conservator or liquidator of such Person, or of all or any substantial part of its respective property, or such Person shall make an assignment for the benefit of creditors, or such Person shall give notice to any governmental authority or body of insolvency or pending insolvency or suspension of operation; provided, however, that the occurrence of any of the forgoing with respect to any Guarantor shall not be deemed a default if another party (which may include CNL or an Affiliate of CNL), satisfactory to Agent in its sole and absolute discretion, agrees to execute and be bound by the Guaranty within ten (10) days following the occurrence of such event; or

(r)       an involuntary petition in bankruptcy under Title 11 of the United States Code shall be filed against any Obligor or Subsidiary thereof and such petition shall not be dismissed within sixty (60) days of the filing thereof; provided, however, that such a filing against any Guarantor shall not be deemed a default if another party (which may include CNL or an Affiliate of CNL), satisfactory to Agent in its sole and absolute discretion, agrees to execute and be bound by the Guaranty within ten (10) days following the occurrence of such event; or

(s)       a court of competent jurisdiction shall enter any order, judgment or decree approving a petition filed against any Obligor or any Subsidiary thereof seeking any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any present or future federal, state or other law or regulation relating to bankruptcy, insolvency or other relief for debtors, or appointing any custodian, trustee, receiver, conservator or liquidator of all or any substantial part of its property; provided, however, that the occurrence of any of the forgoing with respect to any Guarantor shall not be deemed a default if another party (which may include CNL or an Affiliate of CNL), satisfactory to Agent in its sole and absolute discretion, agrees to execute and be bound by the Guaranty within ten (10) days following the occurrence of such event; or

(t)       any uninsured final and unappealable judgment in excess of $500,000.00 shall be rendered against any Obligor and shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty (30) days, whether or not consecutive; provided, however, that the occurrence of any such judgment with respect to any Guarantor shall not be deemed a default if another party (which may include CNL or an Affiliate of CNL), satisfactory to Agent in its sole and absolute discretion, agrees to execute and be bound by the Guaranty within ten (10) days following the occurrence of such event; or

(u)       any of the Loan Documents shall be cancelled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof or with the express prior approval of Agent, or any action at law, suit in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of Borrower or any Obligor which is a party thereto or any of their respective stockholders, partners or beneficiaries, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof; or

(v)       any Obligor shall be indicted for a federal crime, a punishment for which could include the forfeiture of any of its assets; or

(w)      any failure by Borrower to duly observe or perform any other term, covenant, condition or agreement under this Agreement as required by this Agreement and continuance of such failure for a period of thirty (30) days after written notice thereof from Lender, except that such thirty (30) day period shall be extended for an additional period of time, not to exceed ninety (90) days in the aggregate if such event of default is not reasonably capable of cure during such thirty (30) day period, and so long as Borrower proceeds to diligently cure such default; or

(x)       any other “Event of Default” not specifically referred to in this Section 14.1, as defined or otherwise set forth in any of the other Loan Documents, shall occur.

14.2     Termination of Advances and Acceleration.

If any one or more of the Events of Default shall occur and continue, Agent may by notice to Borrower declare Lenders’ obligations to make Advances hereunder to be terminated, whereupon the same shall terminate and Lenders shall be relieved of all obligations to make Advances to Borrower, and/or declare all unpaid principal of and accrued interest on the Note, together with all other amounts owing under the Loan Documents, to be immediately due and payable, whereupon same shall become and be immediately due and payable, anything in the Loan Documents to the contrary notwithstanding, and without presentment, protest, demand or other notice of any kind, all of which are hereby expressly waived by Borrower; provided that if any one or more of the Events of Default specified in Section 14.1(q), Section 14.1(r), or Section 14.1(s), above, shall occur with respect to any Obligor, Lenders’ obligations to make Advances hereunder automatically shall so terminate and all unpaid principal of and accrued interest on the Note, together with all other amounts owing under the Loan Documents, automatically shall become and be immediately so due and payable, without any declaration or other act on the part of Lenders.

14.3     Completion of Project.

If any one or more of the Events of Default shall have occurred and continue, and whether or not Lenders shall have terminated their obligations to make Advances and accelerated the maturity of the Loan pursuant to Section 14.2, Agent, if the construction of the Improvements has not been fully completed by Borrower, and Guarantor shall have failed to materially comply with the provisions of the Guaranty, may cause the Project to be completed and may enter upon the Land and construct, equip and complete the Project in accordance with the Plans and Specifications, with such changes therein as Agent may, from time to time, and in its sole discretion, deem appropriate. In connection with any construction of the Project undertaken by Lenders pursuant to the provisions of this Section, Agent may:

(a)       use any funds of Borrower, including any balance which may be held by Agent as security or in escrow, and any funds remaining unadvanced under the Loan;

(b)       employ existing contractors, subcontractors, agents, architects, engineers, and the like, or terminate the same and employ others;

(c)       employ security watchmen to protect the Project;

(d)       make such additions, changes and corrections in the Plans and Specifications as shall, in the judgment of Lender, be reasonably necessary or desirable;

(e)       take over and use any and all Personal Property contracted for or purchased by Borrower, if appropriate, or dispose of the same as Lender sees fit;

(f)        execute all applications and certificates on behalf of Borrower which may be required by any Governmental Authority or Requirements or contract documents or agreements;

(g)       pay, settle or compromise all existing or future bills and claims which are or may be liens against the Project, or may be necessary for the completion of the Improvements or the clearance of title to the Project;

(h)       complete the marketing and leasing of leasable space in the Improvements, enter into new Leases, and modify or amend existing Leases, all as Agent shall deem to be necessary or desirable;

(i)        prosecute and defend all actions and proceedings in connection with the construction of the Improvements or in any other way affecting the Land or the Improvements and take such action and require such performance as Agent deems necessary under the Subcontractor Default Surety Program; and

(j)        take such action hereunder, or refrain from acting hereunder, as Agent may, in its sole and absolute discretion, from time to time determine, and without any limitation whatsoever, to carry out the intent of this Section.

Borrower shall be liable to Agent and Lenders for all costs actually paid or incurred for the construction, equipping and completion of the Project in substantial accordance with the Plans and Specifications, whether the same shall be paid or incurred pursuant to the provisions of this Section or otherwise, and all payments made or liabilities incurred by Agent and Lenders hereunder of any kind whatsoever shall be deemed Advances made to Borrower under this Agreement and shall be secured by the Deed of Trust and the other Security Documents. To the extent that any costs so paid or incurred by Agent or any Lender, together with all other Advances made by Lenders hereunder, exceed the Loan Amount, the amount of such excess costs shall be added to the Loan Amount, and Borrower’s obligation to repay the same, together with interest thereon at the Default Rate, shall be deemed to be evidenced by this Agreement and secured by the Deed of Trust and the other Security Documents. In the event Agent takes possession of the Project and assumes control of such construction as aforesaid, it shall not be obligated to continue such construction longer than it shall see fit and may thereafter, at any time, change any course of action undertaken by it or abandon such construction and decline to make further payments for the account of Borrower whether or not the Project shall have been completed. For the purpose of this Section, the construction, equipping and completion of the Project shall be deemed to include any action necessary to cure any Event of Default by Borrower under any of the terms and provisions of any of the Loan Documents.

14.4     Other Remedies.

If any one or more of the Events of Default shall have occurred and continue, and whether or not Lenders shall have terminated their obligations to make Advances or accelerated the maturity of the Loan pursuant to Section 14.2, Agent may proceed to protect and enforce its rights and remedies under this Agreement, the Note or any of the other Loan Documents by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, and as permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if any amount owed to Agent and Lenders shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of Agent. No remedy conferred upon Agent or the holder of the Note in this Agreement or in any of the other Loan Documents is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or thereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

14.5     Power of Attorney.

For the purposes of carrying out the provisions and exercising the rights, remedies, powers and privileges granted by or referred to in this Article, Borrower hereby irrevocably constitutes and appoints Lender its true and lawful attorney-in-fact, with full power of substitution, exercisable upon the occurrence and during the continuation of an Event of Default, to execute, acknowledge and deliver any instruments and do and perform any acts which are referred to in this Article, in the name and on behalf of Borrower. The power vested in such attorney-in-fact is, and shall be deemed to be, coupled with an interest and irrevocable.

14.6     Waivers.

Borrower hereby waives to the extent not prohibited by applicable law (a) all presentments, demands for performance, notices of nonperformance (except to the extent required by the provisions hereof or of any of the other Loan Documents), protests and notices of dishonor, (b) any requirement of diligence or promptness on Lender’s part in the enforcement of its rights (but not fulfillment of its obligations) under the provisions of this Agreement or any of the other Loan Documents, and (c) any and all notices of every kind and description which may be required to be given by any statute or rule of law and any defense of any kind which Borrower may now or hereafter have with respect to its liability under this Agreement or under any of the other Loan Documents.

15.         SETOFF.

Borrower hereby grants to each Lender a lien, security interest and a right of setoff as security for all liabilities and obligations to such Lender, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of such Lender or any entity under the control of such Lender or in transit to any of them which may be exercised only following the occurrence of an Event of Default. At any time following the occurrence of an Event of Default, without demand or notice, Agent or Lender may set off the same or any part thereof and apply the same to any liability or obligation of Borrower subject to the provisions of Section 23.2(f) even though unmatured and regardless of the adequacy of any other collateral securing the Loan. ANY AND ALL RIGHTS TO REQUIRE AGENT TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE LOAN, PRIOR TO EXERCISING ITS RIGHT OF SET OFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED. Agent shall not be required to marshal any present or future security for, or guarantees of, the obligations or to resort to any, such security or guarantee in any particular order and Borrower waives, to the fullest extent that it lawfully can, (a) any right it might have to require Agent to pursue any particular remedy before proceeding against it and (b) any right to the benefit of, or to direct the application of the proceeds of any Collateral until the obligations are paid in full.

16.         EXPENSES.

Borrower agrees to pay (a) the reasonable costs of producing and reproducing this Agreement, the other Loan Documents and the other agreements and instruments mentioned herein,

(b) any taxes (including any interest and penalties in respect thereto) payable by Lenders (other than taxes based upon a Lender’s net income or any franchise taxes or any other income or similar taxes), including any recording, mortgage or intangibles taxes in connection with the Deed of Trust or other taxes payable on or with respect to the transactions contemplated by this Agreement, including any taxes payable by a Lender after the Closing Date (Borrower hereby agreeing to indemnify each Lender with respect thereto), (c) all title insurance premiums for the Title Policy, and the reasonable and actual fees, expenses and disbursements of Agent’s and each Lender’s counsel or any local counsel to Agent incurred in connection with the preparation, administration or interpretation of the Loan and the Loan Documents and other instruments mentioned herein, the making of each Advance hereunder, and amendments, modifications, approvals, consents or waivers hereto or hereunder, (d) the reasonable out-of-pocket fees, expenses and disbursements of Agent and Lenders incurred in connection with the preparation, administration or interpretation of the Loan and the Loan Documents and other instruments mentioned herein, and the making of each Advance hereunder (including all fees paid to the Construction Inspector, Appraisal fees, and surveyor fees), subject to any limitation thereon as set forth in this Agreement or any other Loan Document (e) all reasonable out-of-pocket expenses (including reasonable attorneys’ fees and costs, but not attorneys which are employees of Agent or any Lender) and the fees and costs of consultants, accountants, auctioneers, receivers, brokers, property managers, appraisers, investment bankers or other experts reasonably necessary and retained by Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against Borrower or any Obligor or the administration thereof after the occurrence of an Event of Default and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to Agent and any Lender’s relationship with Borrower or any Party, and (f) all reasonable out-of-pocket fees, expenses and disbursements of Agent incurred in connection with UCC searches, UCC filings, title rundowns, title searches or mortgage recordings. The covenants of this Section shall survive payment or satisfaction of payment of all Obligations.

17.       INDEMNIFICATION.

Borrower agrees to indemnify and hold harmless Agent and each Lender from and against any and all claims, actions and suits, whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of this Agreement or any of the other Loan Documents or the transactions contemplated hereby and thereby including, without limitations, (a) any brokerage, leasing, finders or similar fees, (b) any disbursement of the proceeds of any of the Advances, (c) any condition of the Project whether related to the quality of construction or otherwise, (d) any actual or proposed use by Borrower of the proceeds of any of the Advances, (e) any actual or alleged violation of any Requirements or Project Approvals, or (f) Borrower or any Party entering into or performing this Agreement or any of the other Loan Documents, in each case including, without limitation, the reasonable fees and disbursements of counsel (but not the costs of internal counsel) incurred in connection with any such investigation, litigation or other proceeding. Notwithstanding the foregoing, Borrower shall have no obligation to indemnify Agent or any Lender for any of the foregoing, if any such claim, action or suit arises out of the gross negligence or willful misconduct of Agent or such Lender. In litigation, or the preparation therefor, Agent shall be entitled to select its own counsel if it reasonably determines that its interests are not being adequately represented by the counsel selected by Borrower and, in addition to the foregoing indemnity, Borrower agrees to pay promptly the reasonable fees and expenses of such counsel. The obligations of Borrower under this Section shall survive the repayment of the Loan and shall continue in full force and effect so long as the possibility of such claim, action or suit exists. If, and to the extent that the obligations of Borrower under this Section are unenforceable for any reason, Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law.

18.        LIABILITY OF AGENT AND LENDERS.

The liability of Agent and Lenders to Borrower for any breach of the terms of this Agreement by Agent and Lenders shall not exceed a sum equal to the amount which Agent and Lender shall be determined to have failed to advance in consequence of a breach by Agent and Lenders of their obligations under this Agreement, together with interest thereon at the rate payable by Borrower under the terms of the Note for Advances which Borrower is to receive hereunder, computed from the date when the Advance should have been made by Agent and Lenders to the date when the Advance is, in fact, made by Agent and Lenders, and, upon the making of any such payment by Agent and Lenders to Borrower, the same shall be treated as an Advance under this Agreement, in the same fashion as any other Advance under the terms of this Agreement. In no event shall Agent or any Lender be liable to Borrower, or anyone claiming by, under or through Borrower, for any special, exemplary, punitive or consequential damages, whatever the nature of the breach of the terms of this Agreement by Agent or any Lender, such damages and claims therefor being expressly WAIVED by Borrower.

19.        RIGHTS OF THIRD PARTIES.

All conditions to the performance of the obligations of Agent and Lenders under this Agreement, including the obligation to make Advances, are imposed solely and exclusively for the benefit of Agent and Lenders and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Agent and Lenders will refuse to make Advances in the absence of strict compliance with any or all thereof and no other Person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by Agent and Lenders at any time if in their sole discretion they deems it desirable to do so. In particular, Agent and Lender make no representations and assume no obligations as to third parties concerning the quality of the construction by Borrower of the Improvements or the absence therefrom of defects.

20.        SURVIVAL OF COVENANTS, ETC.

All covenants, agreements, representations and warranties made herein, in the Note, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of Borrower or any Party pursuant hereto and thereto shall be deemed to have been relied upon by Agent and Lenders, notwithstanding any investigation heretofore or hereafter made by it, and shall survive the making by Lenders of the Advances, as herein contemplated, and shall continue in full force and effect either (i) so long as any amount due under this Agreement or the Note or any of the other Loan Documents remains outstanding or Lenders have any obligation to make any Advances or (ii) for such longer period as may be provided for herein or in any other Loan Document. All statements contained in any certificate or other paper delivered to Agent at any time by or on behalf of any Party or any Subsidiary thereof pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by such Person.

21.         USURY.

Borrower shall not be obligated to pay and Lenders shall not collect interest at a rate higher than the maximum permitted by law or the maximum that will not subject Lenders to any civil or criminal penalties. If, because of the acceleration of maturity, the payment of interest in advance or any other reason, Borrower is required, under the provisions of any Loan Document or otherwise, to pay interest rate at a rate in excess of such maximum rate, the rate of interest under such provisions shall immediately and automatically be reduced to such maximum rate and any payment made in excess of such maximum rate, together with interest thereon at the rate provided herein from the date of such payment, shall be immediately and automatically applied to the reduction of the unpaid principal balance of the Loan as of the date on which excess payment was made. If the amount to be so applied to reduction of the unpaid principal balance exceeds the unpaid principal balance, the amount of such excess shall be refunded by Lenders to Borrower.

22.         RELATIONSHIP.

The relationship among Agent, Lenders and Borrower is solely that of a lender and borrower, and nothing contained herein or in any of the other Loan Documents shall in any manner be construed as making the parties hereto partners, joint venturers or any other relationship other than lender and borrower.

23.         AGENT AND THE LENDERS.

23.1     Rights, Duties and Immunities of Agent.

(a)         Appointment of Agent. Each Lender hereby irrevocably designates and appoints Santander Bank as Agent of such Lender to act as specified herein and in the other Loan Documents, and each such Lender hereby irrevocably authorizes Agent to take such actions, exercise such powers and perform such duties as are expressly delegated to or conferred upon Agent by the terms of this Loan Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Agent agrees to act as such upon the express conditions contained in this Section 23. Agent shall not have any duties or responsibilities except those expressly set forth herein or in the other Loan Documents, nor shall it have any fiduciary relationship with any Lender, and no implied covenants, responsibilities, duties, obligations or liabilities shall be read into this Loan Agreement or otherwise exist against Agent. The provisions of this Section 23 are solely for the benefit of Agent and Lenders, and Borrower shall not have any rights (nor any obligations) as a third party beneficiary of any of the provisions hereof.

(b)         Administration of Loan by Agent. Agent shall be responsible for administering the Loan on a day-to-day basis. In the exercise of such administrative duties, Agent shall use the same diligence and standard of care that is customarily used by Agent with respect to similar loans held by Agent solely for its own account.

Each Lender delegates to Agent the full right and authority on its behalf to take the following specific actions in connection with its administration of the Loan:

(i)         to fund the Loan in accordance with the provisions of the Loan Documents, but only to the extent of immediately available funds provided to Agent by the respective Lenders for such purpose;

(ii)         to receive all payments of principal, interest, fees and other charges paid by, or on behalf of, Borrower and, except for fees to which Agent is entitled pursuant to the Loan Documents or otherwise, to distribute all such funds to the respective Lenders as provided for hereunder;

(iii)         to keep and maintain complete and accurate files and records of all material matters pertaining to the Loan, and make such files and records available for inspection and copying by each Lender and its respective employees and agents during normal business hours upon reasonable prior notice to Agent; and

(iv)         to do or omit doing all such other actions as may be reasonably necessary or incident to the implementation, administration and servicing of the Loan and the rights and duties delegated hereinabove.

(c)         Delegation of Duties. Agent may execute any of its duties under this Loan Agreement or any other Loan Document by or through its agents or attorneys-in-fact, and shall be entitled to the advice of counsel concerning all matters pertaining to its rights and duties hereunder or under the Loan Documents. Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

(d)         Exculpatory Provisions. Neither Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Loan Agreement or the other Loan Documents, except for its or their gross negligence or willful misconduct. Neither Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any recital, statement, representation or warranty made by Borrower or any of its officers or agents contained in this Loan Agreement or the other Loan Documents or in any certificate or other document delivered in connection therewith; (ii) the performance or observance of any of the covenants or agreements contained in, or the conditions of, this Loan Agreement or the other Loan Documents; (iii) the state or condition of any properties of Borrower or any other obligor hereunder constituting Collateral for the Obligations of Borrower hereunder, or any information contained in the books or records of Borrower; (iv) the validity, enforceability, collectability, effectiveness or genuineness of this Loan Agreement or any other Loan Document or any other certificate, document or instrument furnished in connection therewith; or (v) the validity, priority or perfection of any lien securing or purporting to secure the Obligations or the value or sufficiency of any of the Collateral.

(e)         Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any notice, consent, certificate, affidavit, or other document or writing believed by it to be genuine and correct and to have been signed, sent or made by the proper person or persons, and upon the advice and statements of legal counsel (including, without, limitation, counsel to Borrower), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Loan Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by Lenders against any and all liability and expense which may be incurred by it by reason of the taking or failing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Loan Agreement and the other Loan Documents in accordance with any written request of the Required Lenders, and each such request of the Required Lenders, and any action taken or failure to act by Agent pursuant thereto, shall be binding upon all of Lenders; provided, however, that Agent shall not be required in any event to act, or to refrain from acting, in any manner which is contrary to the Loan Documents or to applicable law.

(f)         Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless Agent has actual knowledge of the same or has received notice from a Lender or Borrower referring to this Loan Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that Agent obtains such actual knowledge or receives such a notice, Agent shall give prompt notice thereof to each of Lenders. Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders. Unless and until Agent shall have received such direction, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such Default or Event of Default as it shall deem advisable in the best interest of Lenders.

(g)         Lenders’ Credit Decisions. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender, and based on the financial statements prepared by Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and investigation into the business, assets, operations, property, and financial and other condition of Borrower and has made its own decision to enter into this Loan Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in determining whether or not conditions precedent to closing any Loan hereunder have been satisfied and in taking or not taking any action under this Loan Agreement and the other Loan Documents.

(h)         Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify Agent, ratably in proportion to their respective Commitments, for (i) any amounts not reimbursed by Borrower for which Agent is entitled to reimbursement by Borrower under this Loan Agreement or the other Loan Documents, (ii) any other expenses incurred by Agent on behalf of Lenders in connection with the preparation, execution, delivery, administration, amendment, waiver and/or enforcement of this Loan Agreement and the other Loan Documents, and (iii) any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may imposed on, incurred by or asserted against Agent in any way relating to or arising out of this Loan Agreement or the other Loan Documents or any other document delivered in connection therewith or any transaction contemplated thereby, or the enforcement of any of the terms hereof or thereof, provided that no Lender shall be liable for any of the foregoing to the extent that they arise from the gross negligence or willful misconduct of Agent. If any indemnity furnished to Agent for any purpose shall, in the opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnity and cease, or not commence, to do the action indemnified against until such additional indemnity is furnished.

(i)         Agent in its Individual Capacity. With respect to its Commitment as a Lender, and the Loans made by it and the Note issued to it, Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender and may exercise the same as though it were not Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include Agent in its individual capacity. Agent and its subsidiaries and affiliates may accept deposits from, lend money to, and generally engage in any kind of commercial or investment banking, trust, advisory or other business with Borrower or any subsidiary or affiliate of Borrower as if it were not Agent hereunder.

(j)         Successor Agent. Agent may resign at any time by giving thirty (30) days’ prior written notice to Lenders and Borrower. The Required Lenders, for good cause, may remove Agent at any time by giving thirty (30) days’ prior written notice to Agent, Borrower and the other Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders and accepted such appointment within thirty (30) days after the retiring Agent’s giving notice of resignation or the Required Lenders’ giving notice of removal, as the case may be, then the retiring Agent may appoint, on behalf of Lenders, a successor Agent. Each such successor Agent shall be a financial institution which meets the requirements of an Eligible Assignee. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. After any retiring Agent’s resignation hereunder, the provisions of this Section 23 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent hereunder.

(k)         Duties in the Case of Enforcement. In case one or more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, Agent shall, at the request, or may, upon the consent, of the Required Lenders, and provided that Lenders have given to Agent such additional indemnities and assurances against expenses and liabilities as Agent may reasonably request, proceed to enforce the provisions of this Loan Agreement and the other Loan Documents respecting the foreclosure of mortgages, the sale or other disposition of all or any part of the Collateral and the exercise of any other legal or equitable rights or remedies as it may have hereunder or under any other Loan Document or otherwise by virtue of applicable law, or to refrain from so acting if similarly requested by the Required Lenders. Agent shall be fully protected in so acting or refraining from acting upon the instruction of the Required Lenders, and such instruction shall be binding upon all Lenders. The Required Lenders may direct Agent in writing as to the method and the extent of any such foreclosure, sale or other disposition or the exercise of any other right or remedy, Lenders hereby agreeing to indemnify and hold Agent harmless from all costs and liabilities incurred in respect of all actions taken or omitted in accordance with such direction, provided that Agent need not comply with any such direction to the extent that Agent reasonably believes Agent’s compliance with such direction to be unlawful or commercially unreasonable in any applicable jurisdiction. Agent may, in its discretion but without obligation, in the absence of direction from the Required Lenders, take such interim actions as it believes necessary to preserve the rights of Lenders hereunder and in and to any Collateral securing the Obligations, including but not limited to petitioning a court for injunctive relief, appointment of a receiver or preservation of the proceeds of any Collateral. Each of Lenders acknowledges and agrees that no individual Lender may separately enforce or exercise any of the provisions of any of the Loan Documents, including without limitation the Notes, other than through Agent.

23.2        Respecting Loans and Payments.

(a)         Procedures for Loans. Agent shall give written notice to each Lender of each request for an Advance, or conversion of an existing Advance from a Variable Rate Advance to a LIBOR Advance, by facsimile transmission, hand delivery or overnight courier, not later than 11:00 a.m. (Eastern Time) (i) two (2) Business Days prior to any LIBOR Advance or conversion to a LIBOR Advance, or (ii) one (1) Business Day prior to any Variable Rate Advance. Each such notice shall be accompanied by a written summary of the request for a Loan and shall specify (a) the date of the requested Loan, (b) the aggregate amount of the requested Loan, (c) each Lender’s pro rata share of the requested Loan, and (d) the applicable interest rate selected by Borrower with respect to such Loan, or any portion thereof, together with the applicable Interest Period, if any, selected, or deemed selected, by Borrower. Each Lender shall, before 11:00 a.m. (Eastern Time) on the date set forth in any such request for a Loan, make available to Agent, at an account to be designated by Agent at Santander Bank in New York, New York, in same day funds, each Lender’s ratable portion of the requested Loan. After Agent’s receipt of such funds and upon Agent’s determination that the applicable conditions to making the requested Loan have been fulfilled, Agent shall make such funds available to Borrower as provided for in this Loan Agreement. Within a reasonable period of time following the making of each Loan, but in no event later than ten (10) Business Days following such Loan, Agent shall deliver to each Lender a copy of Borrower’s request for Loan. Promptly after receipt by Agent of written request from any Lender, Agent shall deliver to the requesting Lender the accompanying certifications and such other instruments, documents, certifications and approvals delivered by or on behalf of Borrower to Agent in support of the requested Loan.

(b)         Nature of Obligations of Lenders. The obligations of Lenders hereunder are several and not joint. Failure of any Lender to fulfill that its obligations hereunder shall not result in any other Lender becoming obligated to advance more than its Commitment Percentage of the Loan, nor shall such failure release or diminish the obligations of any other Lender to fund its Commitment Percentage provided herein.

(c)         Payments to Agent. All payments of principal of and interest on the Loans or the Notes shall be made to Agent by Borrower or any other obligor or guarantor for the account of Lenders in immediately available funds as provided in the Notes and this Loan Agreement. Except as otherwise expressly provided herein, Agent agrees promptly to distribute to each Lender, on the same Business Day upon which each such payment is made, such Lender’s proportionate share of each such payment in immediately available funds excluding Liquidation Proceeds which shall be distributed in accordance with Section 23.2(d) below. Agent shall upon each distribution promptly notify Borrower of such distribution and each Lender of the amounts distributed to it applicable to principal of, and interest on, the proportionate share held by the applicable Lender. Each payment to Agent under the first sentence of this Section shall constitute a payment by Borrower to each Lender in the amount of such Lender’s proportionate share of such payment, and any such payment to Agent shall not be considered outstanding for any purpose after the date of such payment by Borrower to Agent without regard to whether or when Agent makes distribution thereof as provided above. If any payment received by Agent from Borrower is insufficient to pay both all accrued interest and all principal then due and owing, Agent shall first apply such payment to all outstanding interest until paid in full and shall then apply the remainder of such payment to all principal then due and owing, and shall distribute the payment to each Lender accordingly.

(d)         Distribution of Liquidation Proceeds. Subject to the terms and conditions hereof, Agent shall distribute all Liquidation Proceeds in the order and manner set forth below:

First:          To Agent, towards any fees and any expenses for which Agent is entitled to reimbursement under this Agreement or the other Loan Documents (including, pursuant to any Hedging Agreement provided by Agent) not theretofore paid to Agent.

Second:     To all applicable Lenders in accordance with their proportional share based upon their respective Commitment Percentages until all Lenders have been reimbursed for all expenses which such Lenders have previously paid to Agent and not theretofore paid to such Lenders.

Third:        To all Lenders in accordance with their proportional share based upon their respective Commitment Percentages until all Lenders have been paid in full all principal and interest due to such Lenders under the Loan, with each Lender applying such proceeds for purposes of this Agreement first against the outstanding principal balance due to such Lender under the Loan and then to accrued and unpaid interest due under the Loan.

Fourth:      To all applicable Lenders in accordance with their proportional share based upon their respective Commitment Percentages until all Lenders have been paid in full all other amounts due to such Lenders under the Loan including, without limitation, any costs and expenses incurred directly by such Lenders to the extent such costs and expenses are reimbursable to such Lenders by Borrower under the Loan Documents.

Fifth:          To Borrower or such third parties as may be entitled to claim Liquidation Proceeds.

(e)         Adjustments. If, after Agent has paid each Lender’s proportionate share of any payment received or applied by Agent in respect of the Loan, that payment is rescinded or must otherwise be returned or paid over by Agent, whether pursuant to any bankruptcy or insolvency law, sharing of payments clause of any loan agreement or otherwise, such Lender shall, at Agent’s request, promptly return its proportionate share of such payment or application to Agent, together with Lender’s proportionate share of any interest or other amount required to be paid by Agent with respect to such payment or application.

(f)         Setoff. If any Lender (including Agent), acting in its individual capacity, shall exercise any right of setoff against a deposit balance or other account of Borrower held by such Lender on account of the obligations of Borrower under this Loan Agreement, such Lender shall remit to Agent all such sums received pursuant to the exercise of such right of setoff, and Agent shall apply all such sums for the benefit of all of Lenders hereunder in accordance with the terms of this Loan Agreement.

(g)         Distribution by Agent. If in the opinion of Agent distribution of any amount received by it in such capacity hereunder or under the Notes or under any of the other Loan Documents might involve any liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction or has been resolved by the mutual consent of all Lenders. In addition, Agent may request full and complete indemnity, in form and substance satisfactory to it, prior to making any such distribution. If a court of competent jurisdiction shall adjudge that any amount received and distributed by Agent is to be repaid, each person to whom any such distribution shall have been made shall either repay to Agent its proportionate share of the amount so adjudged to be repaid or shall pay over to the same in such manner and to such persons as shall be determined by such court.

(h)         Delinquent Lender. If for any reason any Lender shall fail or refuse to abide by its obligations under this Loan Agreement, including without limitation its obligation to make available to Agent its pro rata share of any Loans, expenses or setoff (a “Delinquent Lender”) and such failure is not cured within ten (10) days of receipt from Agent of written notice thereof, then, in addition to the rights and remedies that may be available to Agent, other Lenders, Borrower or any other party at law or in equity, and not at limitation thereof, (i) such Delinquent Lender’s right to participate in the administration of, or decision-making rights related to, the Loans, this Loan Agreement or the other Loan Documents shall be suspended during the pendency of such failure or refusal, and (ii) a Delinquent Lender shall be deemed to have assigned any and all payments due to it from Borrower, whether on account of outstanding Loans, interest, fees or otherwise, to the remaining non-delinquent Lenders for application to, and reduction of, their proportionate shares of all outstanding Loans until, as a result of application of such assigned payments Lenders’ respective pro rata shares of all outstanding Loans shall have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency. The Delinquent Lender’s decision-making and participation rights and rights to payments as set forth in clauses (i) and (ii) hereinabove shall be restored only upon the payment by the Delinquent Lender of its pro rata share of any Loans or expenses as to which it is delinquent, together with interest thereon at the Default Rate from the date when originally due until the date upon which any such amounts are actually paid.

The non-delinquent Lenders shall also have the right, but not the obligation, in their respective, sole and absolute discretion, to acquire for no cash consideration, (pro rata, based on the respective Commitments of those Lenders electing to exercise such right) the Delinquent Lender’s Commitment to fund future Loans (the “Future Commitment”). Upon any such purchase of the pro rata share of any Delinquent Lender’s Future Commitment, the Delinquent Lender’s share in future Loans and its rights under the Loan Documents with respect thereto shall terminate on the date of purchase, and the Delinquent Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest, including, if so requested, an Assignment and Acceptance. Each Delinquent Lender shall indemnify Agent and each non-delinquent Lender from and against any and all loss, damage or expenses, including but not limited to reasonable attorneys’ fees and funds advanced by Agent or by any non-delinquent Lender, on account of a Delinquent Lender’s failure to timely fund its pro rata share of a Loan or to otherwise perform its obligations under the Loan Documents.

(i)        Holders. Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with Agent. Any request, authority or consent of any person or entity who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

23.3    Assignment and Participation.

(a)        Conditions to Assignment by Lenders. Except as provided herein, each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Loan Agreement (including all or a portion of its Commitment Percentage and Commitment and the same portion of the Loans at the time owing to it and the Notes held by it), upon satisfaction of the following conditions: (i) each of Agent and Borrower shall have given its prior written consent to such assignment (provided that, in the case of Borrower, such consent will not be unreasonably withheld and shall not be required if an Event of Default shall have occurred and be continuing); (ii) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender’s rights and obligations under this Loan Agreement, (iii) each assignment shall be in an amount that is at least $10,000,000.00 and is a whole multiple of $1,000,000.00, (iv) Agent, in its individual capacity as a Lender, shall retain, so long as an Event of Default has not occurred and is not continuing, free of any such assignment, an amount of its Commitment of not less than $10,000,000.00, and (v) the parties to such assignment shall execute and deliver to Agent, for recording in the Register (as hereinafter defined), an Assignment and Acceptance, substantially in the form of Exhibit G hereto (an “Assignment and Acceptance”), together with any Notes subject to such assignment. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof, (x) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder, and (y) the assigning Lender shall, to the extent provided in such assignment and upon payment to Agent of the registration fee referred to in Section 23.3, be released from its obligations under this Loan Agreement.

(b)        Certain Representations and Warranties, Limitations, Covenants. By executing and delivering an Assignment and Acceptance, the parties to the assignment thereunder confirm to and agree with each other and the other parties hereto as follows:

(i)        other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, the assigning Lender makes no representation or warranty, express or implied, and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Loan Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Loan Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or the attachment, perfection or priority of any security interest or mortgage;

(ii)        the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower and its affiliates, related entities or subsidiaries or any other person primarily or secondarily liable in respect of any of the Obligations, or the performance or observance by Borrower or any other person primarily or secondarily liable in respect of any of the Obligations of any of their obligations under this Loan Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto;

(iii)        such assignee confirms that it has received a copy of this Loan Agreement, together with copies of the most recent financial statements provided by Borrower as required by the terms of this Loan Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;

(iv)        such assignee will, independently and without reliance upon the assigning Lender, Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Loan Agreement;

(v)        such assignee represents and warrants that it is an Eligible Assignee;

(vi)       such assignee appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under this Loan Agreement and the other Loan Documents as are delegated to Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto;

(vii)      such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Loan Agreement are required to be performed by it as a Lender; and

(viii)    such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance.

(c)      Register. Agent shall maintain a copy of each Assignment and Acceptance delivered to it and a register or similar list (the “Register”) for the recordation of the names and addresses of Lenders and the Commitment Percentage of, and principal amount of the Loans owing to Lenders from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and Borrower, Agent and Lenders may treat each person whose name is recorded in the Register as a Lender hereunder for all purposes of this Loan Agreement. The Register shall be available for inspection by Borrower and Lenders at any reasonable time and from time to time upon reasonable prior notice. Upon each such recordation, the assigning Lender agrees to pay to Agent a registration fee in the sum of ($3,500.00).

(d)      New Notes. Upon its receipt of an Assignment and Acceptance executed by the parties to such assignment, together with each Note subject to such assignment, Agent shall (a) record the information contained therein in the Register, and (b) give prompt written notice thereof to Borrower and Lenders (other than the assigning Lender). Within five (5) Business Days after receipt of such written notice, Borrower, at its own expense, shall execute and deliver to Agent, in exchange for each surrendered Note, a new Note to the order of such Eligible Assignee in an amount equal to the amount assumed by such Eligible Assignee pursuant to such Assignment and Acceptance and, if the assigning Lender has retained some portion of its obligations hereunder, a new Note to the order of the assigning Lender in an amount equal to the amount retained by it hereunder. Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be substantially the form of the assigned Notes. Within fifteen (15) Business Days of issuance of any new Notes pursuant to this Section 23.3, Borrower shall deliver an opinion of counsel, addressed to Lenders and Agent, relating to the due authorization, execution and delivery of such new Notes and the legality, validity and binding effect thereof, in form and substance satisfactory to Lenders. The surrendered Notes shall be cancelled and returned to Borrower.

(e)      Participations. Each Lender may sell participations to one or more banks or other financial institutions in all or a portion of such Lender’s rights and obligations under this Loan Agreement and the other Loan Documents; provided that (a) each such participation shall be in a minimum amount of $10,000,000.00, (b) each participant shall meet the requirements of an Eligible Assignee, (c) any such sale or participation shall not affect the rights and duties of the selling Lender hereunder to Borrower, (d) Borrower will not be required to incur other than de minimis costs with respect to such sale, and (e) the only rights granted to the participant pursuant to such participation arrangements with respect to waivers, amendments or modifications of the Loan Documents shall be the rights to approve waivers, amendments or modifications that would reduce the principal of or the interest rate on any Loans, extend the term or increase the amount of the Commitment of such Lender as it relates to such participant, reduce the amount of any commitment fees to which such participant is entitled or extend any regularly scheduled payment date for principal or interest.

(f)      Disclosure. Borrower agrees that in addition to disclosures made in accordance with standard and customary banking practices any Lender may disclose information obtained by such Lender pursuant to this Loan Agreement to assignees or participants and potential assignees or participants hereunder; provided that such assignees or participants or potential assignees or participants shall agree (a) to treat in confidence such information unless such information otherwise becomes public knowledge, (b) not to disclose such information to a third party, except as required by law or legal process and (c) not to make use of such information for purposes of transactions unrelated to such contemplated assignment or participation.

(g)      Miscellaneous Assignment Provisions. Any assigning Lender shall retain its rights to be indemnified pursuant to Section 17 with respect to any claims or actions arising prior to the date of such assignment. If any assignee Lender is not incorporated under the laws of the United States of America or any state thereof, it shall, prior to the date on which any interest or fees are payable hereunder or under any of the other Loan Documents for its account, deliver to Borrower and Agent certification as to its exemption from deduction or withholding of any United States federal income taxes. Anything contained in this Section 23.3(g) to the contrary notwithstanding, any Lender may at any time pledge all or any portion of its interest and rights under this Loan Agreement (including all or any portion of its Notes) to any of the twelve Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or the enforcement thereof shall release the pledgor Lender from its obligations hereunder or under any of the other Loan Documents.

(h)      Assignment by Borrower. Borrower shall not assign or transfer any of its rights or obligations under any of the Loan Documents without the prior written consent of each of Lenders.

(i)      Replacement of Lenders. If any Lender shall be a Delinquent Lender, then Borrower may, at its sole expense and effort, upon notice to such Delinquent Lender and Agent, require such Delinquent Lender to assign and delegate, without recourse, all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee reasonably acceptable to Borrower, and such Eligible Assignee shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i)      such Delinquent Lender shall have received payment of an amount equal to the outstanding amount of its Commitment, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding amount of its Commitment and accrued interest and fees) or Borrower (in the case of all other amounts),

(ii)      Agent has provided its consent to such assignment, which shall not be unreasonably withheld,

(iii)    the parties to the assignment shall execute and deliver to Agent an Assignment and Acceptance; and

(iv)    such assignment does not conflict with applicable law.

23.4    Administrative Matters.

(a)      Amendment, Waiver, Consent, Etc. Except as otherwise provided herein or as to any term or provision hereof which provides for the consent or approval of Agent, no term or provision of this Loan Agreement or any other Loan Document may be changed, waived, discharged or terminated, nor may any consent required or permitted by this Loan Agreement or any other Loan Document be given, unless such change, waiver, discharge, termination or consent receives the written approval of the Required Lenders.

Notwithstanding the foregoing, the unanimous written approval of all Lenders (other than a Defaulting Lender) shall be required with respect to any proposed amendment, waiver, discharge, termination, or consent which:

(i)      has the effect of (a) extending the final scheduled maturity or the date of any amortization payment of any Loan or Note, (b) reducing the rate or extending the time of payment of interest or fees thereon, (c) increasing or reducing the principal amount thereof, or (d) otherwise postponing or forgiving any indebtedness thereunder,

(ii)     releases or discharges any material portion of the Collateral other than in accordance with the express provisions of the Loan Documents,

(iii)    amends, modifies or waives any provisions of this 23.4(a),

(iv)    reduces the percentage specified in the definition of Required Lenders,

(v)    except as otherwise provided in the Loan Agreement, changes the amount of any Lender’s Commitment or Commitment Percentage, or

(vi)    releases or waives any guaranty of the Obligations or indemnifications provided in the Loan Documents;

(vii)    and provided, further, that without the consent of Agent, no such action shall amend, modify or waive any provision of this Article or any other provision of any Loan Document which relates to the rights or obligations of Agent.

(b)      Deemed Consent or Approval. With respect to any requested amendment, waiver, consent or other action which requires the approval of the Required Lenders or all of Lenders, as the case may be, in accordance with the terms of this Loan Agreement, or if Agent is required hereunder to seek, or desires to seek, the approval of the Required Lenders or all of Lenders, as the case may be, prior to undertaking a particular action or course of conduct, Agent in each such case shall provide each Lender with written notice of any such request for amendment, waiver or consent or any other requested or proposed action or course of conduct, accompanied by such detailed background information and explanations as may be reasonably necessary to determine whether to approve or disapprove such amendment, waiver, consent or other action or course of conduct. Agent may (but shall not be required to) include in any such notice, printed in capital letters or boldface type, a legend substantially to the following effect:

“THIS COMMUNICATION REQUIRES IMMEDIATE RESPONSE. FAILURE TO RESPOND WITHIN TEN (10) CALENDAR DAYS FROM THE RECEIPT OF THIS COMMUNICATION SHALL CONSTITUTE A DEEMED APPROVAL BY THE ADDRESSEE OF THE ACTION REQUESTED BY BORROWER OR THE COURSE OF CONDUCT PROPOSED BY AGENT AND RECITED ABOVE,”

and if the foregoing legend is included by Agent in its communication, a Lender shall be deemed to have approved or consented to such action or course of conduct for all purposes hereunder if such Lender fails to object to such action or course of conduct by written notice to Agent within ten (10) calendar days of such Lender’s receipt of such notice.

24.    NOTICES.

Except as otherwise provided herein or in any other Loan Document, each notice, demand, election or request provided for or permitted to be given pursuant to this Agreement (hereinafter in this Section referred to as “Notice”) must be in writing and (i) deposited in the United States Mail, postage prepaid, by registered or certified mail, or (ii) hand delivered by any commercially recognized courier service or overnight delivery service such as Federal Express addressed as follows:

If to Agent:

Santander Bank, N.A.

45 East 53rd Street,

New York, New York 10022

Attn: Real Estate Division

With a copy to (which copy shall not constitute notice):

Riemer & Braunstein LLP

Seven Times Square, Suite 2506

New York, New York 10036

Attention: Jonathan B. Rosenbloom, Esq.

If to Borrower:

GGT Oxford Venture MD, LLC

c/o GGT Oxford Holdings, LLC

CNL Center at City Commons

450 South Orange Avenue

Orlando, Florida 32801

Attention: Rosemary Q. Mills, Chief Financial Officer

With additional copies to (which copies shall not constitute notice):

Troutman Sanders LLP

301 S. College Street, Suite 3400

Charlotte, North Carolina 28202

Attention: David H. Jones, Esq.

GGT Oxford Venture MD, LLC

c/o Woodfield Investment Company, LLC

11425 Horseman’s Trail

Raleigh, North Carolina 27613

Attention: Michael A. Underwood

GGT Oxford Holdings, LLC

CNL Center at City Commons

450 South Orange Avenue

Orlando, Florida 32801

Attention: Holly J. Greer, General Counsel

Lowndes, Drosdick, Doster, Kantor & Reed, P.A.

Center at City Commons

450 South Orange Avenue

Orlando, Florida 32801

Attention: Joaquin E. Martinez, Esq.

and to each Lender, at the address set forth in the Assignment and Acceptance.

Any such addressee may change its address for such notices to such other address in the United States as such addressee shall have specified by written notice given as set forth above. All periods of notice shall be measured from the deemed date of delivery. A Notice shall be deemed to have been given, delivered and received for the purposes of all Loan Documents upon the earliest of: (i) if sent by such certified or registered mail, on the third Business Day following the date of postmark, or (ii) if hand delivered at the specified address by such courier or overnight delivery service, when so delivered or tendered for delivery during customary business hours on a Business Day, or (iii) if so mailed, on the date of actual receipt as evidenced by the return receipt.

25.    GOVERNING LAW.

It is understood and agreed that all of the Loan Documents were negotiated, executed and delivered in the State of New York, which State the parties agree has a substantial relationship to the parties and to the underlying transactions embodied by the Loan Documents.

(a)    Borrower agrees to furnish to Agent at Agent’s office in New York, New York all further instruments, certifications and documents to be furnished hereunder.

(b)    This Agreement, except as otherwise provided in this Section 25 and each of the other Loan Documents shall in all respects be governed, construed, applied and enforced in accordance with the internal laws of the State of New York without regard to principles of conflicts of law.

(c)    Notwithstanding the foregoing choice of law:

(i)    the laws of the State of Maryland shall apply to the creation and perfection of any liens or security interests granted in any Loan Document with respect to the “Real Estate”, “Fixtures” and all other “Property” (as such terms are defined in the Deed of Trust) situated in the State of Maryland;

(ii)    the laws of the State of Maryland shall apply to the enforcement by Agent of its foreclosure and other remedies against Grantor under the Deed of Trust and under the other Loan Documents with respect to the Real Estate, Fixtures, or other Property situated in the State of Maryland, including, by way of illustration, but not in limitation, actions for foreclosure, for injunctive relief or for the appointment of a receiver shall be governed by the laws of the State of Maryland;

(iii)    the laws of the State of Maryland shall apply to the exercise of any rights of Agent hereunder with respect to the Real Estate and Fixtures, and with respect to the perfection of any liens or security interests granted under the Deed of Trust in any other Property situated in the State of Maryland; and

(iv)    provisions of Federal law and the law of the State of Maryland shall apply in defining the terms Hazardous Materials, Environmental Legal Requirements and Legal Requirements applicable to the Property as such terms are used in the Loan Agreement, the Indemnity Agreement and the other Loan Documents.

(d)    Nothing contained herein or any other provisions of the Loan Documents shall be construed to provide that the substantive laws of the State of Maryland shall apply to any parties, rights and obligations under any of the Loan Documents, which, except as expressly provided in clauses (c)(i), (ii), (iii) and (iv) of this Section 25, are and shall continue to be governed by the substantive law of State of New York, except as set forth in clauses (c)(i), (ii), (iii) and (iv) of this Section 25. In addition, the fact that portions of the Loan Documents may include provisions drafted to conform to the law of the State of Maryland is not intended, nor shall it be deemed, in any way, to derogate the parties’ choice of law as set forth or referred to in this Loan Agreement or in the other Loan Documents. The parties further agree that Lender may enforce its rights under the Loan Documents including, but not limited to, its rights to sue Borrower or to collect any outstanding indebtedness in accordance with applicable law.

26.    CONSENT TO JURISDICTION; WAIVERS.

BORROWER AND EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY (A) SUBMITS TO PERSONAL JURISDICTION IN THE STATE OF NEW YORK OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR

RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, AND (B) WAIVES ANY AND ALL PERSONAL RIGHTS UNDER THE LAWS OF ANY STATE (i) TO THE RIGHT, IF ANY, TO TRIAL BY JURY, AND (ii) TO OBJECT TO JURISDICTION WITHIN THE STATE OF NEW YORK OR VENUE IN ANY PARTICULAR FORUM WITHIN THE STATE OF NEW YORK. IN ADDITION, BORROWER WAIVES THE RIGHT, IF ANY, TO CLAIM OR RECOVER ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN ACTUAL DAMAGES. BORROWER AND EACH PARTY AGREES THAT, IN ADDITION TO ANY METHODS OF SERVICE OF PROCESS PROVIDED FOR UNDER APPLICABLE LAW, ALL SERVICE OF PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING MAY BE MADE BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED DIRECTED TO BORROWER AT THE ADDRESS SET FORTH IN SECTION 24 ABOVE, AND SERVICE SO MADE SHALL BE COMPLETE SEVEN (7) DAYS AFTER THE SAME SHALL BE SO MAILED. NOTHING CONTAINED HEREIN, HOWEVER, SHALL PREVENT AGENT FROM BRINGING ANY SUIT, ACTION OR PROCEEDING OR EXERCISING ANY RIGHTS AGAINST ANY COLLATERAL AND AGAINST BORROWER, AND AGAINST ANY PROPERTY OF BORROWER, IN ANY OTHER STATE. INITIATING SUCH SUIT, ACTION OR PROCEEDING OR TAKING SUCH ACTION IN ANY STATE SHALL IN NO EVENT CONSTITUTE A WAIVER OF THE AGREEMENT CONTAINED HEREIN THAT THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN THE RIGHTS AND OBLIGATIONS OF BORROWER, EACH PARTY, AGENT, AND THE LENDER HEREUNDER OR THE SUBMISSION HEREIN BY BORROWER AND EACH PARTY TO PERSONAL JURISDICTION WITHIN THE STATE OF NEW YORK.

27.    HEADINGS.

The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

28.    COUNTERPARTS.

This Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

29.    ENTIRE AGREEMENT, ETC.

The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in Section 30.

30.    CONSENTS, AMENDMENTS, WAIVERS, ETC.

Except as otherwise expressly set forth in Section 23.4(a) of this Agreement, any consent or approval required or permitted by this Agreement to be given by Agent may be given, and any term of this Agreement or of any other instrument related hereto or mentioned herein may be amended, and the performance or observance by Borrower of any terms of this Agreement or such other instrument or the continuance of any Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of Agent, Required Lenders or Lenders, as applicable. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No Advance made by Lenders hereunder during the continuance of any Default or Event of Default shall constitute a waiver thereof. No notice to or demand upon Borrower shall entitle Borrower to other or further notice or demand in similar or other circumstances.

31.    REPLACEMENT DOCUMENTS.

Upon receipt of an affidavit of an officer of a Lender as to the loss, theft, destruction or mutilation of the Note or any other security document(s) which is not of public record and, in the case of any such loss, theft, destruction or mutilation, upon surrender and cancellation of such Note or other document(s), Borrower will issue, in lieu thereof, a replacement Note or other document(s) in the same principal amount thereof and otherwise of like tenor.

32.    TAX SHELTER REGULATIONS.

Notwithstanding anything to the contrary set forth herein or in any other written or oral understanding or agreement to which the parties hereto are parties or by which they are bound, the parties hereto acknowledge and agree that (i) any obligations of confidentiality contained herein and therein do not apply and have not applied from the commencement of discussions between the parties to the tax treatment and tax structure of the transactions contemplated by the Loan Documents (and any related transactions or arrangements), and (ii) each party (and each of its employees, representatives, or other agents) may disclose to any and all Persons as required, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by the Loan Documents and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure, all within the meaning of Treasury Regulations Section 1.6011-4; provided, however, that each party recognizes that the privilege each has to maintain, in its sole discretion, with regard to the confidentiality of a communication relating to the transactions contemplated by the Loan Documents, including a confidential communication with its attorney or a confidential communication with a federally authorized tax practitioner under Section 7525 of the Internal Revenue Code, is not intended to be affected by the foregoing.

33.    TIME OF THE ESSENCE.

Time is of the essence with respect to each and every covenant, agreement and obligation of Borrower under this Agreement and the other Loan Documents.

34.    SEVERABILITY.

The provisions of this Agreement are severable, and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.

35.    CONFLICTING PROVISIONS.

In the event of a conflict between the provisions of this Agreement and any other Loan Document, unless such other Loan Document specifically states that its provisions shall control, the provisions of this Agreement shall control.

36.    AUTHORIZED REPRESENTATIVES.

Agent and each of Lenders is authorized to rely upon the continuing authority of the persons, officers, signatories or agents hereafter designated (“Authorized Representatives”) to bind Borrower with respect to all matters pertaining to the Loan and the Loan Documents including, but not limited to, the selection of interest rates. Such authorization may be changed only upon written notice to Agent accompanied by evidence, reasonably satisfactory to Agent, of the authority of the person giving such notice and such notice shall be effective not sooner than five (5) Business Days following receipt thereof by Agent. The present Authorized Representatives are listed on Exhibit J. Agent shall have a right of approval, not to be unreasonably withheld or delayed, over the identity of the Authorized Representatives so as to assure Agent and each of Lenders that each Authorized Representative is a responsible and senior official of Borrower.

37.    RELEASE OF CERTAIN COLLATERAL.

Provided that no Default or Event of Default then exists under this Agreement, at the request of Borrower, Agent shall release from the lien of the Deed of Trust a portion of the Land known as the “Reconveyance Parcel,” more particularly described in Exhibit O hereto, upon the following conditions:

(a)    Agent shall have received not less than twenty (20) days prior written notice of the proposed release;

(b)    Borrower shall promptly make such applications as may be necessary to the appropriate Government Authorities for the Reconveyance Parcel to constitute or become part of one or more tax lots separate and distinct from the tax lot or tax lots applicable to the portion of the Land remaining encumbered by the lien of the Deed of Trust;

(c)    Neither the release from the lien of the Deed of Trust nor the conveyance to the transferee of the Reconveyance Parcel will violate any applicable zoning or subdivision laws;

(d)    Agent shall have received such other documents, certificates, instruments or assurances as Agent may reasonably request; and

(e)    Within ten (10) days after such release Borrower shall deliver to Agent an updated Survey indicating, inter alia, the property line boundaries of the portion of the Land remaining encumbered by the lien of the Deed of Trust after release of the Reconveyance Parcel.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as a sealed instrument as of the date first set forth above.

BORROWER:
GGT OXFORD VENTURE MD, LLC, a Delaware limited liability company

By: /s/ Todd H. Jacobus
Name:	Todd H. Jacobus
Title:	Authorized Signatory

[Signature Page to Construction Agreement]

AGENT:

SANTANDER BANK, N.A.

By:	/s/ Michael J. Corbett
Name: Michael J. Corbett
Title: Senior Vice President

LENDER:

SANTANDER BANK, N.A.

By:	/s/ Michael J. Corbett
Name: Michael J. Corbett
Title: Senior Vice President

[Signature Page to Construction Agreement]

Exhibit A

Construction Schedule

[Omitted as not necessary to an understanding of the Agreement]

Exhibit B

Disbursement Schedule

[Omitted as not necessary to an understanding of the Agreement]

Exhibit C

Project Budget

[Omitted as not necessary to an understanding of the Agreement]

Exhibit D

BORROWER’S REQUISITION

[Omitted as not necessary to an understanding of the Agreement]

Schedule I

Direct Costs

On File with Agent

Schedule II

Indirect Costs

On file with Agent

Exhibit E

CONTRACTOR’S REQUISITION CERTIFICATE

[Omitted as not necessary to an understanding of the Agreement]

Exhibit F

Lenders’ Commitments

[Omitted as not necessary to an understanding of the Agreement]

Exhibit G

Form of Assignment and Acceptance

[Omitted as not necessary to an understanding of the Agreement]

Exhibit H

Form of Note

[Omitted as not necessary to an understanding of the Agreement]

Exhibit I

COMPLIANCE CERTIFICATE

[Omitted as not necessary to an understanding of the Agreement]

Exhibit J

Authorized Representatives

[Omitted as not necessary to an understanding of the Agreement]

Exhibit K

Property Agreements

[Omitted as not necessary to an understanding of the Agreement]

Exhibit L

Major Construction Contracts

[Omitted as not necessary to an understanding of the Agreement]

Exhibit M

Plans and Specifications

[Omitted as not necessary to an understanding of the Agreement]

Exhibit N

Form of Assignment of Management Agreement

[Omitted as not necessary to an understanding of the Agreement]

Exhibit O

Reconveyance Parcel

[Omitted as not necessary to an understanding of the Agreement]

Schedule 8.12

CertainTransactions

[Omitted as not necessary to an understanding of the Agreement]

Schedule 8.14

Partners, Beneficiaries, Etc.

[Omitted as not necessary to an understanding of the Agreement]

Schedule 8.20

Project Approvals

[Omitted as not necessary to an understanding of the Agreement]